This filing is made pursuant to Rule 424(b)(3)
under the Securities Act of 1933 in connection
with Registration No. 333-165892
PROSPECTUS
ViaSat, Inc.
Offer to exchange its 8.875% Senior Notes due 2016, which have been registered under the
Securities Act of 1933, for any and all of its outstanding 8.875% Senior Notes due 2016
The exchange offer and withdrawal rights will expire at 5:00 p.m.,
New York City time, on May 21, 2010, unless extended.

     We are offering to exchange up to $275,000,000 aggregate principal amount of our new 8.875% Senior Notes due 2016, which have been registered under the Securities Act of 1933, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 8.875% Senior Notes due 2016, referred to in this prospectus as the “old notes.” We issued the old notes on October 22, 2009 in a transaction not requiring registration under the Securities Act of 1933. We are offering you new notes, with terms substantially identical to those of the old notes, in exchange for old notes in order to satisfy our registration obligations from that previous transaction. The new notes and the old notes are collectively referred to in this prospectus as the “notes.”
     See “Risk Factors” starting on page 15 of this prospectus for a discussion of risks associated with investing in the new notes and with the exchange of old notes for the new notes offered hereby.
     We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in “The Exchange Offer — Procedures for Tendering.” If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.
     The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. See “Description of New Notes” for more details on the terms of the new notes. We will not receive any proceeds from the exchange offer.
     There is no established trading market for the new notes or the old notes. The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.” All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. We are not asking you for a proxy and you are requested not to send us a proxy.
The date of this prospectus is April 22, 2010

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the Securities Act). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding old notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after such expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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About this Prospectus
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the SEC). We may add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find Additional Information” and “Information Incorporated by Reference” before you make any investment decision.
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange old notes for new notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any actual exchange of old notes for new notes.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, as amended, or the exhibits and schedules filed therewith. For further information with respect to us and the new notes offered hereby, please see the registration statement, as amended, and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, as amended, and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection without charge at the SEC’s public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.
     The following documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this prospectus (except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K, which is not deemed to be filed and is not incorporated by reference herein):
•	our Annual Report on Form 10-K for the fiscal year ended April 3, 2009 filed with the SEC on May 28, 2009;

•	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended April 3, 2009 filed with the SEC on July 31, 2009;

•	our Quarterly Reports on Form 10-Q filed with the SEC on August 12, 2009, November 10, 2009 and February 10, 2010;

•	our Current Reports on Form 8-K filed with the SEC on July 2, 2009, October 2, 2009, October 5, 2009, October 9, 2009, October 13, 2009, October 20, 2009, October 22, 2009, December 18, 2009, March 17, 2010, March 22, 2010, March 23, 2010, March 24, 2010, March 29, 2010 and April 2, 2010; and

•	our Current Reports on Form 8-K/A filed with the SEC on January 7, 2010, January 27, 2010 and February 25, 2010.

     We are also incorporating by reference any future filings we make with the SEC after the date of this prospectus, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K, which is not deemed to be filed and is not incorporated by reference herein.
     Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a subsequent statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may obtain a copy of the documents we file with the SEC as described under “Where You Can Find Additional Information.” In addition, you may request a copy of these filings, at no cost, by writing or telephoning us at ViaSat, Inc., 6155 El Camino Real, Carlsbad, California 92009, telephone: (760) 476-2200, Attention: Investor Relations. You may also obtain copies of these filings, at no cost, by accessing our website at investors.viasat.com; however, the information found on or accessed through ViaSat’s website is not considered part of this prospectus and is not incorporated by reference herein.
     This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains and incorporates by reference forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things:
•	uncertainties associated with the performance of the WildBlue business and integration risks and costs;

•	our ability to have manufactured or successfully launch our new high-capacity Ka-band spot-beam satellite (ViaSat-1), or implement the related broadband satellite services on our anticipated timeline or at all;

•	continued turmoil in global financial markets and economies;

•	the availability and cost of credit;

•	reliance on U.S. government contracts and our reliance on a small number of contracts which account for a significant percentage of our revenues;

•	our ability to successfully develop, introduce and sell new technologies, products and enhancements;

•	reduced demand for products as a result of continued constraints on capital spending by customers;

•	changes in relationships with, or the financial condition of, key customers or suppliers;

•	reliance on a limited number of third parties to manufacture and supply our products;

•	increased competition and other factors affecting the communications industry generally;

•	the effect of adverse regulatory changes on our ability to sell products; and

•	our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness.
     We have described other risks concerning us under the caption entitled “Risk Factors.” We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in, or incorporated by reference into, this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

PROSPECTUS SUMMARY
     This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus and does not contain all of the information that you should consider before participating in the exchange offer. You should read the entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes and other information incorporated by reference herein, before deciding to participate in the exchange offer described in this prospectus. As used in this prospectus, the terms “ViaSat,” “we,” “our,” “ours” and “us” refer to ViaSat, Inc., a Delaware corporation, and its subsidiaries, unless the context suggests otherwise.
Our Company
     We are a leading provider of advanced satellite and wireless communications and secure networking systems, products and services. We have leveraged our success developing complex satellite communication systems and equipment for the U.S. government and select commercial customers to develop end-to-end satellite network solutions for a wide array of applications and customers. Our product and systems offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that our portfolio of products, combined with our ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides us with a strong foundation to sustain and enhance our leadership in advanced communications and networking technologies. Our customers, including the U.S. government, leading aerospace and defense prime contractors, network integrators and communications service providers, rely on our solutions to meet their complex communications and networking requirements. In addition, following our recent acquisition of WildBlue Holding, Inc. (WildBlue), we are a leading provider of satellite broadband internet services in the United States.
Our Markets
     We conduct our business through three segments: government systems, commercial networks and satellite services. These segments represented approximately 62%, 37% and 1%, respectively, of our consolidated fiscal year 2009 revenues. As of the third quarter of fiscal year 2010, our satellite services segment also includes our WildBlue business, and as a result, our segment revenue mix will change significantly in future quarters.
     Government systems. Our government systems segment develops and produces network-centric internet protocol (IP)-based secure government communications systems, products and solutions, which are designed to enable the collection and dissemination of secure real-time digital information between command centers, communications nodes and air defense systems. Customers of our government systems segment include tactical armed forces, public safety first-responders and remote government employees.
     Commercial networks. Our commercial networks segment develops and produces a variety of advanced end-to-end satellite communication systems and ground networking equipment and products that address five key market segments: consumer, enterprise, in-flight, maritime and ground mobile applications. These communication systems, networking equipment and products are generally developed through a combination of customer and discretionary internal research and development funding.
     Satellite services. Our satellite services segment complements our commercial networks segment by providing managed network services for the satellite communication systems of our consumer, enterprise and mobile broadband customers. In addition, our recently acquired WildBlue business provides wholesale and retail satellite-based broadband internet services in the United States via our WildBlue-1 satellite and leased capacity on Telesat Canada’s Anik F2 satellite. In 2008, we began construction of ViaSat-1, a high-capacity satellite serving parts of the United States and planned for launch in early 2011. Commencing in 2011, we expect this segment to also include broadband services utilizing ViaSat-1.

Our Strengths
     We believe the following strengths position our business to capitalize on the attractive growth opportunities presented in each of our segments:
•	Leading Satellite and Wireless Technology Platform. We believe our ability to design and deliver cost-effective satellite and wireless communications and networking solutions, covering both the supply of advanced communications systems, ground network equipment and end-user terminals, and the provision of managed network services, enables us to provide our government and commercial customers with a diverse portfolio of leading applications and solutions. Our product and systems offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that many of the market segments in which we compete have significant barriers to entry relating to the complexity of technology, the amount of required developmental funding and the importance of existing customer relationships. We believe our history of developing complex secure satellite and wireless networking and communications technologies demonstrates that we possess the expertise and credibility required to serve the evolving technology needs of our government and commercial customers. In addition, our acquisition of WildBlue provides us with significant expertise in network management and operational and business systems support for large-scale consumer deployments.

•	Blue-Chip Customer Base Supporting Substantial Backlog Growth. We generated 62% of our revenues from our government systems segment and 38% of our revenues from commercial networks and satellite services segments in fiscal 2009. Our customers include the U.S. Department of Defence (DoD), civil agencies, defense contractors, allied foreign governments, satellite network integrators, large communications service providers and enterprises requiring complex communications and networking solutions. The credit strength of our key customers, including the U.S. government and leading aerospace and defense prime contractors, supports our consistent financial performance. Despite the recent economic downturn, our funded backlog has demonstrated significant growth. From fiscal 2006 through fiscal 2009, the compound annual growth rate (CAGR) of our total funded backlog was 8%, with our government systems, commercial networks and satellite services segments’ funded backlog CAGRs at 16%, 1% and 1%, respectively. The growth in our funded backlog demonstrates the continued demand for our advanced satellite and wireless communications and networking solutions.

•	Strong Balance Sheet and Equity Capitalization. We are well-capitalized with shareholders’ equity as of January 1, 2010 of $643.9 million, or 61% of our total capitalization. In July 2009, we increased our existing revolving line of credit from $85.0 million to $170.0 million and extended the maturity until July 2012, in October 2009 we further increased the size of our existing revolving line of credit to $210.0 million, and in March 2010 we further increased the size of our existing revolving line of credit to $275.0 million. This increase in financial flexibility along with the significant cash flow generated from our operations provides us with the liquidity to finance our ongoing capital expenditures, as well as our investment in ViaSat-1, for at least the next twelve months.

•	Experienced Management Team. Our Chief Executive Officer, Mark D. Dankberg, and our Chief Technology Officers have been with the company since its inception in 1986. Mr. Dankberg is considered to be a leading expert in the field of wireless and satellite communications. In 2008, Mr. Dankberg received the prestigious AIAA Aerospace International Communication award, which recognized him for “shepherding ViaSat into a leading satellite communications company through outstanding leadership and technical expertise.”

•	Innovation of Next-Generation Satellite Technology. ViaSat-1, our high-capacity Ka-band spot-beam satellite planned for launch in early 2011, is currently under construction. At the time of launch, we believe ViaSat-1 will be the highest capacity, most cost-efficient satellite in the world. With the market demonstrating increasing demand for satellite broadband services, ViaSat-1 and our associated next-generation ground segment technology are designed to significantly expand the quality, capability and availability of high-speed broadband satellite services for consumers and enterprises. In addition, we expect that our recently acquired WildBlue business will facilitate our deployment of broadband services in the United States using ViaSat-1, as well as provide a platform for the provision of network management services to international providers of satellite broadband services.

•	Innovative Product Development and Cost-Efficient Business Model. Maintaining technological competencies and innovative new product development has been one of our hallmarks and continues to be critical to our success. Our research and development efforts are supported by an employee base of over 1,000 engineers and a culture that deeply values innovation. We balance an emphasis on new product development with efficient management of our capital. For example, the majority of our research and development efforts with respect to the development of new products or applications are funded by customers. In addition, we drive capital efficiencies by outsourcing a significant portion of our manufacturing to subcontractors with whom we collaborate to ensure quality control and superior finished products.

Our Strategy
     Our objective is to leverage our advanced technology and capabilities to (1) increase our role as the U.S. government increases its emphasis on IP-based, highly secure, highly mobile, network-centric warfare, (2) develop high-performance, feature-rich, low-cost technology to grow the size of the consumer satellite broadband, commercial enterprise and networking markets, while also capturing a significant share of these growing markets, and (3) maintain a leadership position, while reducing costs and increasing profitability, in our satellite and wireless communications markets. The principal elements of our strategy include:
•	Address Increasingly Larger Markets. We have focused on addressing larger markets since our inception. As we have grown our revenues, we are able to target larger opportunities and markets more credibly and more successfully. We consider several factors in selecting new market opportunities, including whether (1) there are meaningful entry barriers for new competitors (for example, specialized technologies or relationships), (2) the new market is the right size and consistent with our growth objectives, and (3) the customers in the market value our technology competence and focus, which makes us an attractive partner.

•	Evolve into Adjacent Technologies and Markets. We anticipate continued organic growth into adjacent technologies and markets. We seek to increase our share in the market segments we address by selling existing or customized versions of technologies we developed for one customer base to a different market—for instance, to different segments of the government market or between government and commercial markets. In addition, we seek to expand the breadth of technologies and products we offer by selling new, but related, technologies and products to existing customers.

•	Enhance International Growth. International revenues represented approximately 16% of our fiscal year 2009 revenue. We believe growth in international markets represents an attractive opportunity, as we believe our comprehensive offering of satellite communications products, systems and services will be attractive to government and commercial customers on an international basis. In addition, we expect that our WildBlue business will provide a platform for the provision of network management and back-office services to international providers of satellite broadband services, capitalizing on both the strength of WildBlue’s reputation in the satellite industry globally and WildBlue’s operational expertise with respect to the commercial provision of satellite broadband services.

•	Pursue Growth Through Strategic Alliances and Relationships. We have regularly entered into teaming arrangements with other government contractors to more effectively capture complex government programs, and we expect to continue to actively seek strategic relationships and ventures with companies whose financial, marketing, operational or technological resources can accelerate the introduction of new technologies and the penetration of new markets. We have also engaged in strategic relationships with companies that have innovative technologies and products, highly skilled personnel, market presence, or customer relationships and distribution channels that complement our strategy. We may continue to evaluate acquisitions of, or investments in, complementary companies, businesses, products or technologies to supplement our internal growth.
     Our financial performance benefits from the stability of long-term contracts and the high visibility afforded through our funded backlog, which as of January 1, 2010 was $461.6 million. In addition, we possess sufficient scale to compete for major government and commercial contracts and benefit from R&D expenditures which are predominantly funded by our customers. We generated revenues of $628.2 million and net income (before adjustment for non-controlling interests) of $38.4 million in fiscal year 2009.
Recent Developments
WildBlue Acquisition
     On December 15, 2009, we consummated our acquisition of WildBlue, a leading Ka-band satellite broadband internet service provider. In connection with the acquisition, we paid approximately $442.7 million in cash and issued approximately 4.29 million shares of ViaSat common stock to WildBlue equity and debt holders (the WildBlue Investors). ViaSat retained approximately $64.7 million of WildBlue’s cash on hand. To finance in part the cash payment made to the WildBlue Investors, in October 2009 we issued $275.0 million in aggregate principal amount of 8.875% Senior Notes due 2016 and, in December 2009, we borrowed $140.0 million under our revolving credit facility (the Credit Facility).
Amendments to Credit Facility
     On March 15, 2010, we amended the Credit Facility to, among other things, (1) increase the aggregate amount of letters of credit that may be issued from $25.0 million to $35.0 million, (2) permit us to request an increase in the revolving loan commitment under the Credit Facility of up to $90.0 million, (3) increase the basket for permitted indebtedness for capital lease obligations from $10.0 million to $50.0 million, (4) increase the maximum permitted leverage ratio and senior secured leverage ratio, (5) decrease the minimum permitted interest coverage ratio, and (6) increase certain baskets under the Credit Facility for permitted investments and capital expenditures. On March 23, 2010, we increased the amount of our revolving line of credit under the Credit Facility from $210.0 million to $275.0 million.
Public Offering of Common Stock
     On March 31, 2010, we and certain WildBlue Investors completed the sale of an aggregate of 6,900,000 shares of ViaSat common stock in an underwritten public offering, 3,173,962 of which were sold by us and 3,726,038 of which were sold by such WildBlue Investors. Our net proceeds from the offering were approximately $100.5 million. The shares sold by such WildBlue Investors in the offering constituted shares of our common stock issued to such WildBlue Investors in connection with our acquisition of WildBlue. We expect to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, financing costs related to the purchase, launch and operation of ViaSat-1 or any future satellite, or other potential acquisitions. On April 1, 2010 we used $80.0 million of the net proceeds to repay outstanding borrowings under the Credit Facility.
Corporate Information
     We were incorporated in California in 1986 and reincorporated in Delaware in 1996. Our principal executive offices are located at 6155 El Camino Real, Carlsbad, California 92009, and our telephone number is (760) 476-2200.

Organizational Structure
(1)	The following existing subsidiaries of ViaSat are guarantors of the notes: ViaSat Credit Corp., ViaSat Satellite Ventures, LLC, VSV I Holdings, LLC, VSV II Holdings, LLC, ViaSat Satellite Ventures U.S. I, LLC, ViaSat Satellite Ventures U.S. II, LLC, WildBlue Holding, Inc., WildBlue Communications, Inc. and WB Holdings 1 LLC. Each of these subsidiaries is a guarantor under the Credit Facility.

(2)	The non-guarantor subsidiaries collectively represented 2% of ViaSat’s total tangible assets (excluding intercompany assets) as of January 1, 2010, and 2% of ViaSat’s total consolidated revenues for the nine months ended January 1, 2010. As of January 1, 2010, our non-guarantor subsidiaries had no principal amount of indebtedness for borrowed money (excluding intercompany liabilities). ViaSat-1 Holdings, LLC, an indirect subsidiary of the company to which we may assign and transfer our contract for the construction and purchase of ViaSat-1, is not a guarantor under the Credit Facility and will not become a guarantor of the notes.

The Exchange Offer
          On October 22, 2009, we completed the private offering of $275.0 million aggregate principal amount of 8.875% Senior Notes due 2016. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old Notes	8.875% Senior Notes due 2016.

New Notes	Notes of the same series, the issuance of which has been registered under the Securities Act. The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Terms of the Offer	We are offering to exchange a like amount of new notes for our old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $275.0 million aggregate principal amount of 8.875% Senior Notes due 2016 outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on May 21, 2010, unless extended.

Procedures for Tendering	To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Letters of transmittal and certificates representing old notes should not be sent to us. Such documents should only be sent to the exchange agent. Questions regarding how to tender old notes and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Acceptance of Old Notes for Exchange; Issuance of New Notes	Subject to the conditions stated in “The Exchange Offer — Conditions to the Exchange Offer,” we will accept for exchange any and all old notes which are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration time.

Interest Payments on the New Notes	The new notes will bear interest from the date interest was most recently paid. If your old notes are accepted for exchange, then you will receive interest on the new notes (including any accrued but unpaid additional interest on the old notes) and not on the old notes.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the expiration time.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information.

Resales of New Notes	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
•	you are acquiring the new notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;

•	you are not an “affiliate” of ours; and

•	you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. See “The Exchange Offer — Resales of New Notes.”

Exchange Agent	Wilmington Trust FSB is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer — Fees and Expenses.”
Certain U.S. Federal Income Tax Considerations
          The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” on page 155.

The New Notes

Issuer	ViaSat, Inc.

Securities	Up to $275.0 million aggregate principal amount of 8.875% Senior Notes due 2016. The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Maturity	September 15, 2016.

Interest Payment Dates	Semi-annually in cash in arrears on March 15 and September 15.

Optional Redemption	The new notes will be redeemable at our option, in whole or in part, at any time on or after September 15, 2012, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to September 15, 2012, we may redeem up to 35% of the aggregate original principal amount of the new notes with the proceeds of one or more equity offerings of our common shares at a redemption price of 108.875% of the principal amount of the new notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to September 15, 2012, we may also redeem some or all of the new notes at a price equal to 100% of the principal amount of the new notes plus accrued and unpaid interest plus a “make-whole” premium.

Mandatory Offers to Purchase	The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your new notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the new notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay certain indebtedness (with a corresponding permanent reduction in commitment, if applicable) or to invest in capital assets related to our business or capital stock of a restricted subsidiary (as defined under the heading “Description of New Notes”).

Guarantees	On the issue date, the new notes will be guaranteed on a senior unsecured basis by all of our restricted subsidiaries that guarantee our indebtedness under our Credit Facility. All future domestic restricted subsidiaries that guarantee our indebtedness under our Credit Facility will also guarantee the new notes. The guarantees will be released when the guarantees of our indebtedness under our Credit Facility are released and in certain other circumstances as described in “Description of New Notes—Subsidiary Guarantees.”

The guarantees will be unsecured senior indebtedness of our guarantors and will have the same ranking with respect to indebtedness of our guarantors as the new notes will have with respect to our indebtedness.

Our non-guarantor subsidiaries collectively represented approximately 2% of our total tangible assets (excluding intercompany assets) as of January 1, 2010, and approximately 2% of our total consolidated revenues for the nine months ended January 1, 2010. As of January 1, 2010, our non-guarantor subsidiaries had no principal amount of indebtedness for borrowed money (excluding intercompany liabilities).

ViaSat-1 Holdings, LLC, an indirect subsidiary of the company to which we may assign and transfer our contract for the construction and purchase of ViaSat-1, is not a guarantor under the Credit Facility and is not a guarantor of the notes.

Ranking	The new notes will:
•	be our general unsecured senior obligations;

•	rank equally in right of payment with all of our existing and future unsecured unsubordinated debt;

•	be effectively junior in right of payment to our secured debt, including under the Credit Facility, to the extent of the value of the assets securing such debt;

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes; and

•	be senior in right of payment to all of our existing and future subordinated debt.

Covenants	We will issue the new notes under our indenture with Wilmington Trust FSB, as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:
•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	pay dividends, make distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt that is junior in right of payment to the notes;

•	make loans and investments;

•	grant or incur liens;

•	engage in sale/leaseback transactions;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into transactions with affiliates;

•	reduce our satellite insurance; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

These covenants are subject to a number of important exceptions and qualifications. In addition, for as long as the notes have an investment grade rating from both Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc., we will not be subject to certain of the covenants listed above. For more details, see “Description of New Notes.”

Absence of Public Market	The new notes are a new issue of securities and there is currently no established trading market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes. The initial purchasers have advised us that they currently intend to make a market in the new notes. However, they are not obligated to do so, and any market making with respect to the new notes may be discontinued without notice.

Use of Proceeds	We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

Summary Historical and Pro Forma Financial Data
          The following tables set forth our summary historical consolidated financial data as of March 30, 2007, March 28, 2008 and April 3, 2009, for the fiscal years ended March 30, 2007, March 28, 2008 and April 3, 2009, for the twelve months ended January 1, 2010, as of January 1, 2010 and for the nine months ended January 2, 2009 and January 1, 2010, as well as our pro forma combined financial data for the fiscal year ended April 3, 2009 and for the nine months ended January 1, 2010. The summary information for the twelve months ended January 1, 2010 has been derived by adding the consolidated financial data for the fiscal year ended April 3, 2009 and the nine months ended January 1, 2010 and subtracting the consolidated financial data for the nine months ended January 2, 2009. The summary consolidated financial data as of March 30, 2007, March 28, 2008 and April 3, 2009 and for the fiscal years ended March 30, 2007, March 28, 2008 and April 3, 2009 have been derived from and should be read together with our audited consolidated financial statements and the related notes incorporated by reference in this prospectus. The summary consolidated financial data for the nine months ended January 2, 2009 and January 1, 2010 and as of January 1, 2010 have been derived from and should be read together with our unaudited condensed consolidated financial statements and the related notes incorporated by reference in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented.
          The unaudited pro forma condensed combined statement of operations for the fiscal year ended April 3, 2009 and the nine months ended January 1, 2010 give effect to the WildBlue acquisition and the issuance of the old notes as if they had occurred on March 29, 2008. The unaudited pro forma condensed combined financial statements are derived from ViaSat’s audited consolidated statement of operations for the fiscal year ended April 3, 2009 and unaudited condensed consolidated statement of operations for the nine months ended January 1, 2010, and WildBlue’s audited consolidated statement of operations for the year ended December 31, 2008 and unaudited consolidated statement of operations for the nine months ended September 30, 2009. Accordingly, the unaudited pro forma condensed combined financial information should not be considered illustrative of what our results of operations would have been had the WildBlue acquisition and the issuance of the old notes been completed on the dates indicated and does not purport to project our future results of operations. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information.
          The results presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read the following tables together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our historical consolidated financial statements and the related notes incorporated by reference herein.

								Pro forma
				Twelve			Pro forma	for nine
				months			for fiscal	months
	Fiscal year ended			ended	Nine months ended		year ended	ended
(in thousands, except	March 30,	March 28,	April 3,	January 1,	January 2,	January 1,	April 3,	January 1,
per share data)	2007	2008	2009	2010	2009	2010	2009	2010
Consolidated statement of operations data:				(unaudited)
Revenues	$516,566	$574,650	$628,179	$641,014	$462,603	$475,438	$776,459	$600,618
Operating Expenses:
Cost of revenues	380,092	413,520	446,824	451,414	329,100	333,690	567,689	408,173
Selling, general and administrative	69,896	76,365	98,624	115,897	72,986	90,259	137,567	117,038
Independent research and development	21,631	32,273	29,622	27,700	23,481	21,559	29,789	21,578
Amortization of acquired intangible assets	9,502	9,562	8,822	6,573	7,017	4,768	21,774	13,893
Loss on extinguishment of debt	—	—	—	—	—	—	15,639	—

Income from operations	35,445	42,930	44,287	39,430	30,019	25,162	4,001	39,936
Other income (expense):
Interest income	2,189	5,712	1,463	653	1,390	580	1,024	594
Interest expense	(448)	(557)	(509)	(2,723)	(316)	(2,530)	(27,400)	(10,067)
Other income (expense)	—	—	—	—	—	—	(2,141)	(1,651)

Income (loss) before income taxes	37,186	48,085	45,241	37,360	31,093	23,212	(24,516)	28,812
Provision (benefit) for income taxes(1)	6,755	13,521	6,794	4,737	4,822	2,765	(19,787)	4,473

Net income (loss)	30,431	34,564	38,447	32,623	26,271	20,447	(4,729)	24,339
Less: Net income (loss) attributable to the noncontrolling interest, net of tax	265	1,051	116	(183)	56	(243)	116	(243)

Net income (loss) attributable to ViaSat, Inc.	$30,166	$33,513	$38,331	$32,806	$26,215	$20,690	$(4,845)	$24,582

Basic net income (loss) per share attributable to ViaSat, Inc. common stockholders(2)	$1.06	$1.11	$1.25	$1.04	$.85	$.65	$(.14)	$.68
Diluted net income (loss) per share attributable to ViaSat, Inc. common stockholders	$.98	$1.04	$1.20	$.99	$.82	$.62	$(.14)	$.65
Shares used in computing basic net income (loss) per share	28,589	30,232	30,772	31,668	30,699	31,863	35,058	36,149
Shares used in computing diluted net income (loss) per share(3)	30,893	32,224	31,884	33,232	31,826	33,591	35,058	37,877

	Fiscal year ended			Nine months ended
	March 30,	March 28,	April 3,	January 2,	January 1,
(in thousands)	2007	2008	2009	2009	2010
				(unaudited)
Consolidated cash flows and other financial data:
Net cash provided by operating activities	$66,741	$48,303	$61,942	$31,452	$57,863
Net cash used in investing activities	(23,022)	(35,173)	(126,147)	(93,862)	(468,270)
Net cash provided by financing activities	22,519	8,331	3,201	1,644	413,555

	As of
	April 3,	January 1,
(in thousands)	2009	2010
		(unaudited)
Consolidated balance sheet data:
Cash and cash equivalents	$63,491	$67,116
Restricted cash	—	2,148
Accounts receivable, net	164,106	185,601
Inventories	65,562	80,173
Property, equipment and satellites, net	170,225	612,331
Total assets	622,942	1,254,031
Line of credit	—	140,000
Long-term debt, net	—	271,677
Total liabilities	160,152	610,171
Total ViaSat, Inc. stockholders’ equity	458,748	640,061

	As of
	March 30,	March 28,	April 3,	January 1,
(unaudited and in millions)	2007	2008	2009	2010
Backlog:(4)
Firm backlog
Government systems segment	$220.0	$206.8	$225.6	$207.5
Commercial networks segment	152.8	154.5	238.7	242.4
Satellite services segment	15.9	13.1	10.3	28.8

Total	$388.7	$374.4	$474.6	$478.7

Funded backlog
Government systems segment	$193.2	$186.1	$209.1	$190.4
Commercial networks segment	152.8	154.5	187.1	242.4
Satellite services segment	15.9	13.1	10.3	28.8

Total	$361.9	$353.7	$406.5	$461.6

Contract options	$39.3	$39.3	$25.6	$28.1

								Pro forma
				Twelve			Pro forma	for nine
				months	Nine months		for fiscal	months
	Fiscal year ended			ended	ended		year ended	ended
	March 30,	March 28,	April 3,	January 1,	January 2,	January 1,	April 3,	January 1,
(unaudited and in thousands)	2007	2008	2009	2010	2009	2010	2009	2010
Other financial data:
Depreciation and amortization	$26,855	$28,041	$28,610	$28,975	$21,887	$22,252	$88,217	$70,531
Capital expenditures	15,452	22,765	117,194	111,911	90,712	85,429	139,346	119,691
EBITDA(5)	62,035	69,920	72,781	68,588	51,850	47,657	89,961	109,059
Adjusted EBITDA(5)	67,022	77,043	82,618	89,018	59,431	65,831	96,167	120,112
Ratio of earnings to fixed charges(6)	34.44	35.26	30.90	4.65	31.13	3.19	.11	1.54
Total debt	—	—	—	415,000	—	415,000	415,000	415,000
Ratio of total debt to twelve-month adjusted EBITDA	N/A	N/A	N/A	4.66x	N/A	N/A	4.32x	N/A

(1)	Our effective tax rate for each period reflects, among other factors, the status of the federal research and development tax credit. The expiration and subsequent reinstatement (including the terms of the reinstatement) of, and the amount of eligible research and development expenses permitted by, such tax credits in different periods impacts our effective tax rate for the periods presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)	To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP net income attributable to ViaSat, Inc., a measure we believe is appropriate to enhance an overall understanding of our past financial performance and prospects for the future. Non-GAAP net income attributable to ViaSat, Inc. excludes the effects of acquisition charges (amortization of acquired intangible assets and acquisition-related expenses) and non-cash stock-based compensation expenses, net of tax. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

							Pro forma
						Pro forma	for nine
						for fiscal	months
	Fiscal year ended			Nine months ended		year ended	ended
(unaudited and in thousands,	March 30,	March 28,	April 3,	January 2,	January 1,	April 3,	January 1,
except per share data)	2007	2008	2009	2009	2010	2009	2010
Non-GAAP net income attributable to ViaSat, Inc.:
GAAP net income (loss) attributable to ViaSat, Inc.	$30,166	$33,513	$38,331	$26,215	$20,690	$(4,845)	$24,582

Add/subtract:
Amortization of acquired intangible assets	9,502	9,562	8,822	7,017	4,768	21,774	13,893
Acquisition-related expenses	—	—	—	—	9,762	—	—
Stock-based compensation expense	4,987	7,123	9,837	7,581	8,412	6,206	11,053
Income tax effect	(5,564)	(6,382)	(7,047)	(5,509)	(6,170)	(10,775)	(9,567)

Non-GAAP net income attributable to ViaSat, Inc.	$39,091	$43,816	$49,943	$35,304	$37,462	$12,360	$39,961

Non-GAAP basic net income per share attributable to ViaSat, Inc. common stockholders	$1.37	$1.45	$1.62	$1.15	$1.18	$.35	$1.11
Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders	$1.27	$1.36	$1.57	$1.11	$1.12	$.34	$1.06
Shares used in computing basic net income per share	28,589	30,232	30,772	30,699	31,863	35,058	36,149
Shares used in computing diluted net income per share	30,893	32,224	31,884	31,826	33,591	36,170	37,877

(3)	As the pro forma financial information for the fiscal year ended April 3, 2009 results in a net loss, the weighted-average number of shares used for basic and diluted earnings per share is the same, as diluted shares would be anti-dilutive.

(4)	Firm backlog comprises only those orders for which we have accepted purchase orders (both funded and unfunded), and does not include contract options. Funded backlog represents the sum of contract amounts for which funds have been specifically obligated by customers to contracts. Unfunded backlog represents future amounts that customers may obligate over the specified contract performance periods.

Backlog is not necessarily indicative of future sales. A majority of our contracts, including with respect to funded backlog, can be terminated at the convenience of the customer. Orders are often made substantially in advance of delivery, and our contracts typically provide that orders may be terminated with limited or no penalties. In addition, purchase orders may present product specifications that would require us to complete additional product development. A failure to develop products meeting such specifications could lead to a termination of the related contract. Our customers allocate funds for expenditures on long-term contracts on a periodic basis. Our ability to realize revenues from contracts in backlog is dependent upon adequate funding for such contracts. Although we do not control the funding of our contracts, our experience indicates that actual contract fundings have ultimately been approximately equal to the aggregate amounts of the contracts.

(5)	EBITDA represents net income (loss) attributable to ViaSat, Inc. before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the effects of non-cash stock-based compensation expense and acquisition-related expenses. We believe that the presentation of EBITDA and adjusted EBITDA included in this prospectus provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Further, we believe EBITDA and adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. EBITDA and adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity. In addition, other companies may define EBITDA and adjusted EBITDA differently and, as a result, our measures of EBITDA and adjusted EBITDA may not directly comparable to EBITDA or adjusted EBITDA of other companies. Furthermore, EBITDA and adjusted EBITDA each has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	EBITDA and adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments,

•	EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs,

•	EBITDA and adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt,

•	EBITDA and adjusted EBITDA do not reflect our provision for income taxes, which may vary significantly from period to period (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements.
Because of these limitations, EBITDA and adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA or adjusted EBITDA.
The following table reconciles EBITDA and adjusted EBITDA to net income attributable to ViaSat, Inc., which we consider to be the most directly comparable GAAP financial measure to EBITDA and adjusted EBITDA:

								Pro forma
				Twelve			Pro forma	for nine
				months	Nine months		for fiscal	months
	Fiscal year ended			ended	ended		year ended	ended
	March 30,	March 28,	April 3,	January 1,	January 2,	January 1,	April 3,	January 1,
(unaudited and in thousands)	2007	2008	2009	2010	2009	2010	2009	2010
Reconciliation:
Net income (loss) attributable to ViaSat, Inc.	$30,166	$33,513	$38,331	$32,806	$26,215	$20,690	$(4,845)	$24,582
Add:
Provision (benefit) for income taxes	6,755	13,521	6,794	4,737	4,822	2,765	(19,787)	4,473
Interest expense, net	(1,741)	(5,155)	(954)	2,070	(1,074)	1,950	26,376	9,473
Depreciation and amortization	26,855	28,041	28,610	28,975	21,887	22,252	88,217	70,531

EBITDA	62,035	69,920	72,781	68,588	51,850	47,657	89,961	109,059

Add:
Non-cash stock-based compensation expense	4,987	7,123	9,837	10,668	7,581	8,412	6,206	11,053
Acquisition-related expenses	—	—	—	9,762	—	9,762	—	—

Adjusted EBITDA	67,022	77,043	82,618	89,018	59,431	65,831	96,167	120,112

(6)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) attributable to ViaSat, Inc. before provision for income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, whether expensed or capitalized, amortized discounts related to indebtedness and rental expense. Rental expense amounts relate to the interest factor inherent in our operating leases. The portion of total rental expense that represents the interest factor is estimated to be 8%.
Risk Factors
          You should carefully consider, along with the other information contained or incorporated by reference in this prospectus, the specific factors set forth under “Risk Factors” before you decide to tender your old notes pursuant to the exchange offer.

RISK FACTORS
          An investment in the new notes involves a high degree of risk. You should carefully consider the risks described below, which include risk factors applicable to the exchange offer as well as risks related to the new notes and to our business generally, and the risk factors and other information contained in or incorporated by reference into this prospectus, before making an investment decision. The risks described below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also materially and adversely affect our business operations. If any of the events described in the risk factors below occur, our business, financial condition and results of operations could be materially adversely affected, which in turn could adversely affect our ability to pay interest and/or principal on the notes.
Risks Related to the Exchange Offer
You May Have Difficulty Selling the Old Notes You Do Not Exchange
          If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.
Broker-Dealers May Need To Comply With the Registration and Prospectus Delivery Requirements of the Securities Act
          Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker- dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.
You May Not Receive New Notes in the Exchange Offer if the Exchange Offer Procedure Is Not Followed
          We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender your old notes on your behalf.
Risks Related to the New Notes
Our Level of Indebtedness May Adversely Affect Our Ability to Operate Our Business, Remain in Compliance with Debt Covenants, React to Changes in Our Business or the Industry in which we Operate, or Prevent Us from Making Payments on Our Indebtedness
          As of January 1, 2010, our total indebtedness was $428.0 million, which included $140.0 million in principal amount of outstanding borrowings under our Credit Facility, $13.0 million outstanding under standby letters of credit (of which $12.2 million were issued under our Credit Facility) and $275.0 million in principal amount outstanding of the old notes. As of January 1, 2010, $153.0 million of our total indebtedness was secured indebtedness. On March 23, 2010, we increased the amount of our revolving line of credit under the Credit Facility from $210.0 million to $275.0 million.

     This level of indebtedness could have important consequences for you. For example, it could:
•	make it more difficult for us to satisfy our debt obligations, including with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional debt or equity financing in the future for working capital, capital expenditures, product development, satellite construction, acquisitions or general corporate or other purposes;

•	require us to dedicate a material portion of our cash flows from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of our cash flows to fund working capital needs, capital expenditures, product development, satellite construction, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less indebtedness; and

•	limit our ability to adjust to changing market conditions.
     Any of these risks could materially impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.
Despite Our Level of Indebtedness, We May Incur Additional Indebtedness, which Could Further Increase the Risks Associated with Our Leverage
          We may incur additional indebtedness in the future, which may include financing relating to ViaSat-1, future satellites, other potential acquisitions, working capital, capital expenditures or general corporate purposes. The terms of the indenture governing the notes permit us, subject to specified limitations, to incur additional indebtedness, including secured indebtedness. In March 2010, we filed a universal shelf registration statement with the SEC for the future sale of an unlimited amount of debt securities, common stock, preferred stock, depositary shares, warrants, and rights. The securities may be offered from time to time, separately or together, directly by us, by selling security holders, or through underwriters, dealers or agents at amounts, prices, interest rates and other terms to be determined at the time of the offering. If new indebtedness is added to our current level of indebtedness, the related risks that we now face could intensify.
We May Not Be Able to Generate Sufficient Cash to Service All of Our Indebtedness and Fund Our Working Capital and Capital Expenditures, and May Be Forced to Take Other Actions to Satisfy Our Obligations under Our Indebtedness, which May Not Be Successful
          Our ability to make scheduled payments on our indebtedness will depend upon our future operating performance and on our ability to generate cash flow in the future, which is subject to general economic, financial, business, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings, including borrowings under our Credit Facility, will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investment and capital expenditures or to dispose of material assets or operations, seek additional equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. Our Credit Facility and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. If we cannot make scheduled payments on our debt, we will be in default and, as a result, the lenders under our Credit Facility and the holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under our Credit Facility could terminate their commitments to loan money and foreclose against the assets securing the borrowings under our Credit Facility, and we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

We May Be Unable to Refinance Our Indebtedness
          We may need to refinance all or a portion of our indebtedness before maturity, including indebtedness under the indenture governing the notes and any indebtedness under our Credit Facility. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.
Covenants in Our Debt Agreements Restrict Our Business and Could Limit Our Ability to Implement Our Business Plan
          Our Credit Facility and the indenture governing the notes contain covenants that may restrict our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, and engage in opportunistic transactions, such as strategic acquisitions. In addition, if we fail to satisfy the covenants contained in our Credit Facility, our ability to borrow under our Credit Facility may be restricted. Our Credit Facility and the indenture governing the notes include covenants restricting, among other things, our ability to do the following:
•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	grant or incur liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	make loans and investments;

•	pay dividends, make distributions or redeem or repurchase capital stock;

•	enter into transactions with affiliates;

•	reduce our satellite insurance; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.
          The covenants in our Credit Facility are generally more restrictive than those in the indenture governing the notes. In addition, our Credit Facility requires us to comply with certain financial covenants, including a maximum senior secured leverage ratio, a maximum leverage ratio and minimum interest coverage ratio.
          If we default under our Credit Facility or the indenture governing the notes because of a covenant breach or otherwise, all outstanding amounts thereunder could become immediately due and payable. In the past we have violated our Credit Facility covenants and received waivers for these violations. We cannot assure you that we will be able to comply with our financial or other covenants under our Credit Facility or the indenture governing the notes or that any covenant violations will be waived in the future. Any violation that is not waived could result in an event of default, permitting our lenders to declare outstanding indebtedness and interest thereon due and payable, and permitting the lenders under our Credit Facility to suspend commitments to make any advance or to require any outstanding letters of credit to be collateralized by an interest bearing cash account, any or all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, if we fail to comply with our financial or other covenants under our Credit Facility or the indenture governing the notes, we may need additional financing in order to service or extinguish our indebtedness. We may not be able to obtain financing or refinancing on terms acceptable to us, if at all. We cannot assure you that we would have sufficient funds to repay all the outstanding amounts under our Credit Facility or the indenture governing the notes, and any acceleration of amounts due would have a material adverse effect on our liquidity and financial condition. See “Description of Other Indebtedness.”

Your Right to Receive Payments on the Notes and the Guarantees is Effectively Subordinated to ViaSat’s and the Guarantors’ Secured Indebtedness.
          The notes and the guarantees are effectively subordinated to the existing and future secured indebtedness of ViaSat and that of the subsidiary guarantors to the extent of the value of the assets securing such indebtedness. In particular, the notes and the guarantees will be effectively subordinated to the indebtedness under our Credit Facility, which is secured by first-priority liens on substantially all of the assets of ViaSat and the assets of the subsidiary guarantors. As of January 1, 2010, our total outstanding indebtedness was $428.0 million, of which $153.0 million consisted of secured indebtedness. As of January 1, 2010, we had $13.0 million outstanding under standby letters of credit. See “Description of Other Indebtedness.” We and our subsidiaries may incur additional secured indebtedness in the future, which may include financing relating to ViaSat-1, potential acquisitions, working capital or capital expenditures.
          If ViaSat or a subsidiary guarantor become insolvent or are liquidated, the lenders under ViaSat’s or the subsidiary guarantors’ secured indebtedness will have claims on the assets securing their indebtedness and will have priority over any claim for payment under the notes or the guarantees to the extent of such security. If the lenders under our Credit Facility accelerated the payment of any funds borrowed thereunder and we were unable to repay such indebtedness, the lenders could foreclose on substantially all of our assets and the assets of our guarantors securing such collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors and, it is possible that there would be no assets remaining after satisfaction of the claims of such secured creditors from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully.
The Notes Will Be Structurally Subordinated to All Indebtedness of Our Existing or Future Subsidiaries That do Not Become Guarantors of the Notes.
          You will not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the notes or against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries. The non-guarantor subsidiaries of ViaSat collectively represented 2% of total tangible assets (excluding intercompany assets) as of January 1, 2010, and 2% of total consolidated revenues for the nine months ended January 1, 2010. As of January 1, 2010, our non-guarantor subsidiaries had no principal amount of indebtedness for borrowed money (excluding intercompany liabilities).
          In addition, ViaSat-1 Holdings, LLC, an indirect subsidiary of the company to which we may assign and transfer our contract for the construction and purchase of ViaSat-1, is not a guarantor under the Credit Facility and is not a guarantor of the notes.
          In addition, the indenture governing the notes permits, subject to some limitations, these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We May Not Have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer Required by the Indenture.
          If we experience certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. Certain change of control events would also constitute an event of default under our Credit Facility. Therefore, upon the occurrence of a change of control, the lenders under our Credit Facility may have the right, among other things, to terminate their lending commitments or to cause all outstanding debt obligations under our Credit Facility to become due and payable and proceed against the assets securing such debt, any of which would prevent us from borrowing under the Credit Facility to finance a repurchase of the notes. We cannot assure you that we will have available funds sufficient to repurchase the notes and satisfy other payment obligations that could be triggered upon the change of control. If we do not have sufficient financial resources to effect a change of control offer, we would be required to seek additional financing from outside sources to repurchase the notes. We cannot assure you that financing would be available to us on satisfactory terms, or at all. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the notes. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control.”
          The definition of change of control in the indenture governing the notes includes a phrase relating to the sale, assignment, conveyance, transfer or other disposition of “all or substantially all” of our and our restricted subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, assignment, conveyance, transfer or other disposition of less than all of our and our restricted subsidiaries’ assets taken as a whole to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of directors on the board of ViaSat may be uncertain.
Federal and State Statutes Would Allow Courts, Under Specific Circumstances, to Void Guarantees and Require Noteholders to Return Payments Received From Us or the Guarantors.
          ViaSat’s creditors or the creditors of the guarantors of the notes could challenge the guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees could be found to be a fraudulent transfer and declared void if a court determined that the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors, or (2) received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee and, in the case of (2) only, one of the following is also true:
•	the guarantor was insolvent or rendered insolvent by reason at the time it delivered the guarantee,

•	the guarantor was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital, or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay such debts at maturity.
          In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from any such guarantor would be effectively subordinated to all indebtedness and other liabilities of that guarantor.
          If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the notes would, with respect to amounts claimed against the guarantors, be subordinated to the indebtedness of our guarantors, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Further, the voidance of the guarantees could result in an event of default with respect to our other debt and that of our guarantors that could result in the acceleration of such debt. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets,

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts or liabilities, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.
          On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.
Your Ability to Transfer the Notes may be Limited by the Absence of an Active Trading Market, and There is no Assurance that any Active Trading Market will Develop for the Notes.
          There is no established public market for the notes, and we cannot assure you that an active trading market for the notes will develop. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. We do not intend to apply for listing the notes on any securities exchange. Future trading prices of the notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers have advised us that they intend to make a market in the old notes, and the new notes, when issued, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes and they may discontinue their market-making activities at any time without notice. In addition, such market making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:
•	the number of holders of notes,

•	our operating performance and financial condition,

•	our ability to complete the offer to exchange the notes for the exchange notes,

•	the market for similar securities,

•	the interest of securities dealers in making a market in the notes, and

•	prevailing interest rates.
          Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.
The Trading Prices for the Notes will be Directly Affected by Many Factors, Including our Credit Rating.
          Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Risks Related to Our Business and Industry
Owning and Operating Satellites Involve Considerable Risks
          In December 2009, we acquired WildBlue and as a result of such acquisition we now own and operate WildBlue’s Ka-band satellite (WildBlue-1) and hold an exclusive lifetime lease of Ka-band capacity on Telesat Canada’s Anik F2 satellite in the contiguous United States. In January 2008, we executed an agreement to purchase ViaSat-1, our new high-capacity broadband satellite. We currently plan to launch ViaSat-1 in early 2011 and introduce service on this satellite later in 2011. We may acquire or use one or more additional satellites in the future. We also plan to develop next generation broadband ground infrastructure and terminals for use with these satellites. If we are unable to continue to operate WildBlue-1, or have manufactured or successfully launch a satellite in a timely manner or at all, as a result of any of the following risks or otherwise, we may be unable to realize the anticipated benefits from our satellite and associated services business, and our business, financial condition and results of operations could be materially adversely affected:
•	Business Plan. We may be unsuccessful in implementing our business plan for the WildBlue business and our satellite services segment as a whole, or we may not be able to achieve the revenue that we expect from our satellite services segment. A failure to attract a sufficient number of distributors or customers would result in lower revenues than anticipated.

•	In-Orbit Risks. The existing satellites supporting our WildBlue business are, and any future satellite we acquire will be, subject to potential satellite failures or performance degradations. Satellites are subject to in-orbit risks including malfunctions, commonly referred to as anomalies, interference from electrostatic storms, and collisions with meteoroids, decommissioned spacecraft or other space debris. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space. To the extent there is an anomaly or other in-orbit failure with respect to WildBlue-1, Anik F2, ViaSat-1 or any other satellite we may acquire or use, this could have a material adverse effect on our operations and our relationships with current customers and distributors, and we may not have or be able to finance or procure a replacement satellite or backup transponder capacity on reasonable economic terms or at all.

•	Cost and Schedule Risks. The cost of completing satellites and developing the associated next generation SurfBeam 2® ground infrastructure may be more than we anticipated and there may be delays in completing satellites and SurfBeam 2 infrastructure within the expected timeframe. We may be required to spend in excess of our current forecast for the completion, launch and launch insurance of ViaSat-1, or for the development associated with the SurfBeam 2 equipment. The construction and launch of satellites are often subject to delays, including satellite and launch vehicle construction delays, cost overruns, periodic unavailability of reliable launch opportunities and delays in obtaining regulatory approvals. If the satellite construction schedule is not met, there may be even further delays because there can be no assurance that a launch opportunity will be available at the time the satellite is ready to be launched, and we may not be able to obtain or maintain regulatory authority or International Telecommunication Union (ITU) priority necessary to implement the satellite as proposed.

•	Launch Risks. There are risks associated with the launch of satellites, including launch failure, damage or destruction during launch and improper orbital placement. Launch vehicles may under-perform, in which case the satellite may still be placed into service by using its onboard propulsion systems to reach the desired orbital location, resulting in a reduction in its service life. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 36 months, and obtain other launch opportunities. The overall historical loss rate in the satellite industry for all launches of commercial satellites in fixed orbits in the last five years is estimated by some industry participants to be approximately 10% but could at any time be higher.

•	Satellite Life. Our ability to earn revenue depends on the useful life of ViaSat-1, WildBlue-1, Anik F2 and any other satellite we may acquire in the future. Each satellite has a limited useful life. The period of time during which a satellite is expected to function in accordance with its specifications is referred to as such satellite’s design life. The design life of ViaSat-1 is 15 years from launch. The design life of WildBlue-1 was 12 years from launch, ending in 2019, and the design life of Telesat Canada’s Anik F2 satellite was 15 years from launch, ending in 2019. A number of factors affect the useful lives of the satellites, including, among other things, the quality of their design and construction, the durability of their component parts and back-up units, the ability to continue to maintain proper orbit and control over the satellite’s functions, the efficiency of the launch vehicle used, the remaining on-board fuel following orbit insertion, the occurrence of any anomaly or series of anomalies affecting the satellite, and the launch risks and in-orbit risks described above. There can be no assurance that the actual useful life of ViaSat-1, WildBlue-1, Anik F2 or any other satellite that we may acquire will equal its design life. In addition, continued improvements in satellite technology may make obsolete ViaSat-1 or any other satellite we may acquire prior to the end of its life.

•	Insurance Risks. We currently hold in-orbit insurance for WildBlue-1 and Anik F2, and intend to seek launch and in-orbit insurance for ViaSat-1 and for any other satellite we may acquire, but we may not be able to obtain insurance, or renew existing insurance, on reasonable economic terms or at all. If we are able to obtain or renew our insurance, it will contain customary exclusions and will not likely cover the full cost of constructing and launching or replacing the satellites, nor will it cover business interruptions or similar losses. In addition, the occurrence of any anomalies on other satellites, including other Ka-band satellites, or any failures of a satellite using similar components or failures of a similar launch vehicle to the launch vehicle we expect to use to launch ViaSat-1, may materially adversely affect our ability to insure the satellites at commercially reasonable premiums, if at all.

•	Joint Venture Risks. We may own or operate future satellites through joint ventures which we do not control. If we were to enter into any such joint venture, we would be exposed to certain risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. In addition, our operating results would be affected by the performance of businesses over which we do not exercise unilateral control and, if any other members of such joint venture were to file for bankruptcy or otherwise fail to perform its obligations or to manage the joint venture effectively, this could cause us to lose our investment in any such joint venture entity.
Satellite Failures or Degradations in Satellite Performance Could Affect Our Business, Financial Condition and Results of Operations
          We utilize capacity on our WildBlue-1 satellite and Telesat Canada’s Anik F2 satellite to support our WildBlue® service. Satellites are subject to in-orbit risks including malfunctions, commonly referred to as anomalies, interference from electrostatic storms, and collisions with meteoroids, decommissioned spacecraft or other space debris. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space. If any of the foregoing were to occur on either WildBlue-1 or Anik F2, this could have a material adverse effect on our operations, our ability to generate revenues in our satellite services segment, and our relationships with current customers and distributors, as well as our ability to attract new customers for our satellite broadband services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or backup capacity and potentially reduce revenues if service is interrupted on the satellites we utilize. We may not be able to obtain backup transponder capacity or a replacement satellite on reasonable economic terms or at all. In addition, an increased frequency of anomalies could impact market acceptance of our services.
We May be Unable to Obtain or Maintain Required Authorizations or Contractual Arrangements
          Governmental authorizations are required in connection with the products and services that we provide. In order to maintain these authorizations, compliance with specific conditions of those authorizations, certain laws and regulations, and the payment of annual regulatory fees may be required. Failure to comply with such requirements, or comply in a timely manner, could lead to the loss of such authorizations and could have a material adverse impact on our business, financial condition or results of operations. We currently hold authorizations to, among other things, operate various satellite earth stations, including but not limited to user terminals, “gateway” facilities, and network hubs. While we anticipate that these licenses will be renewed in the ordinary course, or replaced by licenses covering more advanced facilities, we can provide no assurance that this will be the case. The inability to timely obtain required authorizations for future operations could delay or preclude our provision of new products and services. Further, changes to the regulations under which we operate could adversely affect our ability to obtain or maintain authorizations. Either circumstance could have a material adverse impact on our business.
          Our operations also rely upon authorizations held by other entities, with which we have contractual arrangements. The failure of those entities to maintain their respective authorizations, or the termination or expiration of our contractual arrangements with those entities, could have a material adverse impact on our business. For example, in order to provide our WildBlue service, we use Ka-band capacity on the Anik F2 satellite under an agreement with Telesat Canada, and we may do so until the end of the useful life of that satellite. Telesat Canada operates that satellite under authority granted to it by the government of Canada. We also currently use the WildBlue-1 satellite, which we own, and which is co-located with Anik F2 under authority granted to Telesat Canada by the government of Canada, and pursuant to an agreement we have with Telesat Canada that expires upon the end of the useful life of Anik F2. While the end of the useful life of Anik F2 is not expected to occur before 2019, there can be no assurance that will be the case. We also intend to use our ViaSat-1 satellite, which is expected to be launched in 2011, to provide WildBlue service. That satellite will operate under authority granted to ManSat Limited by the governments of the Isle of Man and the United Kingdom, and pursuant to contractual arrangements we have with ManSat Limited that extend past the expected useful life of ViaSat-1. The failure of Telesat Canada or ManSat Limited to maintain their respective authorizations, or the termination or expiration of our contractual arrangements with those entities (including as a result of the premature end of life of Anik F2), could require us to seek alternative satellite capacity for our customers, which may not be available, or which may require the costly and time-consuming process of repointing the antennas of our customers.

Our Operating Results Are Difficult to Predict and the Trading Price of the Notes may be Volatile
          Our operating results have varied significantly from quarter to quarter in the past and may continue to do so in the future. The factors that cause our quarter-to-quarter operating results to be unpredictable include:
•	a complex and lengthy procurement process for most of our customers or potential customers;

•	changes in the levels of research and development spending, including the effects of associated tax credits;

•	cost overruns on fixed-price development contracts;

•	the difficulty in estimating costs over the life of a contract, which may require adjustment in future periods;

•	the timing, quantity and mix of products and services sold;

•	price discounts given to some customers;

•	market acceptance and the timing of availability of our new products;

•	the timing of customer payments for significant contracts;

•	one-time charges to operating income arising from items such as acquisition expenses, impairment of assets and write-offs of assets related to customer non-payments or obsolescence;

•	the failure to receive an expected order or a deferral of an order to a later period; and

•	general economic and political conditions.
          Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations and financial condition that could adversely affect our stock price. In addition, it is likely that in one or more future quarters our results may fall below the expectations of analysts and investors, which would likely cause the trading price of the notes to decrease.
Our Reliance on U.S. Government Contracts Exposes Us to Significant Risks
          Our government systems segment revenues were approximately 62% of our revenues in fiscal year 2009, 56% of our revenues in fiscal year 2008 and 54% of our revenues in fiscal year 2007, and were derived from U.S. government applications. Therefore, any significant disruption or deterioration of our relationship with the U.S. government would significantly reduce our revenue. U.S. government business exposes us to various risks, including:
•	unexpected contract or project terminations or suspensions;

•	unpredictable order placements, reductions or cancellations;

•	reductions in government funds available for our projects due to government policy changes, budget cuts and contract adjustments;

•	the ability of competitors to protest contractual awards;

•	penalties arising from post-award contract audits;

•	the reduction in the value of our contracts as a result of the routine audit and investigation of our costs by U.S. government agencies;

•	higher-than-expected final costs, particularly relating to software and hardware development, for work performed under contracts where we commit to specified deliveries for a fixed price;

•	limited profitability from cost-reimbursement contracts under which the amount of profit is limited to a specified amount;

•	unpredictable cash collections of unbilled receivables that may be subject to acceptance of contract deliverables by the customer and contract close-out procedures, including government approval of final indirect rates;

•	competition with programs managed by other government contractors for limited resources and for uncertain levels of funding;

•	changes in governmental procurement legislation and regulations and other policies which may reflect military and political developments;

•	significant changes in contract scheduling or program structure, which generally result in delays or reductions in deliveries; and

•	intense competition for available U.S. government business necessitating increases in time and investment for design and development.
          We must comply with and are affected by laws and regulations relating to the award, administration and performance of U.S. government contracts. Government contract laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business, including the establishment of compliance procedures. A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of our contracts or debarment from bidding on contracts.
          Our total funded backlog was $461.6 million at January 1, 2010. Substantially all of our U.S. government backlog scheduled for delivery can be terminated at the convenience of the U.S. government because our contracts with the U.S. government typically provide that orders may be terminated with limited or no penalties. If we are unable to address any of the risks described above, or if we were to lose all or a substantial portion of our sales to the U.S. government, it could materially harm our business and impair the value of the notes.
          The funding of U.S. government programs is subject to congressional appropriations. Congress generally appropriates funds on a fiscal year basis even though a program may extend over several fiscal years. Consequently, programs are often only partially funded initially and additional funds are committed only as Congress makes further appropriations. In the event that appropriations for one of our programs become unavailable, or are reduced or delayed, our contract or subcontract under such program may be terminated or adjusted by the government, which could have a negative impact on our future sales under such contract or subcontract. From time to time, when a formal appropriation bill has not been signed into law before the end of the U.S. government’s fiscal year, Congress may pass a continuing resolution that authorizes agencies of the U.S. government to continue to operate, generally at the same funding levels from the prior year, but does not authorize new spending initiatives, during a certain period. During such period (or until the regular appropriation bills are passed), delays can occur in procurement of products and services due to lack of funding, and such delays can affect our results of operations during the period of delay.

Our Business Could Be Adversely Affected by a Negative Audit by the U.S. Government
          As a government contractor, we are subject to routine audits and investigations by the U.S. government agencies such as the Defense Contracting Management Agency (DCMA) and the Defense Contract Audit Agency (DCAA). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension, or prohibition from doing business with the U.S. government. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us.
The Recent Global Business Environment Could Negatively Affect Our Business, Results of Operations and Financial Condition
          Our business and operating results have been and will continue to be affected by worldwide economic conditions. The banking system and financial markets have been experiencing unprecedented levels of volatility and disruption. The possibility that certain financial institutions may go out of business has resulted in a tightening of the credit markets, lower levels of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency and equity markets. This market turmoil and the recent disruptions in the credit markets have led to reduced levels of capital expenditures, an increase in commercial and consumer delinquencies, rising unemployment, declining consumer and business confidence, bankruptcies and a widespread reduction of business activity generally. These conditions, combined with continued concerns about the systemic impact of potential long-term and widespread economic recession, volatile energy costs, geopolitical issues, unstable housing and mortgage markets, labor and healthcare costs, and other macroeconomic factors affecting spending behavior have contributed to diminished expectations for the U.S. and global economy.
          The current economic environment may materially adversely affect our business and financial performance in a number of ways. As a result of slowing global economic growth, our customers may experience deterioration of their businesses, cash flow shortages, difficulty obtaining financing or insolvency. Existing or potential customers may reduce or postpone spending in response to tighter credit, negative financial news or declines in income or asset values, which could have a material negative effect on the demand for our products and services. Potential effects of the credit crisis on our business include: insolvency of key suppliers resulting in product delays, the inability of vendors to fulfill their obligation to us, the inability of customers to obtain credit to finance purchases of our products, customer insolvencies and failure of derivative counterparties and other financial institutions negatively impacting our treasury operations. If the global economic slowdown continues for a significant period or there is significant further deterioration in the U.S. or global economy, our results of operations, financial position and cash flows could be materially adversely affected.
          General economic conditions have significantly affected the ability of many companies to raise additional funding in the capital markets. For example, U.S. credit markets have experienced significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive and resulting in the general unavailability of many forms of debt financing. Continued uncertainty in the credit markets may negatively impact our ability to access additional debt financing or to refinance existing indebtedness in the future on favorable terms or at all. These general economic conditions have also adversely affected the trading prices of equity securities of many U.S. companies, including ViaSat, and could significantly limit our ability to raise additional capital through the issuance of common stock, preferred stock or other equity securities. If we require additional capital to fund any activities we elect to pursue in addition to our current business expansion efforts and were unable to obtain such capital on terms that we found acceptable or at all, we would likely reduce our investments in such activities or re-direct capital otherwise available for our business expansion efforts. Any of these risks could impair our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

A Significant Portion of Our Revenues Is Derived from a Few of Our Contracts
          A small number of our contracts account for a significant percentage of our revenues. Our largest revenue producing contracts are related to our tactical data links products, including our Multifunctional Information Distribution System (MIDS) terminals, which generated approximately 21% of our revenues in fiscal year 2009, 24% of our revenues in fiscal year 2008 and 23% of our revenues in fiscal year 2007. Our five largest contracts generated approximately 35% of our revenues in fiscal year 2009, 44% of our revenues in fiscal year 2008 and 46% of our revenues in fiscal year 2007. Further, we derived approximately 6% of our revenues in fiscal year 2009, 7% of our revenues in fiscal year 2008 and 15% of our revenues in fiscal year 2007 from sales of enterprise communications networks. The failure of these customers to place additional orders or to maintain these contracts with us for any reason, including any downturn in their business or financial condition or our inability to renew our contracts with these customers or obtain new contracts when they expire, could materially harm our business and impair the value of the notes. WildBlue, which we acquired in December 2009, generated approximately 8% of our revenues in fiscal year 2009 in its capacity as our customer.
          A number of our commercial customers have in the past, and may in the future, experience financial difficulties. Many of our commercial customers face risks that are similar to those we encounter, including risks associated with market growth, product defects, acceptance by the market of products and services, and the ability to obtain sufficient capital. Further, many of our customers that provide satellite-based services (including Telesat, Intelsat, Thaicom and Eutelsat) could be materially affected by a satellite failure as well as by partial satellite failure, satellite performance degradation, satellite manufacturing errors and other failures resulting from operating satellites in the harsh environment of space. We cannot assure you that our customers will be successful in managing these risks. If our customers do not successfully manage these types of risks, it could impair our ability to generate revenues and collect amounts due from these customers and materially harm our business. Major communications infrastructure programs, such as proposed satellite communications systems, are important sources of our current and planned future revenues. We also participate in a number of defense programs. Programs of these types often cannot proceed unless the customer can raise substantial funds from either governmental or private sources. As a result, our expected revenues can be adversely affected by political developments or by conditions in private and public capital markets. They can also be adversely affected if capital markets are not receptive to a customer’s proposed business plans.
Our Development Contracts May Be Difficult for Us to Comply with and May Expose Us to Third-Party Claims for Damages
          We are often party to government and commercial contracts involving the development of new products. We derived approximately 20% of our revenues in both fiscal years 2009 and 2008, and 24% of our revenues in fiscal year 2007 from these development contracts. These contracts typically contain strict performance obligations and project milestones. We cannot assure you we will comply with these performance obligations or meet these project milestones in the future. If we are unable to comply with these performance obligations or meet these milestones, our customers may terminate these contracts and, under some circumstances, recover damages or other penalties from us. We are not currently, nor have we always been, in compliance with all outstanding performance obligations and project milestones in our contracts. We cannot assure you that the other parties to any such contract will not terminate the contract or seek damages from us. If other parties elect to terminate their contracts or seek damages from us, it could materially harm our business and impair the value of the notes.
Our Success Depends on the Investment in and Development of New Satellite and Wireless Communications and Secure Networking Products and Our Ability to Gain Acceptance of these Products
          The wireless and satellite communications and secure networking markets are subject to rapid technological change, frequent new and enhanced product introductions, product obsolescence and changes in user requirements. Our ability to compete successfully in these markets depends on our success in applying our expertise and technology to existing and emerging satellite and wireless communications and secure networking markets, as well as our ability to successfully develop, introduce and sell new products and enhancements on a timely and cost-effective basis that respond to ever-changing customer requirements, which depends on several factors, including:

•	our ability to enhance our offerings by adding innovative features that differentiate our offerings from those of our competitors;

•	successful integration of various elements of our complex technologies and system architectures;

•	timely completion and introduction of new product designs;

•	achievement of acceptable product costs;

•	timely and efficient implementation of our manufacturing and assembly processes and cost reduction efforts;

•	establishment of close working relationships with major customers for the design of their new wireless communications systems incorporating our products;

•	development of competitive products and technologies by competitors;

•	marketing and pricing strategies of our competitors with respect to competitive products; and

•	market acceptance of our new products.
          We cannot assure you our product or technology development efforts for communications products will be successful or any new products and technologies we develop, will achieve sufficient market acceptance. We may experience difficulties that could delay or prevent us from successfully selecting, developing, manufacturing or marketing new products or enhancements and these efforts could divert our attention and resources from other projects, and we cannot be sure that such efforts and expenditures will ultimately lead to the timely development of new offerings and technologies. Due to the design complexity of our products, we may in the future experience delays in completing the development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, defects may be found in our products after we begin deliveries that could result in the delay or loss of market acceptance. If we are unable to design, manufacture, integrate and market profitable new products for existing or emerging communications markets, it could materially harm our business, financial condition and results of operations, and impair the value of the notes.
          In addition, we believe that significant investments in next generation broadband satellites and associated infrastructure will be required for satellite-based technologies to compete more effectively with terrestrial-based technologies in the consumer and enterprise markets. We are constantly evaluating the opportunities and investments related to the development of these next generation broadband systems. In the event we determine to make a significant investment in the development of such next generation systems, it may require us to undertake debt financing and/or the issuance of additional equity, which could expose us to increased risks and impair the value of the notes. In addition, if we are unable to effectively or profitably design, manufacture, integrate and market such next generation technologies, it could materially harm our business, financial condition and results of operations, and impair the value of the notes.
Because Our Products Are Complex and Are Deployed in Complex Environments, Our Products May Have Defects that We Discover Only After Full Deployment, which Could Seriously Harm Our Business
          We produce highly complex products that incorporate leading-edge technology, including both hardware and software. Software typically contains defects or programming flaws that can unexpectedly interfere with expected operations. In addition, our products are complex and are designed to be deployed across complex networks. Because of the nature of these products, there is no assurance that our pre-shipment testing programs will be adequate to detect all defects. As a result, our customers may discover errors or defects in our hardware or software or our products may not operate as expected after they have been fully deployed. If we are unable to cure a product defect, we could experience damage to our reputation, reduced customer satisfaction, loss of existing customers and failure to attract new customers, failure to achieve market acceptance, cancellation of orders, loss of revenue, reduction in backlog and market share, increased service and warranty costs, diversion of development resources, legal actions by our customers, product returns or recalls, issuance of credit to customers and increased insurance costs. Defects, integration issues or other performance problems in our products could also result in financial or other damages to our customers. Our customers could seek damages for related losses from us, which could seriously harm our business, financial condition and results of operations. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly. The occurrence of any of these problems would seriously harm our business, financial condition and results of operations.

We May Experience Losses from Our Fixed-Price Contracts
          Approximately 86% of our revenues in both fiscal years 2009 and 2008, and 84% of our revenues in fiscal year 2007 were derived from government and commercial contracts with fixed prices. These contracts carry the risk of potential cost overruns because we assume all of the cost burden. We assume greater financial risk on fixed-price contracts than on other types of contracts because if we do not anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract, it may significantly reduce our net profit or cause a loss on the contract. In the past, we have experienced significant cost overruns and losses on fixed-price contracts. Because many of these contracts involve new technologies and applications and can last for years, unforeseen events, such as technological difficulties, fluctuations in the price of raw materials, problems with our suppliers and cost overruns, can result in the contractual price becoming less favorable or even unprofitable to us over time. Furthermore, if we do not meet contract deadlines or specifications, we may need to renegotiate contracts on less favorable terms, be forced to pay penalties or liquidated damages or suffer major losses if the customer exercises its right to terminate. We believe a high percentage of our contracts will be at fixed prices in the future. Although we attempt to accurately estimate costs for fixed-price contracts, we cannot assure you our estimates will be adequate or that substantial losses on fixed-price contracts will not occur in the future. If we are unable to address any of the risks described above, it could materially harm our business, financial condition and results of operations, and impair the value of the notes.
Our Reliance on a Limited Number of Third Parties to Manufacture and Supply Our Products and the Components Contained therein Exposes Us to Various Risks
          Our internal manufacturing capacity is limited and we do not intend to expand our capability in the foreseeable future. We rely on a limited number of contract manufacturers to produce our products and expect to rely increasingly on these manufacturers in the future. In addition, some components, subassemblies and services necessary for the manufacture of our products are obtained from a sole source supplier or a limited group of suppliers.
          Our reliance on contract manufacturers and on sole source suppliers or a limited group of suppliers involves several risks. We may not be able to obtain an adequate supply of required components, and our control over the price, timely delivery, reliability and quality of finished products may be reduced. The process of manufacturing our products and some of our components and subassemblies is extremely complex. We have in the past experienced and may in the future experience delays in the delivery of and quality problems with products and components and subassemblies from vendors. Some of the suppliers we rely upon have relatively limited financial and other resources. Some of our vendors have manufacturing facilities in areas that may be prone to natural disasters and other natural occurrences that may affect their ability to perform and deliver under our contract. If we are not able to obtain timely deliveries of components and subassemblies of acceptable quality or if we are otherwise required to seek alternative sources of supply or to substitute alternative technology, or to manufacture our finished products or components and subassemblies internally, our ability to satisfactorily and timely complete our customer obligations could be negatively impacted which could result in reduced sales, termination of contracts and damage to our reputation and relationships with our customers. This failure could also result in a customer terminating our contract for default. A default termination could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders. In addition, a delay in our ability to obtain components and equipment parts from our suppliers may affect our ability to meet our customers’ needs and may have an adverse effect upon our profitability.

The Markets We Serve Are Highly Competitive and Our Competitors May Have Greater Resources than We Have
          The wireless and satellite communications and secure networking industries are highly competitive and competition is increasing. In addition, because the markets in which we operate are constantly evolving and characterized by rapid technological change, it is difficult for us to predict whether, when and who may introduce new competing technologies, products or services into our markets. Currently, we face substantial competition from domestic and international wireless, satellite and terrestrial-based communications service providers in the commercial and government industries, including BAE Systems, General Dynamics, Gilat, Harris, Hughes Communications, iDirect Technologies, L-3 Communications and Rockwell Collins. Many of our competitors and potential competitors have significant competitive advantages, including strong customer relationships, more experience with regulatory compliance, greater financial and management resources, control over central communications networks and access to technologies not available to us. In addition, some of our customers continuously evaluate whether to develop and manufacture their own products and could elect to compete with us at any time. Our ability to compete may be adversely affected by limits on our capital resources and our ability to invest in maintaining and expanding our market share.
Any Failure to Successfully Integrate the WildBlue Acquisition and any future Strategic Acquisitions Could Adversely Affect Our Business
          Our future performance will depend in part on whether we can successfully integrate our recently acquired WildBlue business with our satellite services segment in an effective and efficient manner. Integrating our satellite services segment with the WildBlue business will be a complex, time-consuming and expensive process and involve a number of risks and uncertainties. In addition, in order to position ourselves to take advantage of growth opportunities, we have made, and may continue to make, other strategic acquisitions that involve significant risks and uncertainties. The risks and uncertainties relating to the WildBlue acquisition and future acquisitions include:
•	the difficulty in integrating the WildBlue business and any other newly acquired businesses and operations in an efficient and effective manner;

•	the challenges in achieving strategic objectives, cost savings and other benefits expected from the WildBlue acquisition and any future acquisitions;

•	the risk of diverting our resources and the attention of our senior management from the operations of our business;

•	additional demands on management related to the increase in the size and scope of our company following the acquisition;

•	the risk our markets do not evolve as anticipated and the technologies acquired do not prove to be those needed to be successful in those markets;

•	difficulties in combining corporate cultures;

•	difficulties in the assimilation and retention of key employees;

•	difficulties in maintaining relationships with present and potential customers, distributors and suppliers of the acquired business;

•	costs and expenses associated with any undisclosed or potential liabilities of WildBlue or any future acquired business;

•	difficulties in converting the acquired business information systems to our systems;

•	delays, difficulties or unexpected costs in the integration, assimilation, implementation or modification of platforms, systems, functions, technologies and infrastructure to support the combined business, as well as maintaining uniform standards, controls (including internal accounting controls), procedures and policies;

•	the risks of entering markets in which we have less experience; and

•	the risks of potential disputes concerning indemnities and other obligations that could result in substantial costs.
           Mergers and acquisitions are inherently risky and subject to many factors outside of our control, and we cannot be certain that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition. We do not know whether we will be able to successfully integrate the businesses, products, technologies or personnel that we might acquire in the future or that any strategic investments we make will meet our financial or other investment objectives. Any failure to do so could seriously harm our business, financial condition and results of operations. Even if we are able to integrate the WildBlue business or any future acquisition successfully, this integration may not result in the realization of the full benefits of synergies, cost savings, revenue enhancements, growth, operational efficiencies and other benefits that we expect. We cannot assure you that we will successfully integrate the WildBlue business or any future acquisition with our business or achieve the desired benefits from the WildBlue or any future acquisition within a reasonable period of time or at all.
          Furthermore, to complete future acquisitions we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline.
The WildBlue Business Has a History of Losses and May Continue to Experience Losses in the Future
          WildBlue experienced net losses of $28.2 million for the nine months ended September 30, 2009 and $80.6 million, $126.9 million and $115.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. We cannot assure you that the WildBlue business will generate net income in the future on a consistent basis or at all. We cannot estimate with any certainty whether demand for our broadband satellite services will be sufficient for us to maintain or increase the number of WildBlue subscribers. If the WildBlue business fails to achieve profitability, that failure could have a material adverse effect on our business, financial condition and results of operations.

We Depend on a Limited Number of Key Employees who Would Be Difficult to Replace
     We depend on a limited number of key technical, marketing and management personnel to manage and operate our business. In particular, we believe our success depends to a significant degree on our ability to attract and retain highly skilled personnel, including our Chairman and Chief Executive Officer, Mark D. Dankberg, and those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for these types of personnel is intense, and the loss of key employees could materially harm our business and impair the value of the notes. To the extent that the demand for qualified personnel exceeds supply, we could experience higher labor, recruiting or training costs in order to attract and retain such employees, or could experience difficulties in performing under our contracts if our needs for such employees were unmet.
Because We Conduct Business Internationally, We Face Additional Risks Related to Global Political and Economic Conditions, Changes in Regulation and Currency Fluctuations
     Approximately 16% of our revenues in fiscal year 2009, 18% of our revenues in fiscal year 2008 and 16% of our revenues in fiscal year 2007 were derived from international sales. We anticipate international sales will account for an increasing percentage of our revenues over the next several years. Many of these international sales may be denominated in foreign currencies. Because we do not currently engage in, nor do we anticipate engaging in, material foreign currency hedging transactions related to international sales, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from transactions denominated in foreign currencies. This decrease in value could also make our products less price-competitive.
     There are additional risks in conducting business internationally, including:
•	unexpected changes in laws, policies and regulatory requirements, including but not limited to regulations related to import-export control;

•	increased cost of localizing systems in foreign countries;

•	increased sales and marketing and research and development expenses;

•	availability of suitable export financing;

•	timing and availability of export licenses;

•	imposition of taxes, tariffs, embargoes and other trade barriers;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	compliance with a variety of international laws and U.S. laws affecting the activities of U.S. companies abroad;

•	challenges in staffing and managing foreign operations;

•	difficulties in managing distributors;

•	potentially adverse tax consequences;

•	potential difficulty in making adequate payment arrangements; and

•	potential difficulty in collecting accounts receivable.
          In addition, some of our customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. We may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of the notes.

We Expect to Incur Research and Development Costs, which Could Significantly Reduce Our Profitability
          Our future growth depends on penetrating new markets, adapting existing communications and networking products to new applications and introducing new communications and networking products that achieve market acceptance. Accordingly, we are actively applying our communications and networking expertise to design and develop new hardware and software products and enhance existing products. We spent $29.6 million in fiscal year 2009, $32.3 million in fiscal year 2008 and $21.6 million in fiscal year 2007 on research and development activities. We expect to continue to spend discretionary funds on research and development in the near future. The amount of funds spent on research and development projects is dependent on the amount and mix of customer-funded development, the types and the affordability of the technology being developed. Because we account for research and development as an operating expense, these expenditures will adversely affect our earnings in the near future. Our research and development program may not produce successful results, which could materially harm our business and impair the value of the notes.
Our Ability to Protect Our Proprietary Technology Is Limited
          Our success depends significantly on our ability to protect our proprietary rights to the technologies we use in our products and services. We generally rely on a combination of copyrights, patents, trademarks and trade secret laws and contractual rights to protect our intellectual property rights. We also enter into confidentiality and assignment of intellectual property agreements with our employees, consultants and corporate partners, and control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. If we are unable to protect our proprietary rights adequately, our competitors could use the intellectual property we have developed to enhance their own products and services, which could materially harm our business and impair the value of the notes. Monitoring and preventing unauthorized use of our technology is difficult. From time to time, we undertake actions to prevent unauthorized use of our technology, including sending cease and desist letters. In addition, we may be required to commence litigation to protect our intellectual property rights. If we are unsuccessful in such litigation, our rights to enforce such intellectual property may be impaired or we could lose some or all of our rights to such intellectual property. We do not know whether the steps we have taken will prevent unauthorized use of our technology, including in foreign countries where the laws may not protect our proprietary rights as extensively as in the United States. If we are unable to protect our proprietary rights, we may find ourselves at a competitive disadvantage to others who need not incur the substantial expense, time and effort required to create the innovative products. Also, we have delivered certain technical data and information to the U.S. government under procurement contracts, and it may have unlimited rights to use that technical data and information. There can be no assurance that the U.S. government will not authorize others to use that data and information to compete with us.
Our Investment in Litigation Relating to Intellectual Property Claims May Have a Material Adverse Effect on Our Business.
          We may be party to intellectual property infringement claims, Regardless of the merit of these claims, intellectual property litigation can be time consuming and result in costly litigation and diversion of technical and management personnel. An adverse result in any litigation could have a material adverse effect on our business, financial condition and results of operations. Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. For example, in May 2009 we and certain other equipment manufacturers were sued by Applied Signal Technology in the United States District Court for the Northern District of California for alleged infringement of certain patents. We have developed and maintain a portfolio of patents in the same field of technology as the plaintiff’s patents, and although we intend to vigorously defend against this suit. We may be subject to infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims in the future. Asserted claims or initiated litigation can include claims against us or our manufacturers, suppliers or customers alleging infringement of their proprietary rights with respect to our existing or future products, or components of those products. If our products are found to infringe upon the rights of third parties, we may be forced to (1) seek licenses or royalty arrangements from such third parties, (2) stop selling, incorporating or using products that included the challenged intellectual property, or (3) incur substantial costs to redesign those products that use the technology. We cannot assure you we would be able to obtain any such licenses or royalty arrangements on reasonable terms or at all or to develop redesigned products or, if these redesigned products were developed, they would perform as required or be accepted in the applicable markets.

We Rely on the Availability of Third-Party Licenses
          Many of our products are designed to include software or other intellectual property licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various elements of the technology used to develop these products. We cannot assure you that our existing and future third-party licenses will be available to us on commercially reasonable terms, if at all. Our inability to maintain or obtain any third-party license required to sell or develop our products and product enhancements could require us to obtain substitute technology of lower quality or performance standards, or at greater cost.
Adverse Resolution of Litigation May Harm Our Operating Results or Financial Condition
          We are a party to various lawsuits and claims in the normal course of our business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, financial condition and results of operations.
Our International Sales and Operations are Subject to Applicable Laws Relating to Trade, Export Controls and Foreign Corrupt Practices, the Violation of Which Could Adversely Affect Our Operations
          We must comply with all applicable export control laws and regulations of the United States and other countries. United States laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations (EAR) and the trade sanctions laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (OFAC). The export of certain satellite hardware, services and technical data relating to satellites is regulated by the United States Department of State under ITAR. Other items are controlled for export by the United States Department of Commerce under the EAR. We cannot provide services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. In addition, we are subject to the Foreign Corrupt Practices Act, which generally bars bribes or unreasonable gifts to foreign governments or officials. Violations of these laws or regulations could result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business. A violation of ITAR or the other regulations enumerated above could materially adversely affect our business, financial condition and results of operations.
Changes in the Regulatory Environment Could Have a Material Adverse Impact on Our Competitive Position, Growth and Financial Performance
          The provision of communications services is highly regulated. Our business is subject to the regulatory authority of the jurisdictions in which we operate, including the United States and other jurisdictions around the world. Those authorities regulate, among other things, the launch and operation of satellites, the use of radio spectrum, the licensing of earth stations and other radio transmitters, the provision of communications services, and the design, manufacture and marketing of communications systems and networking infrastructure. Failure to comply with applicable laws or regulations could result in the imposition of financial penalties against us, the adverse modification or cancellation of required authorizations, or other material adverse actions.
          Laws and regulations affecting the communications industry are subject to change in response to industry developments, new technology, and political considerations. Legislators and regulatory authorities in various countries are considering, and may in the future adopt, new laws, policies and regulations, as well as changes to existing regulations, regarding a variety of matters that could, directly or indirectly, affect our operations or the operations of our distribution partners, and increase the cost of providing our products and services. These changes could materially harm our business by (1) affecting our ability to obtain or retain required governmental authorizations, (2) restricting our ability to provide certain products or services, (3) restricting development efforts by us and our customers, (4) making our current products and services less attractive or obsolete, (5) increasing our operational costs, or (6) making it easier or less expensive for our competitors to compete with us. Changes in, or our failure to comply with, applicable regulations could materially harm our business and impair the value of the notes.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
          In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to use commercially reasonable efforts to file a registration statement with the SEC with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement is an exhibit to the registration statement of which this prospectus is a part.
          Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are substantially identical to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See “Description of New Notes” and “Description of Old Notes” for more information on the terms of the respective notes and the differences between them.
          We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company (DTC) who desires to deliver such old notes by book-entry transfer at DTC.
          We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.
Terms of the Exchange
          Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $275.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiples of $1,000 in excess thereof.
          Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.
Expiration, Extension and Amendment
          The expiration time of the exchange offer is 5:00 p.m. New York City time on May 21, 2010. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.
          Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than May 24, 2010, the first business day after the previously scheduled expiration time.

Procedures for Tendering
     Valid Tender
          Except as described below, a tendering holder must, prior to the expiration time, transmit to Wilmington Trust FSB, the exchange agent, at the address listed under the heading “— Exchange Agent”:
•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.
          In addition, a tendering holder must:
•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.
          The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.
          If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.
          If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
          By tendering old notes pursuant to the exchange offer, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, that holder, by tendering old notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.
          The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.
          If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account, including by means of DTC’s Automated Tender Offer Program.

     Signature Guarantees
          Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:
•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”
          If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, (STAMP) or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended (Exchange Act).
      Book-Entry Transfer
          The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.
          Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:
•	be transmitted to and received by the exchange agent at the address listed under “— Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.
          Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.
      Guaranteed Delivery
          If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:
•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:
1.	stating the name and address of the holder of old notes and the amount of old notes tendered;

2.	stating that the tender is being made; and

3.	guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.
      Determination of Validity
          We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.
          Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.
Acceptance of Old Notes for Exchange; Issuance of New Notes
          Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.
          In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:
•	certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
          Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.
Interest Payments on the New Notes
          The new notes will bear interest from the date interest was most recently paid. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.
Withdrawal Rights
          Tenders of old notes may be withdrawn at any time before the expiration time.

          For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “— Exchange Agent” before the expiration time. Any notice of withdrawal must:
•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.
          If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.
          Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time at or before the expiration time.
          We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
Conditions to the Exchange Offer
          Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:
•	there shall occur a change in the current interpretation by the staff of the SEC, which now permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or
•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.
          If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “— Expiration, Extension and Amendment” above.
Resales of New Notes
          Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act.
          However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.
          Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:
•	may not rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
          Each broker-dealer that receives new notes for its own account in exchange for old notes, where such securities were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

          In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.
Exchange Agent
          Wilmington Trust FSB has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:
WILMINGTON TRUST FSB,
AS EXCHANGE AGENT

By registered mail or certified mail:	By regular mail or overnight courier:	By hand:
Wilmington Trust FSB c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed	Wilmington Trust FSB c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed	Wilmington Trust FSB c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed
Facsimile (eligible institutions only): (302) 636-4139, Attention: Sam Hamed
Telephone Inquiries: (302) 636-6181
          Delivery of the letter of transmittal to an address other than as set forth above or transmission of the letter of transmittal via a facsimile transmission to a number other than as set forth above will not constitute a valid delivery of the letter of transmittal. Delivery of documents to DTC does not constitute delivery to the exchange agent.
Regulatory Approval
          Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.
Fees and Expenses
          We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.
          Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.
Accounting Treatment
          We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

USE OF PROCEEDS
          We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
          On December 15, 2009, ViaSat completed the acquisition of WildBlue. The following unaudited pro forma condensed combined statements of operations for the nine months ended January 1, 2010 and for the fiscal year ended April 3, 2009 are based on the historical financial statements of ViaSat and WildBlue after giving effect to ViaSat’s acquisition of WildBlue using the purchase method of accounting and borrowing to finance the WildBlue acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
          ViaSat and WildBlue have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined statement of operations for the nine months ended January 1, 2010 combines the unaudited historical results of ViaSat for the nine months ended January 1, 2010 and the unaudited historical results of WildBlue for the nine months ended September 30, 2009. The unaudited pro forma condensed combined statement of operations for the fiscal year ended April 3, 2009 combines the historical results of ViaSat for the year ended April 3, 2009 and the historical results of WildBlue for the year ended December 31, 2008. The unaudited pro forma condensed combined statements of operations are presented as if the acquisition and the issuance of the old notes had occurred on March 29, 2008 and include all adjustments that give effect to events that are directly attributable to the acquisition of WildBlue, expected to have a continuing impact and that are factually supportable, net of the impact for the seventeen days of WildBlue operations post-acquisition already included in the unaudited historical results of ViaSat for the nine months ended January 1, 2010.
          The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results that would have been achieved had the acquisition and the issuance of the old notes been completed as of the date indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that ViaSat may achieve with respect to the combined companies. The unaudited pro forma financial statements also do not include the effects, if any, of restructuring activities and post-merger synergy.
          These unaudited pro forma condensed combined financial statements should be read in conjunction with ViaSat’s historical consolidated financial statements and related notes incorporated by reference into this prospectus, as well as WildBlue’s historical consolidated financial statements and related notes for the year ended December 31, 2008 and for the nine months ended September 30, 2009, included as Exhibit 99.1 to the Form 8-K/A filed on January 7, 2010, and the unaudited pro forma financial information included as Exhibit 99.1 to the Form 8-K/A filed on February 25, 2010.

Unaudited Pro Forma Condensed Combined Statement of
Operations for the Nine Months Ended January 1, 2010

	Historical nine months ended
	January 1,	September 30,
	2010	2009	Pro forma		Pro forma
(in thousands, except per share data)	ViaSat	WildBlue	adjustments		combined
Revenues	$475,438	$157,524	$(20,946	)(a)	$600,618
			(2,397	)(b)
			(9,001	)(l)
Cost of revenues	333,690	99,591	(14,085	)(a)	408,173
			(4,409	)(e)
			(292	)(c)
			(1,140	)(d)
			(5,182	)(l)
Selling, general and administrative	90,259	40,099	70	(e)	117,038
			(8,430	)(f)
			(4,960	)(l)
Independent research and development	21,559	19			21,578
Amortization of acquired intangibles	4,768	294	9,371	(g)	13,893
			(540	)(l)

Income from operations	25,162	17,521	(2,747)		39,936
Interest income	580	230	(216	)(h)	594
Interest expense	(2,530)	(44,262)	36,725	(i)	(10,067)
Other income (expense)	—	(1,651)			(1,651)

Income (loss) before taxes	23,212	(28,162)	33,762		28,812
Provision for income taxes	2,765	—	1,708	(j)	4,473

Net income (loss)	20,447	(28,162)	32,054		24,339
Less: Net (loss) attributable to noncontrolling interest, net of tax	(243)	—			(243)

Net income (loss) attributable to ViaSat, Inc.	$20,690	$(28,162)	$32,054		$24,582

Basic net income per share attributable to ViaSat, Inc. common stockholders	$.65				$.68
Diluted net income per share attributable to ViaSat, Inc. common stockholders	$.62				$.65
Shares used in computing basic net income per share	31,863		4,286	(k)	36,149
Shares used in computing diluted net income per share	33,591		4,286	(k)	37,877
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement
of Operations for the Year Ended April 3, 2009

	Historical year ended
	April 3,	December 31,
	2009	2008	Pro forma		Pro forma
(in thousands, except per share data)	ViaSat	WildBlue	adjustments		combined
Revenues	$628,179	$187,289	$(35,813	)(a)	$776,459
			(3,196	)(b)
Cost of revenues	446,824	152,722	(25,186	)(a)	567,689
			(4,762	)(e)
			(389	)(c)
			(1,520	)(d)
Selling, general and administrative	98,624	38,798	145	(e)	137,567
Independent research and development	29,622	167			29,789
Amortization of acquired intangibles	8,822	392	12,560	(g)	21,774
Loss on extinguishment of debt		15,639			15,639

Income (loss) from operations	44,287	(20,429)	(19,857)		4,001
Interest income	1,463	875	(1,314	)(h)	1,024
Interest expense	(509)	(58,892)	32,001	(i)	(27,400)
Other income (expense)	—	(2,141)			(2,141)

Income (loss) before taxes	45,241	(80,587)	10,830		(24,516)
Provision (benefit) for income taxes	6,794	—	(26,581	)(j)	(19,787)

Net income (loss)	38,447	(80,587)	37,411		(4,729)
Less: Net income attributable to noncontrolling interest, net of tax	116	—			116

Net income (loss) attributable to ViaSat, Inc.	$38,331	$(80,587)	$37,411		$(4,845)

Basic net income (loss) per share attributable to ViaSat, Inc. common stockholders	$1.25				$(.14)
Diluted net income (loss) per share attributable to ViaSat, Inc. common stockholders	$1.20				$(.14)
Shares used in computing basic net income (loss) per share	30,772		4,286	(k)	35,058
Shares used in computing diluted net income (loss) per share(1)	31,884		4,286	(k)	35,058

(1)	As the pro forma financial information results in a net loss, the weighted average number of shares used to calculate basic and diluted income per share are the same as diluted shares would be anti-dilutive.
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined
Financial Statements
1. Basis of pro forma presentation
          On December 15, 2009, ViaSat, Inc. (“ViaSat”) completed the previously announced acquisition of WildBlue Holding, Inc., a Delaware corporation (“WildBlue”), contemplated by the Agreement and Plan of Merger, dated as of September 30, 2009 (the “Merger Agreement”) for total consideration of $574.6 million. In connection with the acquisition, ViaSat paid approximately $442.7 million in cash and issued approximately 4.29 million shares of ViaSat common stock valued at approximately $131.9 million based on the fair value of the stock on the date of closing (the “Merger”). As part of the Merger, ViaSat retained approximately $64.7 million of WildBlue’s cash on hand.
          ViaSat accounts for business combinations pursuant to the authoritative guidance for business combinations (Statement of Financial Accounting Standard (SFAS) No. 141R (SFAS 141R), “Business Combinations” / ASC 805). Accordingly, we allocated the purchase price of the acquired company to the net tangible assets and intangible assets acquired based upon their estimated fair values. We have made significant assumptions and estimates in our preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as we finalize the valuations of the net tangible assets, intangible assets and certain tax attributes acquired. In particular, the final valuations of identifiable intangible assets, property values and realization of net operating losses acquired may change significantly from our preliminary estimates. These changes could result in material variances between our future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.
          Under the authoritative guidance for business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total merger-related transaction costs incurred by ViaSat were approximately $7.1 million which have been removed from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the merger. Similarly, merger-related transaction costs of $1.4 million incurred by WildBlue through September 30, 2009 have been removed from the unaudited pro forma condensed combined statement of operations.
          The unaudited pro forma condensed combined statement of operations for the nine months ended January 1, 2010 and the fiscal year ended April 3, 2009 give effect to the WildBlue acquisition and events that were directly attributable to the acquisition of WildBlue as if they had occurred on March 29, 2008.
Reclassifications
          The following reclassifications have been made to the presentation of WildBlue’s historical financial statements in order to conform to ViaSat’s presentation:
•	Subscriber, equipment and other revenue have been combined to present total revenues of $157.5 million for the nine months ended September 30, 2009 and $187.3 million for the year ended December 31, 2008.
•	Sales, marketing and advertising cost of $17.9 million and $22.5 million, respectively, for the nine months ended September 30, 2009 and for the year ended December 31, 2008 were reclassified to selling, general and administrative expenses (SG&A).
•	Depreciation and amortization expenses of $43.8 million were reclassified to cost of revenues for $39.2 million, SG&A expense for $4.3 million, and amortization of acquired intangibles for $0.3 million for the nine months ended September 30, 2009. Depreciation and amortization expenses of $52.8 million was reclassified to cost of revenues for $46.8 million, SG&A expense for $5.6 million and amortization of acquired intangibles for $0.4 million for the year ended December 31, 2008.

2. Pro forma adjustments
(a)	Eliminates historical ViaSat revenues and related cost of revenues derived from sales of equipment and services to WildBlue.
(b)	We recorded the estimated fair value of WildBlue’s deferred revenue for assumed legal performance obligations under its retail subscriber programs and eliminated deferred revenue that does not represent a legal performance obligation. This adjustment in the unaudited pro forma condensed combined statements of operations reflect the effects on revenue recognized for certain of WildBlue’s long-term deferred revenue amounts adjusted to fair value.
(c)	We recorded the difference between the historical amounts of WildBlue’s tracking, telemetry, and control (“TT&C”) long term asset and the estimated fair value of the asset acquired. This adjustment reflects the effects of the estimated fair value adjustments on the amortization of TT&C prepaid services asset and has been included in the statement of unaudited pro forma condensed combined statements of operations as the service arrangement extends beyond 12 months succeeding the transaction.
(d)	To record the difference between the recorded amount for WildBlue contractual obligations and the estimated fair value of those contractual obligations.
(e)	We recorded the difference between the historical amounts of WildBlue’s property, equipment and satellite, net, and preliminary fair values of the property acquired. This adjustment reflect the related impact of the preliminary fair value adjustments to depreciation expense recorded in the unaudited pro forma condensed combined statements of operations as an element of cost of revenues and SG&A expenses based on the nature of the underlying assets.
(f)	To remove ViaSat and WildBlue acquisition-related transaction costs from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the acquisition.
(g)	We recorded the preliminary fair values of WildBlue’s intangible assets acquired.
     The corresponding effects on amortization expense is shown in the table below:

			Estimated	Estimated
		Estimated	amortization expense	amortization
	Preliminary	remaining	for the nine months	for the year ended
(in thousands)	fair value	life	ended January 1, 2010	April 3, 2009
Trade name	$5,680	3	$1,420	$1,893
Customer relationships—retail	39,840	6	4,980	6,640
Customer relationships—wholesale	27,950	8	2,620	3,494
Satellite co-location rights	8,600	10	645	925

Amortization expense			9,665	12,952
Less: WildBlue historical amortization expense			(294)	(392)

Total adjustment to amortization of acquired intangibles			$9,371	$12,560

(h)	Adjustment to record the estimated reduction in interest income earned on weighted-average available cash and marketable securities historically held by ViaSat and the corresponding interest rate yields during the nine months ended January 1, 2010 and fiscal year ended April 3, 2009 for cash on hand used in the acquisition of WildBlue.

(i)	To record the $275.0 million in senior notes due 2016, net of original issue discount, and the interest expense resulting from the additional borrowings under our Credit Facility (using the Eurodollar rate applicable at January 1, 2010 plus a margin of 4.0%), as set forth below:

				Pro forma
				interest expense
				For the	For the
				nine months	fiscal year
				ended	ended
(in thousands)	Debt balance	Rate		January 1, 2010	April 3, 2009
Line of Credit	$140,000	4.25	%*	$4,463	$5,950
Senior notes due 2016 (the Notes)	275,000	8.88%		18,305	24,406

Total estimated interest expense related to ViaSat’s pro forma borrowings at January 1, 2010 under the Line of Credit and the Notes				22,768	30,356
Original issue and debt discount amortization related to the Notes	3,418			371	494
Debt issuance costs amortization related to the Notes	8,143			883	1,177
Debt issuance costs amortization related to the Line of Credit	3,787			947	1,262
Reduction of interest expense for capitalized interest related to our ViaSat-1 construction project				(14,902)	(5,889)

Total estimated interest expense				10,067	27,400
Less: historical ViaSat interest expense				(2,530)	(509)
Less: historical WildBlue interest expense				(44,262)	(58,892)

Pro forma interest expense adjustment				$(36,725)	$(32,001)

*	For each .125 percentage points change in the variable interest rate under our Credit Facility, the annual interest expense on the borrowings outstanding would change by $0.2 million.

(j)	To record the estimated impact on income tax expense based on preliminary valuation of WildBlue’s net operating loss carryforward assumed by ViaSat and the effects of estimated fair value adjustments.

The following table provides a reconciliation of the provision (benefit) for income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes for the nine months ended January 1, 2010 and the fiscal year ended April 3, 2009. Estimated pro forma tax attributes are the lesser of the current year amounts or the estimated amount available after the limitation imposed by Section 382 of the Code (due to ownership changes) as follows:

	Nine months ended
	January 1,	September 30,
	2010	2009	Pro forma	Pro forma
(in thousands)	ViaSat	WildBlue	adjustments	combined
Income (loss) before taxes	$23,212	$(28,162)	$33,762	$28,812

Tax expense (benefit) at statutory rate	8,124	(9,857)	11,817	10,084
State tax provision, net of federal benefit	761	(1,286)	1,107	582
Tax credits, net of valuation allowance	(4,930)	—	—	(4,930)
Other	(1,190)	980	(1,053)	(1,263)
Valuation allowance	—	10,163	(10,163)	—

Total income taxes	$2,765	$—	$1,708	$4,473

	Fiscal year ended
		December 31,
	April 3, 2009	2008	Pro forma	Pro forma
(in thousands)	ViaSat	WildBlue	adjustments	combined
Income (loss) before taxes	$45,241	$(80,587)	$10,830	$(24,516)

Tax expense (benefit) at statutory rate	15,834	(28,205)	3,791	(8,580)
State tax provision, net of federal benefit	2,545	(3,682)	533	(604)
Tax credits, net of valuation allowance	(10,017)	—	—	(10,017)
Manufacturing deduction	(920)	—	920	—
Other	(648)	62	—	(586)
Valuation allowance	—	31,825	(31,825)	—

Total income taxes	$6,794	$—	$(26,581)	$(19,787)

(k)	To adjust shares used in computing basic and diluted net income per share to reflect the issuance of 4.29 million shares of ViaSat common stock at the closing of the WildBlue acquisition, and calculated as if the shares were outstanding from the beginning of the period presented.

(l)	To remove the impact for the seventeen days of WildBlue operations post-acquisition already included in the unaudited historical results of ViaSat for the nine months ended January 1, 2010.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
          The following table provides our selected historical consolidated financial data as of and for each of the fiscal years in the five-year period ended April 3, 2009 and the nine months ended January 2, 2009 and January 1, 2010. The data as of and for each of the fiscal years in the five-year period ended April 3, 2009 have been derived from our audited financial statements. The data as of and for the nine months ended January 2, 2009 and January 1, 2010 have been derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future reporting period.
          You should consider the financial statement data provided below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and the financial statements and notes incorporated herein by reference.

	Fiscal years ended					Nine months ended
(in thousands,	April 1,	March 31,	March 30,	March 28,	April 3,	January 2,	January 1,
except per share data)	2005	2006	2007	2008	2009	2009	2010
						(unaudited)
Statement of income data:
Revenues	$345,939	$433,823	$516,566	$574,650	$628,179	$462,603	$475,438
Operating expenses:
Cost of revenues	262,260	325,271	380,092	413,520	446,824	329,100	333,690
Selling, general and administrative	48,631	57,059	69,896	76,365	98,624	72,986	90,259
Independent research and development	8,082	15,757	21,631	32,273	29,622	23,481	21,559
Amortization of acquired intangible assets	6,642	6,806	9,502	9,562	8,822	7,017	4,768

Income from operations	20,324	28,930	35,445	42,930	44,287	30,019	25,162
Interest income (expense), net	304	(200)	1,741	5,155	954	1,074	(1,950)

Income before income taxes	20,628	28,730	37,186	48,085	45,241	31,093	23,212
Provision for income taxes	1,246	5,105	6,755	13,521	6,794	4,822	2,765

Net income	19,382	23,625	30,431	34,564	38,447	26,271	20,447
Less: net income attributable to the noncontrolling interest, net of tax	115	110	265	1,051	116	56	(243)

Net income attributable to ViaSat, Inc.	$19,267	$23,515	$30,166	$33,513	$38,331	$26,215	$20,690

Basic net income per share attributable to ViaSat, Inc. common stockholders	$.72	$.87	$1.06	$1.11	$1.25	$.85	$.65
Diluted net income per share attributable to ViaSat, Inc. common stockholders	$.68	$.81	$.98	$1.04	$1.20	$.82	$.62
Shares used in computing basic net income per share	26,749	27,133	28,589	30,232	30,772	30,699	31,863
Shares used in computing diluted net income per share	28,147	28,857	30,893	32,224	31,884	31,826	33,591

	As of
	April 1,	March 31,	March 30,	March 28,	April 3,	January 2,	January 1,
(in thousands)	2005	2006	2007	2008	2009	2009	2010
						(unaudited)
Balance sheet data:
Cash, cash equivalents and short-term investments	$14,741	$36,887	$103,392	$125,219	$63,491	$63,711	$67,116
Restricted cash	—	—	—	—	—	—	2,148
Working capital	138,859	152,907	187,406	248,251	203,390	212,262	227,545
Total assets	301,825	363,305	483,939	551,094	622,942	584,795	1,254,031
Line of credit	—	—	—	—	—	—	140,000
Long-term debt, net	—	—	—	—	—	—	271,677
Other liabilities	3,911	7,625	13,273	17,290	24,718	18,693	31,251
Total ViaSat, Inc. stockholders’ equity	226,283	263,298	348,795	404,140	458,748	442,243	640,061

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
Company Overview
          We are a leading provider of advanced satellite and wireless communications and secure networking systems, products and services. We have leveraged our success developing complex satellite communication systems and equipment for the U.S. government and select commercial customers to develop end-to-end satellite network solutions for a wide array of applications and customers. Our product and systems offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that our portfolio of products, combined with our ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides us with a strong foundation to sustain and enhance our leadership in advanced communications and networking technologies. Our customers, including the U.S. government, leading aerospace and defense prime contractors, network integrators and communications service providers, rely on our solutions to meet their complex communications and networking requirements. In addition, following our recent acquisition of WildBlue, we are a leading provider of satellite broadband internet services in the United States.
          ViaSat operates in three segments: government systems, commercial networks and satellite services.
Recent Transactions
          On December 15, 2009, we consummated our acquisition of WildBlue, a leading Ka-band satellite broadband internet service provider. In connection with the acquisition, we paid approximately $442.7 million in cash and issued approximately 4.29 million shares of ViaSat common stock to the WildBlue Investors. ViaSat retained approximately $64.7 million of WildBlue’s cash on hand. To finance in part the cash payment made to the WildBlue Investors, in October 2009 we issued $275.0 million in aggregate principal amount of notes and in December 2009 we borrowed $140.0 million under our Credit Facility.
          On March 15, 2010 we amended the Credit Facility to, among other things, (1) increase the aggregate amount of letters of credit that may be issued from $25.0 million to $35.0 million, (2) permit ViaSat to request an increase in the revolving loan commitment under the Credit Facility of up to $90.0 million, (3) increase the basket for permitted indebtedness for capital lease obligations from $10.0 million to $50.0 million, (4) increase the maximum permitted leverage ratio and senior secured leverage ratio, (5) decrease the minimum permitted interest coverage ratio, and (6) increase certain baskets under the Credit Facility for permitted investments and capital expenditures. On March 23, 2010, we increased the amount of our revolving line of credit under the Credit Facility from $210.0 million to $275.0 million.
          On March 31, 2010, we and certain WildBlue Investors completed the sale of an aggregate of 6,900,000 shares of ViaSat common stock in an underwritten public offering, 3,173,962 of which were sold by us and 3,726,038 of which were sold by such WildBlue Investors. Our net proceeds from the offering were approximately $100.5 million. The shares sold by such WildBlue Investors in the offering constituted shares of our common stock issued to such WildBlue Investors in connection with our acquisition of WildBlue. We expect to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, financing costs related to the purchase, launch and operation of ViaSat-1 or any future satellite, or other potential acquisitions. On April 1, 2010 we used $80.0 million of the net proceeds to repay outstanding borrowings under the Credit Facility.
Government Systems
          Our government systems segment develops and produces network-centric IP-based secure government communications systems, products and solutions, which are designed to enable the collection and dissemination of secure real-time digital information between command centers, communications nodes and air defense systems. Customers of our government systems segment include tactical armed forces, public safety first-responders and remote government employees.
          The primary products and services of our government systems segment include:
•	Tactical data links, including MIDS terminals for military fighter jets, and their successor, MIDS Joint Tactical Radio System (MIDS JTRS) terminals (which we expect will be available in 2010), “disposable” weapon data links, portable small tactical terminals and digital video data links for intelligence, surveillance and reconnaissance from Unmanned Aerial Vehicles (UAVs) and ground systems,

•	Information assurance products that enable military and government users to communicate information securely over networks, and that secure data stored on computers and storage devices, and

•	Government satellite communication systems, including an array of portable and fixed broadband modems, terminals, network access control systems and antenna systems using a range of satellite frequency bands.
Commercial Networks
          Our commercial networks segment develops and produces a variety of advanced end-to-end satellite communication systems and ground networking equipment and products that address five key market segments: consumer, enterprise, in-flight, maritime and ground mobile applications. These communication systems, networking equipment and products are generally developed through a combination of customer and discretionary internal research and development funding.

          Our satellite communication systems and ground networking equipment and products cater to a wide range of domestic and international commercial customers and include:
•	Mobile broadband satellite communication systems, designed for use in aircraft, seagoing vessels and high-speed trains,

•	Consumer broadband, including next-generation satellite network infrastructure and ground terminals to access high capacity satellites,

•	Satellite networking systems design and technology development, including design and technology services covering all aspects of satellite communication system architecture and technology,

•	Enterprise Very Small Aperture Terminal (VSAT) networks and products, designed to provide enterprises with broadband access to the internet or private networks, and

•	Antenna systems for terrestrial and satellite applications, specializing in small, low-profile, multi-band antennas for mobile satellite communications.
Satellite Services
          Our satellite services segment complements our commercial networks segment by providing wholesale and retail satellite-based broadband internet services in the United States via our satellite and capacity agreements and managed network services for the satellite communication systems of our consumer, enterprise and mobile broadband customers.
          The primary services offered by our satellite services segment comprise:
•	Wholesale and retail broadband services, comprised of WildBlue® service, which provides two-way satellite-based broadband internet access to consumers and small businesses in the United States. As of January 1, 2010, we provided WildBlue service to approximately 423,000 subscribers,

•	Mobile broadband services, comprised of network management services for customers who use our ArcLight-based mobile satellite systems, and

•	Managed broadband services, comprised of a full-service managed broadband service for everyday enterprise networking or backup protection for primary networks.
In addition, following the launch of ViaSat-1, we expect to provide wholesale broadband service over ViaSat-1 in the United States at speeds and volumes that provide a broadband experience that is comparable to or better than terrestrial broadband alternatives such as cable modems and DSL connections. We expect this service to become available in 2011. We plan to offer wholesale broadband services via ViaSat-1 to national and regional distribution partners, including retail service providers and communications companies.
Sources of Revenues
          To date, our ability to grow and maintain our revenues has depended on our ability to identify and target markets where the customer places a high priority on the technology solution, and our ability to obtain additional sizable contract awards. Due to the nature of this process, it is difficult to predict the probability and timing of obtaining awards in these markets.

          Our products are provided primarily through three types of contracts: fixed-price, time-and-materials and cost-reimbursement contracts. Fixed-price contracts, which require us to provide products and services under a contract at a specified price, comprised approximately 92% and 87% of our revenues for the three months ended January 1, 2010 and January 2, 2009, respectively, and 90% and 86% of our revenues for the nine months ended January 1, 2010 and January 2, 2009, respectively. The remainder of our revenue for such periods was derived from cost-reimbursement contracts (under which we are reimbursed for all actual costs incurred in performing the contract to the extent such costs are within the contract ceiling and allowable under the terms of the contract, plus a fee or profit) and from time-and-materials contracts (which reimburse us for the number of labor hours expended at an established hourly rate negotiated in the contract, plus the cost of materials utilized in providing such products or services).
          Historically, a significant portion of our revenues has been derived from customer contracts that include the research and development of products. The research and development efforts are conducted in direct response to the customer’s specific requirements and, accordingly, expenditures related to such efforts are included in cost of sales when incurred and the related funding (which includes a profit component) is included in revenues. Revenues for our funded research and development from our customer contracts were approximately $17.1 million or 11% and $28.9 million or 19% of our total revenues in the three months ended January 1, 2010 and January 2, 2009, respectively. Revenues for our funded research and development from our customer contracts were approximately $75.0 million or 16% and $93.3 million or 20% of our total revenues in the nine months ended January 1, 2010 and January 2, 2009, respectively.
          We also incur independent research and development expenses, which are not directly funded by a third party. Independent research and development expenses consist primarily of salaries and other personnel-related expenses, supplies, prototype materials, testing and certification related to research and development programs. Independent research and development expenses were approximately 5% of revenues during the three months ended January 1, 2010 and January 2, 2009, and 5% of revenues during the nine months ended January 1, 2010 and January 2, 2009. As a government contractor, we are able to recover a portion of our independent research and development expenses pursuant to our government contracts.
          Our satellite services segment revenues are primarily derived from our recently acquired WildBlue business (which provides wholesale and retail satellite-based broadband internet services in the United States) and our managed network services which complement the commercial networks segment by supporting the satellite communication systems of the Company’s enterprise and mobile broadband customers.
Critical Accounting Policies and Estimates
          Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We consider the policies discussed below to be critical to an understanding of our financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. We describe the specific risks for these critical accounting policies in the following paragraphs. For all of these policies, we caution that future events rarely develop exactly as forecast, and even the best estimates routinely require adjustment.
Revenue recognition
          A substantial portion of our revenues is derived from long-term contracts requiring development and delivery of complex equipment built to customer specifications. Sales related to these contracts are accounted for under authoritative guidance for the percentage-of-completion method of accounting (the American Institute of Certified Public Accountants’ (AICPA) Statement of Position 81-1 (SOP 81-1), “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” / ASC 605-35). Sales and earnings under these contracts are recorded either based on the ratio of actual costs incurred to date to total estimated costs expected to be incurred related to the contract or as products are shipped under the units-of-delivery method.

          The percentage-of-completion method of accounting requires management to estimate the profit margin for each individual contract and to apply that profit margin on a uniform basis as sales are recorded under the contract. The estimation of profit margins requires management to make projections of the total sales to be generated and the total costs that will be incurred under a contract. These projections require management to make numerous assumptions and estimates relating to items such as the complexity of design and related development costs, performance of subcontractors, availability and cost of materials, labor productivity and cost, overhead and capital costs and manufacturing efficiency. These contracts often include purchase options for additional quantities and customer change orders for additional or revised product functionality. Purchase options and change orders are accounted for either as an integral part of the original contract or separately depending upon the nature and value of the item. For contract claims or similar items, we apply judgment in estimating the amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is considered probable. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. During the three months ended January 1, 2010 and January 2, 2009, we recorded losses of approximately $0.6 million and $0.2 million, respectively, related to loss contracts. During the nine months ended January 1, 2010 and January 2, 2009, we recorded losses of approximately $5.7 million and $1.6 million, respectively, related to loss contracts.
          Assuming the initial estimates of sales and costs under a contract are accurate, the percentage-of-completion method results in the profit margin being recorded evenly as revenue is recognized under the contract. Changes in these underlying estimates due to revisions in sales and future cost estimates or the exercise of contract options may result in profit margins being recognized unevenly over a contract as such changes are accounted for on a cumulative basis in the period estimates are revised.
          We believe we have established appropriate systems and processes to enable us to reasonably estimate future cost on our programs through regular quarterly evaluations of contract costs, scheduling and technical matters by business unit personnel and management. Historically, in the aggregate, we have not experienced significant deviations in actual costs from estimated program costs, and when deviations that result in significant adjustments arise, we would disclose the related impact in Management’s Discussion and Analysis of Financial Condition and Results of Operations. However, these estimates require significant management judgment and a significant change in future cost estimates on one or more programs could have a material effect on our results of operations. A one percent variance in our future cost estimates on open fixed-price contracts as of January 1, 2010 would change our income before income taxes by approximately $0.4 million.
          We also have contracts and purchase orders where revenue is recorded on delivery of products or performance of services in accordance with the authoritative guidance for revenue recognition (Staff Accounting Bulletin No. 104 (SAB 104), “Revenue Recognition” / ASC 605). Under this standard, we recognize revenue when an arrangement exists, prices are determinable, collectability is reasonably assured and the goods or services have been delivered.
          We also enter into certain leasing arrangements with customers and evaluate the contracts in accordance with FASB ASC Topic 840 — Leases. Our accounting for equipment leases involves specific determinations under the authoritative guidance, which often involve complex provisions and significant judgments. In accordance with the authoritative guidance, we classify the transactions as sales type or operating leases based on (1) review for transfers of ownership of the property to the lessee by the end of the lease term, (2) review of the lease terms to determine if it contains an option to purchase the leased property for a price which is sufficiently lower than the expected fair value of the property at the date the option, (3) review of the lease term to determine if it is equal to or greater than 75% of the economic life of the equipment and (4) review of the present value of the minimum lease payments to determine if they are equal to or greater than 90% of the fair market value of the equipment at the inception of the lease. Additionally we consider the cancelability of the contract and any related uncertainty of collections or risk in recoverability of the lease investment at lease inception. Revenue from sales type leases is recognized at the inception of the lease or when the equipment has been delivered and installed at the customer site, if installation is required. Revenues from equipment rentals under operating leases are recognized as earned over the lease term, which is generally on a straight-line basis.

          When a sale involves multiple elements, such as sales of products that include services, the entire fee from the arrangement is allocated to each respective element based on its relative fair value in accordance with the authoritative guidance for accounting for multiple element revenue arrangements (Emerging Issues Task Force 00-21 (EITF 00-21), “Accounting for Multiple Element Revenue Arrangements” / ASC 605-25), and recognized when the applicable revenue recognition criteria for each element have been met. The amount of product and service revenue recognized is impacted by our judgments as to whether an arrangement includes multiple elements and, if so, whether sufficient objective and reliable evidence of fair value exists for those elements. Changes to the elements in an arrangement and our ability to establish evidence for those elements could affect the timing of revenue recognition.
          Collections in excess of revenues and deferred revenues represent cash collected from customers in advance of revenue recognition and are recorded in accrued liabilities for obligations within the next twelve months. Amounts for obligations extending beyond the twelve months are recorded within other liabilities in the consolidated financial statements.
Accounting for stock-based compensation
          We grant options to purchase our common stock and award restricted stock units to our employees and directors under our equity compensation plans. Eligible employees can also purchase shares of our common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period under our employee stock purchase plan. The benefits provided under these plans are stock-based payments subject to the provisions of the authoritative guidance for share-based payments (revised Statement of Financial Accounting Standards (SFAS) No. 123 (SFAS 123R), “Share-Based Payment” / ASC 718). Stock-based compensation expense recognized under the authoritative guidance for share-based payments for the three months ended January 1, 2010 and January 2, 2009 was $3.3 million and $2.5 million, respectively. Stock-based compensation expense recognized under the authoritative guidance for share-based payments for the nine months ended January 1, 2010 and January 2, 2009 was $8.4 million and $7.6 million, respectively.
Allowance for doubtful accounts
          We make estimates of the collectability of our accounts receivable based on historical bad debts, customer creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. Historically, our bad debt allowances have been minimal; a contributing factor to this is that a significant portion of our sales has been to the U.S. government. Our accounts receivable balance was $185.6 million, net of allowance for doubtful accounts of $0.1 million, as of January 1, 2010, and $164.1 million, net of allowance for doubtful accounts of $0.4 million, as of April 3, 2009.
Warranty reserves
          We provide limited warranties on our products for periods of up to five years. We record a liability for our warranty obligations when we ship the products or they are included in long-term construction contracts based upon an estimate of expected warranty costs. Amounts expected to be incurred within twelve months are classified as a current liability. For mature products, we estimate the warranty costs based on historical experience with the particular product. For newer products that do not have a history of warranty costs, we base our estimates on our experience with the technology involved and the types of failures that may occur. It is possible that our underlying assumptions will not reflect the actual experience, and in that case, we will make future adjustments to the recorded warranty obligation.
Goodwill
          We account for our goodwill under authoritative guidance for goodwill and other intangible assets (SFAS 142, “Goodwill and Other Intangible Assets” / ASC 350). The guidance (SFAS 142 / ASC 350) for goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the reporting units that have goodwill assigned to them. Reporting units within our government systems, commercial networks and satellite services segments have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the reporting unit used in the first step, and is compared to its carrying value. The shortfall of the fair value below carrying value, if any, represents the amount of goodwill impairment. We test goodwill for impairment during the fourth quarter every fiscal year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist.

          We estimate the fair values of the related operations using discounted cash flows and other indicators of fair value. We base the forecast of future cash flows on our best estimate of the future revenues and operating costs, which we derive primarily from existing firm orders, expected future orders, contracts with suppliers, labor agreements and general market conditions. Changes in these forecasts could cause a particular reporting unit to either pass or fail the first step in the guidance (SFAS 142 / ASC 350) related to the goodwill impairment model, which could significantly influence whether a goodwill impairment needs to be recorded. We adjust the cash flow forecasts by an appropriate discount rate derived from our market capitalization plus a suitable control premium at the date of evaluation. In applying the first step, which is identification of any impairment of goodwill, no impairment of goodwill has resulted.
Property, equipment and satellites
          Equipment, computers and software, furniture and fixtures, and our ViaSat-1 satellite under construction are recorded at cost, net of accumulated depreciation. Costs are capitalized as incurred and for our satellite include construction, launch and insurance. Satellite construction costs, including launch services and insurance, are generally procured under long-term contracts that provide for payments by us over the contract periods. In addition, interest expense is capitalized on the carrying value of the satellite during the construction period. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to the satellite launch and subsequent in-orbit testing are capitalized and amortized over the estimated useful lives of the satellite. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellite in service.
          As a result of the acquisition of WildBlue on December 15, 2009, we acquired the WildBlue-1 satellite (which was placed into service in March 2007) and an exclusive prepaid lifetime capital lease of Ka-band capacity on Telesat Canada’s Anik F2 satellite (which was placed into service in April 2005). The acquired assets also included the indoor and outdoor customer premise equipment (CPE) units leased to subscribers under WildBlue’s retail leasing program.
Impairment of long-lived assets (property, equipment and satellites, and other intangible assets)
          In accordance with the authoritative guidance for impairment or disposal of long-lived assets (SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” / ASC 360), we assess potential impairments to our long-lived assets, including property, equipment and satellites and other intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. We recognize an impairment loss when the undiscounted cash flows expected to be generated by an asset (or group of assets) are less than the asset’s carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations. We have not identified any such impairment.
Income taxes and valuation allowance on deferred tax assets
          Management evaluates the realizability of our deferred tax assets and assesses the need for a valuation allowance on a quarterly basis. In accordance with the authoritative guidance for income taxes (SFAS 109, “Accounting for Income Taxes” / ASC 740), net deferred tax assets are reduced by a valuation allowance if, based on all the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
          Management evaluates the realizability of our deferred tax assets and assesses the need for a valuation allowance on a quarterly basis. In accordance with the authoritative guidance for income taxes, net deferred tax assets are reduced by a valuation allowance if, based on all the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Our valuation allowance against deferred tax assets increased from $2.1 million at April 3, 2009 to $10.9 million at January 1, 2010. The valuation allowance relates to state net operating loss carryforwards and research credit carryforwards available to reduce state income taxes. The increase in the valuation allowance was due to the acquisition of certain deferred tax assets of WildBlue. The acquired deferred tax assets from WildBlue were recorded net of the valuation allowance.

          Accruals for uncertain tax positions are provided for in accordance with the authoritative guidance for accounting for uncertainty in income taxes (Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” / ASC 740). Under the guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance addresses the derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.
          We are subject to income taxes in the United States and numerous foreign jurisdictions. In the ordinary course of business, there are calculations and transactions where the ultimate tax determination is uncertain. In addition, changes in tax laws and regulations as well as adverse judicial rulings could adversely affect the income tax provision. We believe we have adequately provided for income tax issues not yet resolved with federal, state and foreign tax authorities. However, if these provided amounts prove to be more than what is necessary, the reversal of the reserves would result in tax benefits being recognized in the period in which we determine that provision for the liabilities is no longer necessary. If an ultimate tax assessment exceeds our estimate of tax liabilities, an additional charge to expense would result.
Results of Operations
          The following table presents, as a percentage of related revenues or total revenues, income statement data for the periods indicated.

	Three months ended		Nine months ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009
Revenues	100.0%	100.0%	100.0%	100.0%
Product revenues	87.7	93.9	92.1	94.5
Service revenues	12.3	6.1	7.9	5.5
Operating expenses:
Cost of product revenues	72.0	71.4	70.6	71.6
Cost of service revenues	60.4	51.5	65.5	64.1
Selling, general and administrative	22.0	15.9	19.0	15.8
Independent research and development	5.0	4.7	4.5	5.1
Amortization of intangible assets	1.2	1.5	1.0	1.5

Income from operations	1.2	7.7	5.3	6.5
Income before income taxes	0.1	7.7	4.9	6.7
Net income	2.0	7.1	4.3	5.7
Net income attributable to ViaSat, Inc.	2.1	7.1	4.4	5.7
Three Months Ended January 1, 2010 vs. Three Months Ended January 2, 2009
Product revenues

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Product revenues	$137.1	$141.2	$(4.0)	(2.8)%
Percentage of total revenues	87.7%	93.9%
          Product revenues decreased from $141.2 million to $137.1 million during the third quarter of fiscal year 2010 when compared to the same period last year. The decrease is primarily related to a $4.7 million reduction in government systems segment product revenues partially offset by an increase of $0.8 million from the commercial networks segment. The product revenue decrease in our government systems segment primarily resulted from lower product sales of $6.8 million in next-generation tactical data link development and $1.3 million in video data link systems, offset by higher product sales of $4.1 million in next-generation military satellite communication systems. Our commercial networks segment product revenue increase was mainly due to higher product sales of $6.6 million from our enterprise VSAT products and $4.7 million from our antenna systems products, offset by a reduction in product sales from our mobile satellite communications systems of $5.4 million and $4.2 million from our consumer broadband products.

Service revenues

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Service revenues	$19.2	$9.2	$10.0	108.8%
Percentage of total revenues	12.3%	6.1%
          Service revenues increased from $9.2 million to $19.2 million primarily due to the acquisition of WildBlue which contributed $9.0 million of service revenues in our satellite services segment in the third quarter of fiscal year 2010, since the date of acquisition. The remainder of the service revenue increase was primarily driven by mobile satellite services, which were also included in our satellite services segment.
Cost of product revenues

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Cost of product revenues	$98.7	$100.8	$(2.1)	(2.1)%
Percentage of product revenues	72.0%	71.4%
          Our quarterly cost of product revenues decreased from $100.8 million to $98.7 million during the third quarter of fiscal year 2010 when compared to the third quarter of fiscal year 2009 primarily due to our decreased product revenues. Cost of product revenues as a percentage of product revenues stayed relatively flat at 71.4% for the third quarter of fiscal year 2009 and 72.0% for the third quarter of fiscal year 2010. This was primarily a result of product cost increases of approximately $2.2 million in our government systems segment mainly from lower margins earned on next-generation tactical data link development programs, offset by product cost decreases of approximately $0.9 million in our commercial networks segment mainly from enterprise VSAT products. Cost of product revenues may fluctuate in future periods depending on the mix of products sold, competition, new product introduction costs and other factors.
Cost of service revenues

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Cost of service revenues	$11.6	$4.7	$6.9	144.9%
Percentage of service revenues	60.4%	51.5%
          Our quarterly cost of service revenues increased from $4.7 million to $11.6 million during the third quarter of fiscal year 2010 when compared to the third quarter of fiscal year 2009 primarily due the service revenue increase from the acquisition of WildBlue included in our satellite services segment. The remainder of the increase in cost of service revenues was primarily driven by service cost increases in mobile satellite service development efforts also within our satellite services segment. Cost of service revenues may fluctuate in future periods depending on the mix of services provided, competition, new service introduction costs and other factors.

Selling, general and administrative expenses

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Selling, general and administrative	$34.4	$24.0	$10.5	43.7%
Percentage of revenues	22.0%	15.9%
     The increase in selling, general and administrative expenses (SG&A) of $10.5 million in the third quarter of fiscal year 2010 compared to the third quarter of fiscal year 2009 was primarily attributable to $4.6 million in transaction expenses incurred in connection with the WildBlue acquisition and $5.0 million in SG&A attributable to WildBlue from the day of the acquisition through the end of the quarter (of which $2.7 million related to certain post-acquisition charges recorded for restructuring cost related to terminated employees). SG&A expenses consisted primarily of personnel costs and expenses for business development, marketing and sales, bid and proposal, facilities, finance, contract administration and general management. Some SG&A expenses are difficult to predict and vary based on specific government, commercial and satellite service sales opportunities.
Independent research and development

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Independent research and development	$7.9	$7.0	$0.9	12.6%
Percentage of revenues	5.0%	4.7%
     The increase in independent, research and development (IR&D) expenses of approximately $0.9 million reflected a year-over-year third quarter increase in the commercial networks segment of $1.7 million during the third quarter of fiscal year 2010 when compared to the same period in fiscal year 2009 and a decrease in the government systems segment of $0.9 million. The higher IR&D expenses were principally due to increased IR&D related to next generation consumer broadband products.
     Amortization of acquired intangible assets. We amortize our acquired intangible assets from prior acquisitions over their estimated useful lives ranging from eight months to ten years. The decrease in amortization is due to the fact that certain acquired technology intangibles in our commercial networks segment became fully amortized over the preceding twelve-months, offset partially by amortization of approximately $0.5 million related to the new intangibles acquired as a result of the WildBlue acquisition in December 2009. Current and expected amortization expense for each of the following periods is as follows:

Amortization
(in thousands)
For the nine months ended January 1, 2010	$4,768

Expected for the remainder of fiscal year 2010	$4,598
Expected for fiscal year 2011	17,777
Expected for fiscal year 2012	16,551
Expected for fiscal year 2013	13,446
Expected for fiscal year 2014	11,705
Thereafter	29,880

$93,957

     Interest income. The increase in interest income of $0.3 million quarter over quarter was primarily due to slightly higher average interest rates on our investments and higher average invested cash balances during the third quarter of fiscal year 2010 when compared to the same period last fiscal year.

     Interest expense. The increase in interest expense of $2.0 million quarter over quarter was primarily due to interest expense in connection with the notes and our the Credit Facility. We capitalized $3.8 million of interest expense associated with the construction of our ViaSat-1 satellite during the three months ended January 1, 2010 compared to no amounts capitalized during the corresponding period of the prior fiscal year. The amount of such capitalized interest will depend on the carrying value of the ViaSat-1 satellite and the duration of the construction phase of the project. We expect to incur significantly more interest expense as a result of the issuance on October 22, 2009 of the notes and will continue to capitalize additional interest related to our ViaSat-1 satellite construction project.
     Provision (Benefit) for Income Taxes. The income tax benefit of $2.9 million for the third quarter of fiscal 2010 was lower than the expected tax expense based on the 17.4% estimated annual effective tax rate primarily due to the recognition of approximately $2.6 million of previously unrecognized tax benefits due to the expiration of the statute of limitations for certain previously filed tax returns, partially offset by non-deductible acquisition-related costs associated with our WildBlue acquisition. Our estimated annual effective tax rate of approximately 17.4% for fiscal year 2010 reflects the expiration of the federal research and development tax credit on December 31, 2009. If the federal research and development tax credit is reinstated, we may have a lower annual effective tax rate and the amount of the tax rate reduction will depend on the effective date of any such reinstatement, the terms of the reinstatement as well as the amount of eligible research and development expenses in the reinstated period.
Segment Results for the Three Months Ended January 1, 2010 vs. Three Months Ended January 2, 2009
Government systems segment
Revenues

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Revenues	$89.1	$93.8	$(4.7)	(5.0)%
     The revenue decrease in our government systems segment was primarily derived from lower product sales of $6.8 million in next-generation tactical data link development and $1.3 million in video data link systems, offset by higher product sales of $4.1 million in next-generation military satellite communication systems.
Segment operating profit

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Operating profit	$10.8	$14.3	$(3.5)	(24.4)%
Percentage of segment revenue	12.1%	15.2%
     The decrease in our government systems segment operating profit of $3.5 million during the third quarter of fiscal year 2010 when compared to the third quarter of fiscal year 2009 was primarily due to decreased revenues coupled with lower product contributions, resulting in higher cost of revenues of approximately $2.2 million and also due to higher selling, support and new business proposal costs of approximately $0.5 million.
Commercial networks segment
Revenues

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Revenues	$55.0	$54.2	$0.8	1.5%
     Our commercial networks segment revenue increase was mainly due to higher product sales of $6.6 million from our enterprise VSAT products and $4.7 million from our antenna systems products, offset by a reduction in product sales of $5.4 million from our mobile satellite communications systems and $4.2 million from our consumer broadband products.

Segment operating (loss) profit

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Operating (loss) profit	$(0.8)	$0.1	$(0.9)	(1,260.1)%
Percentage of segment revenues	(1.5)%	0.1%
     Our commercial networks segment changed to an operating loss from an operating profit in the third quarter of fiscal year 2010 when compared to the same period last fiscal year. This change was primarily due to an increase in IR&D costs of approximately $1.8 million and higher selling, support and new business proposal costs of $0.3 million, offset by increased revenues and related product contributions of $1.2 million.
Satellite services segment
Revenues

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Revenues	$12.3	$2.4	$9.9	412.2%
     Our satellite services segment revenue increase of approximately $9.9 million was primarily attributable to the acquisition of WildBlue in December 2009, which contributed $9.0 million of service revenues in our satellite services segment in the third quarter of fiscal year 2010, since the date of acquisition. The remainder of the revenue increase in our satellite services segment was primarily driven by mobile satellite services.
Segment operating loss

	Three months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Operating loss	$(6.2)	$(0.4)	$(5.7)	(1,333.2)%
Percentage of segment revenues	(50.3)%	(18.0)%
     The increase in satellite services segment operating loss of $5.7 million during the third quarter of fiscal year 2010 when compared to the third quarter of fiscal year 2009 was primarily due to the acquisition of WildBlue. We incurred $5.0 million in SG&A expenses in the WildBlue business during the third quarter of fiscal year 2010 since the date of acquisition (of which $2.7 million related to certain post-acquisition charges recorded for restructuring costs related to terminated employees) and incurred approximately $4.6 million in WildBlue transaction-related expenses during the quarter, offset by WildBlue revenues and related product contributions of $3.8 million.
Nine Months Ended January 1, 2010 vs. Nine Months Ended January 2, 2009
Product revenues

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Product revenues	$437.9	$437.0	$0.9	0.2%
Percentage of total revenues	92.1%	94.5%
     Product revenues increased from $437.0 million to $437.9 million during the first nine months of fiscal year 2010 when compared to the same period last year. Increased product revenues were experienced in our government systems segment, which increased by $4.7 million, offset by a decrease in our commercial networks segment of $3.7 million. Product revenue increases in our government systems segment were primarily derived from higher product sales of $16.8 million in next-generation military satellite communication systems, offset by lower product sales of $7.2 million in next-generation tactical data link development and $5.7 million in information assurance products and development programs. Our commercial networks segment product revenue decrease was mainly due to a reduction in sales of $12.1 million from our consumer broadband products and $6.0 million from our mobile satellite communications systems products, offset by higher sales of $10.5 million from our enterprise VSAT products and $3.4 million from our antenna systems products.

Service revenues

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Service revenues	$37.5	$25.6	$11.9	46.5%
Percentage of total revenues	7.9%	5.5%
     Service revenues increased from $25.6 million to $37.5 million primarily due to the acquisition of WildBlue in December 2009 which contributed $9.0 million of service revenues in our satellite services segment in the third quarter of fiscal year 2010. The remainder of the service revenue increase was primarily driven by growth in our mobile satellite services revenues, which are also included in our satellite services segment.
Cost of product revenues

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Cost of product revenues	$309.1	$312.7	$(3.6)	(1.14)%
Percentage of product revenues	70.6%	71.6%
     Our cost of product revenues decreased from $312.7 million to $309.1 million during the first nine months of fiscal year 2010 when compared to the same period of fiscal year 2009. We experienced a decrease in cost of product revenues as a percent of product revenues from 71.6% to 70.6%. This improvement was primarily due to product cost reductions of approximately $1.8 million in our commercial networks segment mainly from our enterprise VSAT products and $0.9 million in our government systems segment primarily from information assurance products and development programs, offset by lower margins on video datalink systems. Cost of product revenues may fluctuate in future periods depending on the mix of products sold, competition, new product introduction costs and other factors.
Cost of service revenues

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Cost of service revenues	$24.6	$16.4	$8.2	49.7%
Percentage of service revenues	65.5%	64.1%
     Our cost of service revenues increased from $16.4 million to $24.6 million during the first nine months of fiscal year 2010 when compared to the same period of fiscal year 2009 primarily due the service revenue increase from the acquisition of WildBlue included in our satellite services segment. The remainder of the increase in cost of service revenues was primarily driven by service cost increases in mobile satellite service development efforts which are also within our satellite services segment. Cost of service revenues may fluctuate in future periods depending on the mix of services provided, competition, new service introduction costs and other factors.

Selling, general and administrative expenses

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Selling, general and administrative	$90.3	$73.0	$17.3	23.7%
Percentage of revenues	19.0%	15.8%
     The increase in SG&A expenses of $17.3 million during the first nine months of fiscal year 2010 compared to the same period of fiscal year 2009 was primarily attributable to $7.1 million in transaction expenses incurred in connection with the WildBlue acquisition, $5.0 million in SG&A attributable to WildBlue since the date of acquisition (of which $2.7 million related to certain post- acquisition charges recorded for restructuring costs related to terminated employees), increased support costs related to business growth of approximately $3.2 million and new business proposal costs for new contract awards of approximately $3.2 million primarily in our government systems segment, offset by lower selling costs of approximately $1.1 million mainly in our commercial networks segment. SG&A expenses consisted primarily of personnel costs and expenses for business development, marketing and sales, bid and proposal, facilities, finance, contract administration and general management. Some SG&A expenses are difficult to predict and vary based on specific government, commercial and satellite service sales opportunities.
Independent research and development

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Independent research and development	$21.6	$23.5	$(1.9)	(8.2)%
Percentage of revenues	4.5%	5.1%
     The decrease in IR&D expenses of approximately $1.9 million reflected a year-over-year decrease in the government systems segment of $2.2 million offset by an increase in the commercial networks segment of $0.3 million for the first nine months of fiscal year 2010 when compared to the same period in fiscal year 2009. The lower IR&D expenses were principally due to a shift of some of our efforts from internal development projects to customer-funded development.
     Amortization of acquired intangible assets. We amortize our acquired intangible assets from prior acquisitions over their estimated useful lives ranging from eight months to ten years. The decrease in amortization is due to the fact that certain acquired technology intangibles in our commercial networks segment became fully amortized over the preceding twelve-month period, offset partially by amortization of approximately $0.5 million related to new intangibles acquired as a result of the WildBlue acquisition in December 2009. Current and expected amortization expense for each of the following periods is as follows:

Amortization
(in thousands)
For the nine months ended January 1, 2010	$4,768

Expected for the remainder of fiscal year 2010	$4,598
Expected for fiscal year 2011	17,777
Expected for fiscal year 2012	16,551
Expected for fiscal year 2013	13,446
Expected for fiscal year 2014	11,705
Thereafter	29,880

$93,957

     Interest income. The decrease in interest income of $0.8 million was primarily due to lower interest rates on our investments and lower average invested cash balances.
     Interest expense. The increase in interest expense of $2.2 million year over year was primarily due to interest expense on the notes and Credit Facility. We capitalized $5.0 million of interest expense associated with the construction of our ViaSat-1 satellite during the nine months ended January 1, 2010 compared to no amounts capitalized during the corresponding period of the prior fiscal year. The amount of such capitalized interest will depend on the carrying value of the ViaSat-1 satellite and the duration of the construction phase of the project. We expect to incur significantly more interest expense as a result of the issuance on October 22, 2009 of the notes and will continue to capitalize additional interest related to our ViaSat-1 satellite construction project.

     Provision for Income Taxes. Our effective tax rate for the nine months ended January 1, 2010 was approximately 11.9%, as compared to the 17.4% estimated annual effective tax rate for fiscal year 2010. The difference was primarily due to the recognition of approximately $2.6 million of previously unrecognized tax benefits due to the expiration of the statute of limitations for certain previously filed tax returns, partially offset by non-deductible acquisition-related costs associated with the WildBlue acquisition. This compares to an effective tax rate of 15.5% for the nine months ended January 2, 2009, which reflected the retroactive reinstatement of the federal research and development tax credit during such fiscal period. Our estimated annual effective tax rate of approximately 17.4% for fiscal year 2010 reflects the expiration of the federal research and development tax credit on December 31, 2009. If the federal research and development tax credit is reinstated, we may have a lower annual effective tax rate and the amount of the tax rate reduction will depend on the effective date of any such reinstatement, the terms of the reinstatement as well as the amount of eligible research and development expenses in the reinstated period.
Segment Results for the Nine Months Ended January 1, 2010 vs. Nine Months Ended January 2, 2009
Government systems segment
Revenues

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Revenues	$284.5	$279.7	$4.7	1.7%
     The revenue increase in our government systems segment was primarily derived from higher product sales of $16.8 million in next-generation military satellite communication systems offset by lower product sales of $7.2 million in next-generation tactical data link development and a decrease in product sales of $5.7 million in information assurance products and development programs.
Segment operating profit

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Operating profit	$37.2	$39.6	$(2.5)	(6.2)%
Percentage of segment revenue	13.1%	14.2%
     Our government systems segment operating profits decreased $2.5 million for the first nine months of fiscal year 2010 when compared to the first nine months of fiscal year 2009 primarily due to higher selling and support costs of approximately $7.2 million which were offset by increased revenues and related product contributions of approximately $2.5 million and lower IR&D costs of approximately $2.2 million.
Commercial networks segment
Revenues

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Revenues	$172.7	$176.4	$(3.7)	(2.1)%
     Our commercial networks segment revenue decrease was mainly due to a $12.1 million reduction in consumer broadband product sales and a $6.0 million reduction in sales from our mobile satellite communications systems products, offset by higher sales of $10.5 million from our enterprise VSAT products and $3.4 million from our antenna systems products.

Segment operating profit

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Operating profit	$3.0	$0.6	$2.3	369.0%
Percentage of segment revenues	1.7%	0.4%
     Our commercial networks segment operating profit increased in the first nine months of fiscal year 2010 when compared to the same period last fiscal year primarily due to product cost decreases of approximately $1.8 million mainly from our enterprise VSAT products and a $1.6 million decrease in selling, support and new business proposal costs, offset by $0.3 million increase in IR&D costs.
Satellite services segment
Revenues

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	increase	increase
(in millions, except percentages)	2010	2009	(decrease)	(decrease)
Revenues	$18.3	$6.5	$11.7	179.7%
     Our satellite services segment revenue increase of approximately $11.7 million was primarily due to the acquisition of WildBlue in December 2009, which contributed $9.0 million of service revenues in the third quarter of fiscal year 2010 since the date of acquisition. The remainder of the revenue increase in our satellite services segment is primarily driven by mobile satellite services.
Segment operating loss

	Nine months ended		Dollar	Percentage
	January 1,	January 2,	(increase)	(increase)
(in millions, except percentages)	2010	2009	decrease	decrease
Operating loss	$(10.2)	$(3.3)	$(7.0)	(213.8)%
Percentage of segment revenues	(55.9)%	(49.8)%
     The increase in our satellite services segment operating loss of $7.0 million in the first nine months of fiscal year 2010 when compared to the same period last fiscal year was primarily due to approximately $7.1 million in transaction-related expenses incurred in connection with the WildBlue acquisition and $5.0 million in SG&A expenses incurred by WildBlue during the third quarter of fiscal year 2010 since the date of acquisition (of which $2.7 million related to certain post-acquisition charges recorded for restructuring cost related to terminated employees), offset by WildBlue revenues and related product contributions of $3.8 million.
Cautionary Statement
     The following results of operations for fiscal year 2009, fiscal year 2008 and fiscal year 2007 have not been recast to separately show service revenues from product revenues and related costs of revenues in line with results of operations for the three and nine months ended January 1, 2010 and January 2, 2009 which have been presented above. Our service revenues were insignificant for fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007 and therefore were not separately disclosed in the past for these respective periods. We intend to recast this information in our future filings to provide comparable information to our future results.

Fiscal Year 2009 vs. Fiscal Year 2008
Revenues

	Fiscal years ended		Dollar	Percentage
	April 3,	March 28,	increase	increase
(in millions, except percentages)	2009	2008	(decrease)	(decrease)
Revenues	$628.2	$574.7	$53.5	9.3%
     The increase in revenues from $574.7 million in fiscal year 2008 to $628.2 million during fiscal year 2009 was primarily due to higher customer awards received during our fiscal year 2009 of $728.4 million compared to $560.0 million in fiscal year 2008, and the conversion of a portion of those awards into revenues. Increased revenues were experienced in our government systems segment, which increased by $69.1 million, and our satellite services segment, which increased by $1.9 million, offset by a decrease in our commercial networks segment of $17.5 million. The revenue increase in our government systems segment was primarily derived from higher sales of $45.5 million in information assurance products and development programs, $29.6 million in next generation military satellite communication systems and $6.0 million in video data link systems, offset by a decrease in sales of $10.8 million in next generation tactical data link development and a decrease of $1.1 million in sales from our majority-owned subsidiary, TrellisWare. Our satellite services segment revenue increase of approximately $1.9 million was primarily derived from service arrangements supporting both the mobile broadband and enterprise managed networks services markets. Our commercial networks segment revenue decrease was mainly due to a $34.0 million reduction in consumer broadband products sales and a $2.2 million reduction in enterprise VSAT product sales, offset by a $19.2 million increase in sales of mobile satellite systems programs.
Cost of revenues

	Fiscal years ended		Dollar	Percentage
	April 3,	March 28,	increase	increase
(in millions, except percentages)	2009	2008	(decrease)	(decrease)
Cost of revenues	$446.8	$413.5	$33.3	8.1%
Percentage of revenues	71.1%	72.0%
     The increase in cost of revenues from $413.5 million during fiscal year 2008 to $446.8 million in fiscal year 2009 was primarily due to our increased revenues year-over-year. However, we did experience a slight year-over-year decrease in cost of revenues as a percentage of revenues from 72.0% to 71.1%. This improvement was due to product cost reductions of approximately $6.3 million in our government systems segment mainly from next generation military satellite communication systems programs, offset by an increase in cost of revenues of $4.0 million in our commercial networks segment from lower margin next generation broadband development programs in fiscal year 2009 compared to last fiscal year. Cost of revenues for fiscal years 2009 and 2008 included approximately $2.5 million and $1.8 million, respectively, in stock-based compensation expense.
Selling, general and administrative expenses

	Fiscal years ended		Dollar	Percentage
	April 3,	March 28,	increase	increase
(in millions, except percentages)	2009	2008	(decrease)	(decrease)
Selling, general and administrative	$98.6	$76.4	$22.3	29.1%
Percentage of revenues	15.7%	13.3%
     The increase in SG&A expenses in fiscal year 2009 compared to fiscal year 2008 was primarily attributable to higher selling and new business proposal costs of approximately $4.1 million for new contract awards, increased support costs related to business growth of approximately $14.4 million, increased support costs related to ViaSat-1 of $2.1 million and an increase of approximately $1.6 million in stock-based compensation expense. SG&A expenses consisted primarily of personnel costs and expenses for business development, marketing and sales, bid and proposal, facilities, finance, contract administration and general management.
Independent research and development

	Fiscal years ended		Dollar	Percentage
	April 3,	March 28,	increase	increase
(in millions, except percentages)	2009	2008	(decrease)	(decrease)
Independent research and development	$29.6	$32.3	$(2.7)	(8.2%)
Percentage of revenues	4.7%	5.6%
     The year-over-year decrease in IR&D expenses of approximately $2.7 million reflects a year-over-year decrease in our commercial networks segment of $4.8 million for fiscal year 2009 when compared to fiscal year 2008, offset by an increase in our government systems segment of $2.2 million. The lower IR&D expenses were principally due to a shift of some of our efforts from internal development projects to customer-funded development.

     Amortization of intangible assets. The intangible assets from prior acquisitions are being amortized over estimated useful lives ranging from eight months to ten years. The amortization of intangible assets will decrease each year as the intangible assets with shorter lives become fully amortized.
     The expected amortization expense of long-lived acquired intangible assets for the next five fiscal years is as follows:

Amortization
(in thousands)
Expected for fiscal year 2010	$5,588
Expected for fiscal year 2011	4,826
Expected for fiscal year 2012	3,600
Expected for fiscal year 2013	1,047
Expected for fiscal year 2014	646
Thereafter	948

$16,655

     Interest income. Interest income decreased to $1.5 million for fiscal year 2009 from $5.7 million for fiscal year 2008 due to lower interest rates on our investments and lower average invested cash balances during year-over-year.
     Interest expense. Interest expense decreased slightly to $0.5 million for fiscal year 2009 from $0.6 million for fiscal year 2008. Commitment fees on our Credit Facility availability remained substantially the same for each period. We had no outstanding borrowings under our Credit Facility at April 3, 2009 and March 28, 2008.
     Provision for income taxes. The decrease in the effective rate from 15.0% in fiscal year 2009 compared to 28.1% in fiscal year 2008 was primarily due to increased federal tax credits in fiscal year 2009 as the federal research credit in fiscal year 2009 included fifteen months of the credit compared to only nine months in fiscal year 2008 as a result of the October 2008 reinstatement of the credit retroactively from January 1, 2008.
Segment Results for Fiscal Year 2009 vs. Fiscal Year 2008
Government systems segment
Revenues

	Fiscal years ended		Dollar	Percentage
	April 3,	March 28,	increase	increase
(in millions, except percentages)	2009	2008	(decrease)	(decrease)
Revenues	$388.7	$319.5	$69.1	21.6%
     Our year-over-year government systems segment revenues increased primarily due to higher customer awards of $407.3 million during fiscal year 2009 compared to $306.2 million in fiscal year 2008, and the conversion of a portion of those awards into revenues. The $69.1 million revenue increase was generated from higher sales of information assurance products and development programs of $45.5 million, next generation military satellite communication systems of $29.6 million and video data link systems of $6.0 million, offset by a revenue decrease of $10.8 million in next generation tactical data link development and a $1.1 million revenue decrease from our majority-owned subsidiary, TrellisWare.

Segment operating profit

	Fiscal years ended		Dollar	Percentage
	April 3,	March 28,	increase	increase
(in millions, except percentages)	2009	2008	(decrease)	(decrease)
Segment operating profit	$57.0	$45.8	$11.2	24.5%
Percentage of segment revenues	14.7%	14.3%
     Government systems segment operating profits increased in fiscal year 2009 when compared to fiscal year 2008 primarily due to increased revenues and related product contributions of $27.7 million, offset by $14.3 million in higher selling, support and new business proposal costs, and a $2.2 million increase in IR&D costs.
Commercial networks segment
Revenues

	Fiscal years ended		Dollar	Percentage
	April 3,	March 28,	increase	increase
(in millions, except percentages)	2009	2008	(decrease)	(decrease)
Revenues	$230.8	$248.3	$(17.5)	(7.0%)
     The decrease in our commercial networks segment fiscal year 2009 revenues compared to fiscal year 2008 primarily resulted from reduced consumer broadband products revenues of $34.0 million and a $2.2 million revenue reduction from enterprise VSAT products, offset by a $19.2 million revenue increase from our mobile satellite systems programs.
Segment operating profit

	Fiscal years ended		Dollar	Percentage
	April 3,	March 28,	increase	increase
(in millions, except percentages)	2009	2008	(decrease)	(decrease)
Segment operating profit	$0.1	$9.8	$(9.7)	(99.4%)
Percentage of segment revenues	0.0%	3.9%
     Our commercial networks segment operating profit decreased in fiscal year 2009 from fiscal year 2008 primarily due to higher selling, support and new business proposal costs of $6.0 million. We also experienced operating profit decreases due to the addition of certain consumer product programs for next generation broadband equipment yielding lower margins compared to prior year. These operating profit decreases were slightly offset by better program performance in our antenna systems products group totaling approximately $1.8 million and in our mobile satellite systems programs totaling approximately $1.7 million.
Satellite services segment
Revenues

	Fiscal years ended		Dollar	Percentage
	April 3,	March 28,	increase	increase
(in millions, except percentages)	2009	2008	(decrease)	(decrease)
Revenues	$8.7	$6.8	$1.9	27.6%
     Our satellite services segment experienced a slight revenue increase year-over-year. These revenues were primarily derived from service arrangements supporting both the mobile broadband and enterprise managed networks services markets.
Segment operating loss

	Fiscal years ended		Dollar	Percentage
	April 3,	March 28,	increase	increase
(in millions, except percentages)	2009	2008	(decrease)	(decrease)
Segment operating loss	$(4.0)	$(2.9)	$(1.1)	(39.5%)
Percentage of segment revenues	(45.8%)	(41.8%)
     The increase in satellite services segment operating losses of $1.1 million in fiscal year 2009 when compared to fiscal year 2008 was primarily driven by a $2.1 million increase in legal and support costs related to ViaSat-1, offset by approximately $1.0 million in contributions from satellite services segment revenue growth, net of cost of revenues.

Fiscal Year 2008 vs. Fiscal Year 2007
Revenues

	Fiscal years ended		Dollar	Percentage
	March 28,	March 30,	increase	increase
(in millions, except percentages)	2008	2007	(decrease)	(decrease)
Revenues	$574.7	$516.6	$58.1	11.2%
     The increase in revenues from $516.6 million to $574.7 million was due to higher customer awards received during our fiscal year 2008 of $560.0 million compared to $525.0 million in fiscal year 2007, and the conversion of certain of those awards into revenues. Increased revenues were experienced in all three of our government systems, commercial networks and satellite services segments. The revenue increase in our government systems segment was primarily derived from increased sales of next generation military satellite communication systems of approximately $25.3 million, tactical data link products of approximately $5.9 million, video data link systems of approximately $4.1 million, certain government information assurance products of approximately $2.4 million and $3.3 million from TrellisWare, our majority-owned subsidiary. Our commercial networks segment revenue increase was primarily derived from increased sales of consumer broadband products of approximately $23.7 million and $14.8 million in higher sales from our antenna systems products, offset by a $25.3 million reduction in enterprise VSAT product sales.
Cost of revenues

	Fiscal years ended		Dollar	Percentage
	March 28,	March 30,	increase	increase
(in millions, except percentages)	2008	2007	(decrease)	(decrease)
Cost of revenues	$413.5	$380.1	$33.4	8.8%
Percentage of revenues	72.0%	73.6%
     The increase in cost of revenues from $380.1 million to $413.5 million was primarily due to our increased revenues. However, we did experience a decrease in the cost of revenues as a percent of revenues from 73.6% in fiscal year 2007 to 72.0% in fiscal year 2008. This improvement was primarily due to product cost reductions in our consumer and mobile broadband products totaling approximately $6.7 million and better program performance in our antenna systems product group totaling approximately $6.0 million. Cost of revenues in each of fiscal year 2008 and fiscal year 2007 included approximately $1.8 million in stock-based compensation expense, respectively.
Selling, general and administrative expenses

	Fiscal years ended		Dollar	Percentage
	March 28,	March 30,	increase	increase
(in millions, except percentages)	2008	2007	(decrease)	(decrease)
Selling, general and administrative	$76.4	$69.9	$6.5	9.3%
Percentage of revenues	13.3%	13.5%
     The increase in SG&A expenses year-over-year was primarily attributable to higher support costs of approximately $1.0 million and higher selling and proposal costs of approximately $4.6 million to support our anticipated future revenue growth, and approximately $4.7 million in stock-based compensation expense recorded in fiscal year 2008 versus $2.9 million in fiscal year 2007. SG&A expenses consisted primarily of personnel costs and expenses for business development, marketing and sales, bid and proposal, facilities, finance, contract administration and general management.

Independent research and development

	Fiscal years ended		Dollar	Percentage
	March 28,	March 30,	increase	increase
(in millions, except percentages)	2008	2007	(decrease)	(decrease)
Independent research and development	$32.3	$21.6	$10.6	49.2%
Percentage of revenues	5.6%	4.2%
     The increase in IR&D expenses reflected year-over-year increases derived from the government systems segment of $6.5 million and the commercial networks segment of $4.1 million. The higher IR&D expenses were principally for the development of next generation information assurance, UAV technology, next generation broadband equipment and mobile antenna technologies and reflected our recognition of certain opportunities in these markets and the need to invest in the development of new technologies to meet these opportunities.
     Amortization of intangible assets. The intangible assets from prior acquisitions are being amortized over estimated useful lives ranging from eight months to ten years. The amortization of intangible assets will decrease each year as the intangible assets with shorter lives become fully amortized.
     Interest income. Interest income increased to $5.7 million for fiscal year 2008 from $2.2 million for fiscal year 2007 due to higher average invested cash balances year-over-year.
     Interest expense. Interest expense increased to $0.6 million for fiscal year 2008 from $0.4 million for fiscal year 2007, primarily due to the accretion of interest on a borrowing agreement entered into in the fourth quarter of fiscal year 2007. Commitment fees on our Credit Facility availability remained the same year-over-year. At March 28, 2008 and March 30, 2007, we had no outstanding borrowings under our Credit Facility.
     Provision for income taxes. The increase in the effective rate for fiscal year 2008 compared to fiscal year 2007 was primarily due to reduced federal tax credits in fiscal year 2008 as the research credit was available for only nine months in fiscal year 2008 compared to fifteen months in fiscal year 2007 due to reinstatement of the credit retroactively to January 1, 2006.
Segment Results for Fiscal Year 2008 vs. Fiscal Year 2007
Government systems segment
Revenues

	Fiscal years ended		Dollar	Percentage
	March 28,	March 30,	increase	increase
(in millions, except percentages)	2008	2007	(decrease)	(decrease)
Revenues	$319.5	$278.4	$41.2	14.8%
     Our government systems segment revenues increased primarily due to a higher beginning backlog and the receipt of $306.2 million in awards during fiscal year 2008. The $41.2 million revenue increase was comprised of higher year-over-year sales of approximately $25.3 million in next generation military satellite communication systems, approximately $5.9 million from tactical data link products, approximately $4.1 million from sales of video data link systems, approximately $2.4 million from certain government information assurance products and $3.3 million increase in sales at TrellisWare, our majority-owned subsidiary.

Segment operating profit

	Fiscal years ended		Dollar	Percentage
	March 28,	March 30,	increase	increase
(in millions, except percentages)	2008	2007	(decrease)	(decrease)
Segment operating profit	$45.8	$42.8	$3.0	7.0%
Percentage of segment revenues	14.3%	15.4%
     Our government systems segment operating profits increased primarily due to the increased revenues of $41.2 million, offset by additional IR&D spending of $6.5 million, growth in SG&A expenses of $4.0 million from higher selling and support costs, and additional non-cash stock-based compensation charges of $0.8 million.
Commercial networks segment
Revenues

	Fiscal years ended		Dollar	Percentage
	March 28,	March 30,	increase	increase
(in millions, except percentages)	2008	2007	(decrease)	(decrease)
Revenues	$248.3	$231.5	$16.8	7.2%
     Our commercial networks segment revenue growth was primarily derived from higher consumer broadband sales of approximately $23.7 million combined with $14.8 million in higher sales from our antenna systems products. These increases were offset by a $25.3 million reduction in enterprise VSAT product sales, resulting in total year-over-year commercial networks segment increases of $16.8 million.
Segment operating profit

	Fiscal years ended		Dollar	Percentage
	March 28,	March 30,	increase	increase
(in millions, except percentages)	2008	2007	(decrease)	(decrease)
Segment operating profit	$9.8	$4.3	$5.5	129.1%
Percentage of segment revenues	3.9%	1.8%
     Operating profit growth of $5.5 million in our commercial networks segment was primarily driven by improved performance of consumer broadband products, which contributed to product cost reductions of approximately $6.7 million year-over-year. This was offset by a decrease in operating profit associated with reduced enterprise VSAT product sales and an increase in non-cash stock-based compensation expense of approximately $1.3 million.
Satellite services segment
Revenues

	Fiscal years ended		Dollar	Percentage
	March 28,	March 30,	increase	increase
(in millions, except percentages)	2008	2007	(decrease)	(decrease)
Revenues	$6.8	$6.7	$0.1	1.9%
     Our satellite services segment experienced revenues relatively flat year-over-year. These revenues were primarily derived from service arrangements supporting both the mobile broadband and enterprise managed networks services markets.
Segment operating loss

	Fiscal years ended		Dollar	Percentage
	March 28,	March 30,	increase	increase
(in millions, except percentages)	2008	2007	(decrease)	(decrease)
Segment operating loss	$(2.9)	$(1.7)	$(1.2)	(67.8%)
Percentage of segment revenues	(41.8%)	(25.4%)
     The increase in satellite services segment operating losses of $1.2 million was primarily driven by the write-off of a certain receivable due to a customer bankruptcy in our managed broadband services business.

Backlog
     As reflected in the table below, both funded and firm backlog increased during the first nine months of fiscal year 2010 and during fiscal year 2009, primarily due to some expected large contract awards that we began pursuing in fiscal years 2009 and 2008 for which negotiations were completed in fiscal years 2010 and 2009, respectively.

(in millions)	January 1, 2010	April 3, 2009	March 28, 2008
Firm backlog
Government Systems segment	$207.5	$225.6	$206.8
Commercial Networks segment	242.4	238.7	154.5
Satellite Services segment	28.8	10.3	13.1

Total	$478.7	$474.6	$374.4

Funded backlog
Government Systems segment	$190.4	$209.1	$186.1
Commercial Networks segment	242.4	187.1	154.5
Satellite Services segment	28.8	10.3	13.1

Total	$461.6	$406.5	$353.7

Contract options	$28.1	$25.6	$39.3

     The firm backlog does not include contract options. Of the $478.7 million in firm backlog, approximately $118.5 million is expected to be delivered during the remaining three months of fiscal year 2010, and the balance is expected to be delivered in fiscal year 2011 and thereafter. We include in our backlog only those orders for which we have accepted purchase orders.
     Our total new awards were $157.1 million and $503.4 million for the three and nine months ended January 1, 2010, respectively, compared to $143.1 million and $604.5 million for the three and nine months ended January 2, 2009, respectively.
     Backlog is not necessarily indicative of future sales. A majority of our contracts, including with respect to funded backlog, can be terminated at the convenience of the customer. Orders are often made substantially in advance of delivery, and our contracts typically provide that orders may be terminated with limited or no penalties. In addition, purchase orders may present product specifications that would require us to complete additional product development. A failure to develop products meeting such specifications could lead to a termination of the related contract.
     Firm backlog amounts as presented are comprised of funded and unfunded components. Funded backlog represents the sum of contract amounts for which funds have been specifically obligated by customers to contracts. Unfunded backlog represents future amounts that customers may obligate over the specified contract performance periods. Our customers allocate funds for expenditures on long-term contracts on a periodic basis. Our ability to realize revenues from contracts in backlog is dependent upon adequate funding for such contracts. Although we do not control the funding of our contracts, our experience indicates that actual contract fundings have ultimately been approximately equal to the aggregate amounts of the contracts.
Liquidity and Capital Resources
     We have financed our operations to date primarily with cash flows from operations, bank line of credit financing, debt financing and equity financing. During the first nine months of fiscal year 2010, we generated $413.6 million of net cash from financing activities, which included proceeds for our issuance of the notes and additional borrowings under our Credit Facility. The general cash needs of our government systems, commercial networks and satellite services segments can vary significantly and depend on the type and mix of contracts in backlog (i.e., product or service, development or production, and timing of payments), the quality of the customer (i.e., government or commercial, domestic or international), the duration of the contract and the timing of payment milestones under our satellite construction and launch contracts. In addition, primarily within our government systems and commercial networks segments, program performance significantly impacts the timing and amount of cash flows. If a program is performing and meeting its contractual requirements, then the cash flow requirements are usually lower. The cash needs of the government systems segment tend to be more a function of the type of contract rather than customer quality. Also, U.S. government procurement regulations tend to restrict the timing of cash payments on the contract. In the commercial networks and satellite services segments, our cash needs are driven primarily by the quality of the customer and the type of contract. The quality of the customer can affect the specific contract cash flow and whether financing instruments are required by the customer. In addition, the commercial networks and satellite services financing environments tend to provide for more flexible payment terms with customers, including advance payments.

Operating activities
     Cash provided by operating activities for the first nine months of fiscal year 2010 was $57.9 million as compared to $31.5 million for the first nine months of fiscal year 2009. The $26.4 million increase in cash provided by operating activities for the first nine months of fiscal year 2010 as compared to the first nine months of fiscal year 2009 was primarily attributed to a year-over-year net decrease in cash used for net operating assets of $34.4 million, offset by lower year-over-year net income of $5.8 million. The net operating asset decrease was predominantly due to an increase in our collections in excess of revenues included in accrued liabilities, which increased $16.6 million from the prior fiscal year-end, offset by growth in our combined billed and unbilled accounts receivable, net, which increased by approximately $10.1 million from the prior fiscal year-end prior to the effect of the WildBlue acquisition. Receivables growth in the first nine months of fiscal year 2010 was largely due to the timing of certain contract billing milestones on programs in both our commercial networks segment and government systems segment.
     Cash provided by operating activities in fiscal year 2009 was $61.9 million as compared to cash provided by operating activities in fiscal year 2008 of $48.3 million. The increase of $13.6 million in cash provided by operating activities in fiscal year 2009 compared to fiscal year 2008 was primarily attributed to additional net operating asset conversions to cash of $12.3 million and higher year-over-year net income of $3.9 million. Combined billed and unbilled accounts receivable, net, increased by $8.6 million from prior fiscal year-end due to a $12.6 million increase in our commercial networks segment and a $0.3 million increase in our satellite services segment, offset by a $4.3 million decrease in our government systems segment spread across various customers. Collections in excess of revenue included in accrued liabilities decreased approximately $10.4 million as we progressed towards completion of certain larger development projects and recorded the related revenues, as well as the timing of any additional milestones billings.
Investing activities
     Cash used in investing activities in the first nine months of fiscal year 2010 was $468.3 million as compared to $93.9 million for the first nine months of fiscal year 2009. The increase in cash used in investing activities was primarily related to $378.0 million of net cash used for the acquisition of WildBlue, offset by lower construction payments for ViaSat-1 of approximately $65.0 million and lower additional capital expenditures for equipment of approximately $20.4 million for the first nine months of fiscal year 2010 compared to approximately $71.5 million and $19.2 million, respectively, for the same period of fiscal year 2009.
     Cash used in investing activities in fiscal year 2009 was $126.1 million as compared to cash used in investing activities in fiscal year 2008 of $35.2 million. The increase in cash used in investing activities was primarily related to the construction costs of ViaSat-1 of approximately $93.4 million and other additional capital expenditures for equipment of approximately $23.8 million in fiscal year 2009 compared to approximately $22.8 million of total capital expenditures in fiscal year 2008. In addition, cash used in investing activities in fiscal year 2009 included, in connection with the terms of our acquisition of all of the outstanding stock of JAST, S.A. (JAST, a Switzerland-based developer of microwave circuits and antennas for terrestrial and satellite applications), the cash payment of the remaining portion of the initial purchase price of approximately $0.8 million on the first anniversary of the closing date. Cash used in investing activities for fiscal year 2008 included $8.7 million paid in cash to certain former stockholders of ECC under the terms of the acquisition agreement for ECC, $0.9 million in cash paid for the acquisition of JAST on the closing date under the terms of the JAST acquisition agreement, and $0.3 million paid in cash to former stockholders of Enerdyne Technologies, Inc. (Enerdyne) under the terms of the Enerdyne acquisition agreement.

Financing activities
     Cash provided by financing activities for the first nine months of fiscal year 2010 was $413.6 million as compared to $1.6 million for the first nine months of fiscal year 2009. The approximate $411.9 million increase in cash inflows for the first nine months of fiscal year 2010 compared to the same period of last fiscal year was primarily related to the $271.6 million and $263.0 million in proceeds from borrowings under the notes in October of 2009 and under our Credit Facility, respectively, offset by repayments under our Credit Facility of $123.0 million and payment of debt issuance costs of $11.6 million. In addition, cash provided by financing activities for both periods included cash received from stock option exercises, cash inflows related to the incremental tax benefit from stock-based compensation and cash received from employee stock purchase plan purchases. Cash provided by financing activities in the first nine months of fiscal year 2010 was offset by the repurchase of common stock related to net share settlement of certain employee tax liabilities in connection with the vesting of restricted stock unit awards and debt issuance costs.
     Cash provided by financing activities for fiscal year 2009 was $3.2 million as compared to $8.3 million for fiscal year 2008. The approximate $5.1 million decrease in cash inflows for fiscal year 2009 compared to fiscal year 2008 was primarily related to the $4.7 million repayment of our secured borrowing at the beginning of fiscal year 2009, offset by $1.5 million in cash receipts related to the sale of stock in our majority-owned subsidiary, TrellisWare. During April 2008, TrellisWare issued additional shares of preferred stock and received $1.5 million in cash proceeds from other principal stockholders. We also invested $1.8 million in order to maintain the level of our percentage ownership interest. In addition, cash provided by financing activities for both periods included cash received from stock option exercises, employee stock purchase plan purchases and cash inflows related to the incremental tax benefit from stock-based compensation, slightly offset by the repurchase of common stock related to net share settlement of certain employee tax liabilities in connection with the vesting of restricted stock unit awards.
Satellite-related activities
     In January 2008, we entered into several agreements with Space Systems/Loral, Inc. (SS/L), Loral Space & Communications, Inc. (Loral) and Telesat Canada related to our anticipated high-capacity satellite system. Under the satellite construction contract with SS/L, we purchased ViaSat-1, a new high-capacity Ka-band spot-beam satellite designed by us and currently under construction by SS/L for approximately $209.1 million, subject to purchase price adjustments based on satellite performance. The total cost of the satellite is $246.0 million, but, as part of the satellite purchase arrangements, Loral executed a separate contract with SS/L whereby Loral is purchasing the Canadian beams on the ViaSat-1 satellite for approximately $36.9 million (15% of the total satellite cost). We have entered into a beam sharing agreement with Loral, whereby Loral has agreed to reimburse us for 15% of the total costs associated with launch and launch insurance, which is estimated to be approximately $20.3 million, and in-orbit insurance and satellite operating costs post launch.
     In November 2008, we entered into a launch services agreement with Arianespace to procure launch services for ViaSat-1 at a cost estimated to be $107.8 million, depending on the mass of the satellite at launch. In March 2009, we substituted ILS International Launch Services, Inc. (ILS) for Arianespace as the primary provider of launch services for ViaSat-1 and, accordingly, we entered into a contract for launch services with ILS to procure launch services for ViaSat-1 at an estimated cost of approximately $80.0 million, subject to certain adjustments, resulting in a net savings of approximately $20.0 million.
     On May 7, 2009, we entered into an Amended and Restated Launch Services Agreement with Arianespace. Under the terms of the Amended and Restated Launch Services Agreement, Arianespace has agreed to perform certain launch services to maintain the launch capability for ViaSat-1, should the need arise, or for launch services of a future ViaSat satellite launch prior to December 2015. This amendment and restatement also provides for certain cost adjustments depending on fluctuations in foreign currencies, mass of the satellite launched and launch period timing.

     The projected total cost of the ViaSat-1 project, including the satellite, launch, insurance and related gateway infrastructure, through in-service of the satellite is estimated to be approximately $400.0 million, excluding capitalized interest, and will depend on the timing of the gateway infrastructure roll-out, among other things. However, we anticipate capitalizing certain amounts of interest expense related to our outstanding borrowings in connection with our capital projects under construction, such as construction of ViaSat-1 and related gateways. We continually evaluate alternative strategies that would limit our total required investment. We believe we have adequate sources of funding for the project, which includes our cash on hand, the cash we expect to generate from operations over the next few years, and additional borrowing ability based on our financial position and debt leverage ratio. We believe this provides us flexibility to execute this project in an appropriate manner and/or obtain outside equity under terms that we consider reasonable.
Senior notes due 2016
     On October 22, 2009, we issued $275.0 million in principal amount of notes in a private placement to institutional buyers. The notes bear interest at the rate of 8.875% per year, payable semi-annually in cash in arrears commencing in March 2010 and were issued with an original issue discount of 1.24% or, $3.4 million. The notes are recorded as long-term debt, net of original issue discount, in our consolidated financial statements. The original issue discount and deferred financing cost associated with the issuance of the notes are amortized to interest expense over the term of the notes.
     The notes are guaranteed on an unsecured senior basis by each of our existing and future subsidiaries that guarantees the Credit Facility. The notes and the guarantees are our and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of their existing and future unsecured unsubordinated debt. The notes and the guarantees are effectively junior in right of payment to their existing and future secured debt, including under the Credit Facility (to the extent of the value of the assets securing such debt), are structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that are not guarantors of the notes, and are senior in right of payment to all of their existing and future subordinated indebtedness.
     The indenture governing the notes limits, among other things, our and our restricted subsidiaries’ ability to: incur, assume or guarantee additional debt; issue redeemable stock and preferred stock; pay dividends, make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase subordinated debt; make loans and investments; grant or incur liens; restrict dividends, loans or asset transfers from restricted subsidiaries; sell or otherwise dispose of assets; enter into transactions with affiliates; reduce our satellite insurance; and consolidate or merge with, or sell substantially all of their assets to, another person.
     Prior to September 15, 2012, we may redeem up to 35% of the notes at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to September 15, 2012, we may also redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of: (i) 1.0% of the principal amount of such notes and (ii) the excess, if any, of (a) the present value at such date of redemption of (1) the redemption price of such notes on September 15, 2012 plus (2) all required interest payments due on such notes through September 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the then-outstanding principal amount of such notes. The notes may be redeemed, in whole or in part, at any time during the twelve months beginning on September 15, 2012 at a redemption price of 106.656%, during the twelve months beginning on September 15, 2013 at a redemption price of 104.438%, during the twelve months beginning on September 15, 2014 at a redemption price of 102.219%, and at any time on or after September 12, 2015 at a redemption price of 100%, in each case plus accrued and unpaid interest, if any, thereon to the redemption date.
     In the event a change of control occurs (as defined under the indenture), each holder will have the right to require us to repurchase all or any part (equal to $2,000 or larger integral multiples of $1,000) of such holder’s notes at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     In connection with the private placement of the notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to file a registration statement with the SEC (of which this prospectus forms a part) to permit the holders to exchange or resell the notes. We must use commercially reasonable efforts to consummate an exchange offer within 365 days after the issuance of the notes or, under certain circumstances, to prepare and file a shelf registration statement to cover the resale of the notes. If we do not comply with certain of their obligations under the registration rights agreement, the registration rights agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum during the 90-day period immediately following such default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will the penalty rate exceed 1.00% per annum.
Credit Facility and liquidity
     We invest our cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities. At January 1, 2010, we had $67.1 million in cash and cash equivalents, $227.5 million in working capital and $140.0 million in principal amount outstanding under our Credit Facility. At April 3, 2009, we had $63.5 million in cash and cash equivalents, $203.4 million in working capital and no outstanding borrowings under our Credit Facility. Our cash and cash equivalents are held in accounts managed by third party financial institutions. To date, we have experienced no loss of access to our cash equivalents; however, there can be no assurance that access to our cash and cash equivalents will not be impacted by adverse conditions in the financial markets.
     The Credit Facility, as amended, provides a revolving line of credit of $275.0 million (including up to $35.0 million of letters of credit), which matures on July 1, 2012. Borrowings under the Credit Facility bear interest, at our option, at either (1) the highest of the Federal Funds rate plus 0.50%, Eurodollar rate plus 1.00% or the administrative agent’s prime rate as announced from time to time, or (2) at the Eurodollar rate plus, in the case of each of (1) and (2), an applicable margin that is based on the ratio of our debt to earnings before interest, taxes, depreciation and amortization (EBITDA). At January 1, 2010, the effective interest rate on our outstanding borrowings under the Credit Facility was 4.25%. We anticipate capitalizing certain amounts of interest expense on our Credit Facility in connection with the construction of ViaSat-1. The Credit Facility is guaranteed by certain of our domestic subsidiaries and collateralized by substantially all of our respective assets.
     At January 1, 2010 we had $140.0 million in principal amount of outstanding borrowings under the Credit Facility and $12.2 million outstanding under standby letters of credit, leaving borrowing availability under the Credit Facility of $57.8 million.
     The Credit Facility contains financial covenants regarding a maximum leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio. In addition, the Credit Facility contains covenants that restrict, among other things, our ability to sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments. On December 14, 2009, we amended the Credit Facility to clarify the calculation of EBITDA following the completion of the WildBlue acquisition. On March 15, 2010 we further amended the Credit Facility to, among other things, (1) increase the aggregate amount of letters of credit that may be issued from $25.0 million to $35.0 million, (2) permit ViaSat to request an increase in the revolving loan commitment under the Credit Facility of up to $90.0 million, (3) increase the basket for permitted indebtedness for capital lease obligations from $10.0 million to $50.0 million, (4) increase the maximum permitted leverage ratio and senior secured leverage ratio, (5) decrease the minimum permitted interest coverage ratio, and (6) increase certain baskets under the Credit Facility for permitted investments and capital expenditures.
     To further enhance our liquidity position, we may obtain additional financing, which could consist of debt, convertible debt or equity financing from public and/or private capital markets. In March 2010, we filed a universal shelf registration statement with the SEC for the future sale of an unlimited amount of debt securities, common stock, preferred stock, depositary shares, warrants and rights, dealers or agents. The securities may be offered from time to time, separately or together, directly by us by selling security holders, or through underwriters at amounts, prices, interest rates and other terms to be determined at the time of the offering.
     On March 31, 2010, we and certain WildBlue Investors completed the sale of an aggregate of 6,900,000 shares of ViaSat common stock in an underwritten public offering, 3,173,962 of which were sold by us and 3,726,038 of which were sold by such WildBlue Investors. Our net proceeds from the offering were approximately $100.5 million. The shares sold by WildBlue Investors in the offering constituted shares of our common stock issued to such WildBlue Investors in connection with our acquisition of WildBlue. We expect to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, financing costs related to the purchase, launch and operation of ViaSat-1 or any future satellite, or other potential acquisitions. On April 1, 2010 we used $80.0 million of the net proceeds to repay outstanding borrowings under the Credit Facility.
     Our future capital requirements will depend upon many factors, including the timing and amount of cash required for the ViaSat-1 satellite project pursuant to our contractual commitments, other future broadband satellite projects we may engage in, expansion of our research and development and marketing efforts, and the nature and timing of orders. Additionally, we will continue to evaluate possible acquisitions of, or investments in complementary businesses, products and technologies which may require the use of cash. We believe that our current cash balances and net cash expected to be provided by operating activities along with availability under our Credit Facility will be sufficient to meet our anticipated operating requirements for at least the next twelve months.

Contractual Obligations
     The following table sets forth a summary of our obligations at January 1, 2010:

		For the
		remainder of
		fiscal year	For the fiscal years ending
(in thousands)	Total	2010	2011-2012	2013-2014	Thereafter
Operating leases and satellite capacity agreements	$139,625	$6,160	$47,448	$42,218	$43,799
The notes (1)	438,725	6,102	48,813	48,813	334,997
Line of credit	140,000	—	—	140,000	—
Standby letters of credit	12,155	4,539	7,616	—	—
Purchase commitments including satellite-related agreements	445,278	73,762	182,153	45,922	143,441

Total	$1,175,783	$90,563	$286,030	$276,953	$522,237

(1)	Includes total interest payments on the notes of $6.1 million for the remainder of fiscal year 2010, $48.8 million in fiscal 2011-2012, $48.8 million in fiscal 2013-2014 and $60.0 million thereafter.
     We purchase components from a variety of suppliers and use several subcontractors and contract manufacturers to provide design and manufacturing services for our products. During the normal course of business, we enter into agreements with subcontractors, contract manufacturers and suppliers that either allow them to procure inventory based upon criteria defined by us or that establish the parameters defining our requirements. We have also entered into agreements with suppliers for the construction, operation and launch of ViaSat-1.
     In addition, we have contracted for an additional launch which can be used as a back-up launch for ViaSat-1 or for a future satellite. In certain instances, these agreements allow us the option to cancel, reschedule and adjust our requirements based on our business needs prior to firm orders being placed. Consequently, only a portion of our reported purchase commitments arising from these agreements are firm, non-cancelable and unconditional commitments.
     Our condensed consolidated balance sheets included $31.3 million and $24.7 million of “other liabilities” as of January 1, 2010 and April 3, 2009, respectively, which primarily consists of our long-term warranty obligations, deferred lease credits, long-term portion of deferred revenue and long-term unrecognized tax position liabilities. These remaining liabilities have been excluded from the above table as the timing and/or the amount of any cash payment is uncertain. See Note 10 to our condensed consolidated financial statements incorporated by reference into this prospectus for additional information regarding our income taxes and related tax positions and Note 8 for a discussion of our product warranties.
Recent Authoritative Guidance
     In June 2009, the FASB issued authoritative guidance which amends the consolidation guidance applicable to variable interest entities SFAS 167, “Amendments to FASB Interpretation No. 46R” (SFAS 167). The guidance will affect the overall consolidation analysis under the current authoritative guidance for consolidation of variable interest entities (FIN 46R / ASC 810) and is effective for us as of the beginning of the first quarter of fiscal year 2011. We are currently evaluating the impact that the guidance may have on our consolidated financial statements and disclosures.
     In October 2009, the FASB issued authoritative guidance for revenue recognition with multiple deliverables (EITF 08-1, “Revenue Arrangements with Multiple Deliverables”). This new guidance impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, this guidance modifies the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. This guidance will be effective for us beginning in the first quarter of fiscal year 2012, however early adoption is permitted. We are currently evaluating the impact that the guidance may have on our consolidated financial statements and disclosures.

Off-Balance Sheet Arrangements
     We had no material off-balance sheet arrangements at January 1, 2010 as defined in Regulation S-K Item 303(a)(4) other than as discussed under Contractual Obligations above or disclosed in the notes to our financial statements incorporated by reference into this prospectus.
Quantitative and Qualitative Disclosures About Market Risk
Interest rate risk
     Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable, and short-term and long-term obligations, including the Credit Facility and the notes. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. As of January 1, 2010, we had $140.0 million and $275.0 million in principal amount of outstanding borrowings under our Credit Facility and notes, respectively, and we held no short-term investments. Our exposure to market risk for changes in interest rates relates primarily to borrowings under our Credit Facility, cash equivalents, short-term investments and short-term obligations, as our notes bear interest at a fixed rate.
     The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. To minimize this risk, we maintain a significant portion of our cash balance in money market funds. In general, money market funds are not subject to interest rate risk because the interest paid on such funds fluctuates with the prevailing interest rate. Our cash and cash equivalents earn interest at variable rates. Given recent declines in interest rates, our interest income has been and may continue to be negatively impacted. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. If the underlying weighted average interest rate on our cash and cash equivalents, assuming balances remain constant over a year, changed by 50 basis points, interest income would have increased or decreased by approximately $0.3 million. Because our investment policy restricts us to invest in conservative, interest-bearing investments and because our business strategy does not rely on generating material returns from our investment portfolio, we do not expect our market risk exposure on our investment portfolio to be material.
     As of January 1, 2010, we had $140.0 million in principal amount of outstanding borrowings under our Credit Facility. Our primary interest rate under the Credit Facility is the Eurodollar rate plus an applicable margin that is based on the ratio of our debt to EBITDA. As of January 1, 2010, the effective interest rate on our outstanding borrowings under the Credit Facility was 4.25%. Assuming the outstanding balance remained constant over a year, a 50 basis point increase in the interest rate would increase interest incurred prior to effects of capitalized interest and cash flow by approximately $0.7 million.
Foreign exchange risk
     We generally conduct our business in U.S. dollars. However, as our international business is conducted in a variety of foreign currencies and we pay some of our vendors in Euros, we are exposed to fluctuations in foreign currency exchange rates. Our objective in managing our exposure to foreign currency exchanges is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, from time to time, we may enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions.
     As of January 1, 2010, we had no foreign currency exchange contracts outstanding.

BUSINESS
Company Overview
     We are a leading provider of advanced satellite and wireless communications and secure networking systems, products and services. We have leveraged our success developing complex satellite communication systems and equipment for the U.S. government and select commercial customers to develop end-to-end satellite network solutions for a wide array of applications and customers. Our product and systems offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that our portfolio of products, combined with our ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides us with a strong foundation to sustain and enhance our leadership in advanced communications and networking technologies. Our customers, including the U.S. government, leading aerospace and defense prime contractors, network integrators and communications service providers, rely on our solutions to meet their complex communications and networking requirements. In addition, following our recent acquisition of WildBlue, we are a leading wholesale and retail provider of satellite broadband internet services in the United States. ViaSat was incorporated in California in 1986, and reincorporated as a Delaware corporation in 1996.
     ViaSat operates in three segments: government systems, commercial networks and satellite services. Financial information regarding our reporting segments and the geographic areas in which we operate is included in the consolidated financial statements and notes thereto, which are included in our annual and quarterly reports incorporated by reference herein.
Recent Transactions
     On December 15, 2009, we consummated our acquisition of WildBlue, a leading Ka-band satellite broadband internet service provider. In connection with the acquisition, we paid approximately $442.7 million in cash and issued approximately 4.29 million shares of ViaSat common stock to the WildBlue Investors. ViaSat retained approximately $64.7 million of WildBlue’s cash on hand. To finance in part the cash payment made to the WildBlue Investors, in October 2009 we issued $275.0 million in aggregate principal amount of notes and in December 2009 we borrowed $140.0 million under our Credit Facility.
     On March 15, 2010 we amended the Credit Facility to, among other things, (1) increase the aggregate amount of letters of credit that may be issued from $25.0 million to $35.0 million, (2) permit ViaSat to request an increase in the revolving loan commitment under the Credit Facility of up to $90.0 million, (3) increase the basket for permitted indebtedness for capital lease obligations from $10.0 million to $50.0 million, (4) increase the maximum permitted leverage ratio and senior secured leverage ratio, (5) decrease the minimum permitted interest coverage ratio, and (6) increase certain baskets under the Credit Facility for permitted investments and capital expenditures. On March 23, 2010, we increased the amount of our revolving line of credit under the Credit Facility from $210.0 million to $275.0 million.
     On March 31, 2010, we and certain WildBlue Investors completed the sale of an aggregate of 6,900,000 shares of ViaSat common stock in an underwritten public offering, 3,173,962 of which were sold by us and 3,726,038 of which were sold by such WildBlue Investors. Our net proceeds from the offering were approximately $100.5 million. The shares sold by such WildBlue Investors in the offering constituted shares of our common stock issued to such WildBlue Investors in connection with our acquisition of WildBlue. We expect to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, financing costs related to the purchase, launch and operation of ViaSat-1 or any future satellite, or other potential acquisitions. On April 1, 2010 we used $80.0 million of the net proceeds to repay outstanding borrowings under the Credit Facility.
Government Systems
     Our government systems segment develops and produces network-centric IP-based secure government communications systems, products and solutions, which are designed to enable the collection and dissemination of secure real-time digital information between command centers, communications nodes and air defense systems. Customers of our government systems segment include tactical armed forces, public safety first-responders and remote government employees.
     We believe our strong track record of developing complex, secure, high-capacity wireless and satellite networking communications technologies for both government and commercial customers, combined with our ability to integrate and leverage technologies developed across our various business segments, provides us with significant opportunities for continued growth in this segment. The U.S. military’s increasing emphasis on “network-centric” highly mobile warfare over geographically dispersed areas requires the development and deployment of secure, IP-based communications networks and products capable of supporting real-time dissemination of data using multiple transmission media. Satellite-based systems are increasingly seen as the most reliable method of connecting rapidly moving forces who may out-run the range of terrestrial radio links. In addition, we anticipate that government demand for bandwidth will continue to grow in order to support this increased use of IP-based network-centric applications at all organizational levels. We also expect that over the next five to ten years many of the previous generation of the DoD’s defense communications satellite networks will expire or become obsolete, and new programs are underway or in planning to define, develop, procure and deploy replacement systems. We believe these new programs present greater opportunities for bidding on new contracts than we have seen historically. Our existing and evolving portfolio of systems, products and solutions is well-positioned to take advantage of these significant and pervasive trends, and accordingly we believe that these trends will continue to drive growth opportunities for our government systems segment over the next several years.

     The primary products and services of our government systems segment include:
•	Tactical Data Links. We develop and produce advanced tactical radio and information distribution systems that enable real-time collection and dissemination of video and data using secure, jam-resistant transmission links from manned aircraft, UAV, ground mobile vehicles and other remote platforms to networked communication and command centers. Key products in this category include: our MIDS terminals for military fighter jets and their successor, MIDS-J terminals, which we expect will be available in 2010; “disposable” weapon data links; portable small tactical terminals; and our EnerLinksTM digital video data links for intelligence, surveillance and reconnaissance from UAVs and ground systems.

•	Information Assurance. Our information security and assurance products provide advanced, high-speed IP-based “Type 1” and High Assurance Internet Protocol Encryption (HAIPE®)-compliant encryption solutions that enable military and government users to communicate information securely over networks, and that secure data stored on computers and storage devices. Our encryption modules use a programmable, high-assurance architecture that can be easily upgraded in the field or integrated into existing communication networks, and are available both on a stand-alone basis and as embedded modules within our tactical radio, information distribution and other satellite communication systems and products.

•	Government Satellite Communication Systems. Our government satellite communication business offers an array of portable and fixed broadband modems, terminals, network access control systems and antenna systems using a range of satellite frequency bands. Our systems and products are designed to support high-capacity broadband data links, to increase available bandwidth using existing satellite capacity, and to withstand certain catastrophic events. Our range of broadband modems, terminals and systems support high-speed broadband and multimedia transmissions over point-to-point, mesh and hub-and-spoke satellite networking systems, and include products designed for manpacks, aircraft, seagoing vessels, ground mobile vehicles and fixed applications.
Commercial Networks
     Our commercial networks segment develops and produces a variety of advanced end-to-end satellite communication systems and ground networking equipment and products that address five key market segments: consumer, enterprise, in-flight, maritime and ground mobile applications. These communication systems, networking equipment and products are generally developed through a combination of customer and discretionary internal research and development funding.
     Our networking equipment and products include radio frequency gateways, network infrastructure and end-user equipment and terminals. With expertise in commercial satellite network engineering, gateway construction and remote terminal manufacturing for various types of interactive communication services, combined with our advanced satellite technology and systems integration experience, we have the ability to design, build, initially operate and then hand over on a turnkey basis fully operational, customized satellite communication systems capable of serving a variety of markets and applications. In addition, the strength of our core government systems business provides us with an effective platform to continue to design and develop new equipment and products, as we adapt and customize communication systems and products designed for the government systems segment to commercial use and vice versa.
     We believe growth of the commercial satellite market will continue to be driven in coming years by a number of factors, including: (1) the continued growth in worldwide demand for communications services and, in particular, the rise in both consumer and enterprise demand for broadband internet access, (2) the improving cost-effectiveness of satellite communications for many uses, and (3) recent technological advancements that broaden applications for and increase the capacity and efficiency of satellite-based networks. As satellite communications equipment becomes less expensive and new capabilities emerge in satellite communications technology, we believe that the market for satellite communications will offer additional growth opportunities, as service providers seek to rapidly and cost-efficiently deploy broadband communications services across wide geographic areas, both in suburban and rural areas in the developed world and in developing countries where the deployment of terrestrial high-capacity solutions such as fiber-optic cable is neither cost-effective nor practicable. Satellite communications also provide cost-effective augmentation capability for existing terrestrial networks or broadband service providers to address network congestion caused by the continued exponential increase in the volume of multimedia content accessed via the internet.

     Our satellite communication systems, ground networking equipment and products cater to a wide range of domestic and international commercial customers and include:
•	Mobile Broadband Satellite Communication Systems. Our ArcLight® Ku-band mobile satellite systems and related products provide high-speed, cost-efficient broadband access while on the move via small transceivers, and are designed for use in aircraft, seagoing vessels and high-speed trains. We also sell our ArcLight mobile satellite systems to government customers as part of our government satellite communication systems business.

•	Consumer Broadband. We are a leading network technology supplier for the consumer satellite market. Our SurfBeam network systems and modems enable satellite broadband access for residential or home office customers. In addition, we recently designed and developed next-generation satellite network infrastructure and ground terminals to access Ka-band broadband and high-capacity satellites, including ViaSat-1 (which is planned for launch in early 2011). During fiscal year 2009, we received our first order to produce Ka-band gateway baseband and antenna infrastructure for KA-SAT, Eutelsat’s new high-capacity Ka-band satellite, which is scheduled for launch in late 2010. In October 2009, we received a $46 million contract award from Yahsat for SurfBeam network infrastructure and initial customer premises terminals with respect to Yahsat’s new Ka-band satellite, which is expected to launch in the second half of 2011. We anticipate growing demand for Ka-band network infrastructure and ground terminals driven by increasing consumer, enterprise and government demand for low-cost, high-capacity bandwidth over Ka-band satellites.

•	Satellite Networking Systems Design and Technology Development. Through our Comsat Labs division, we offer design and technology services covering all aspects of satellite communication system architecture and technology, including the analysis, design, and specification of satellites and ground systems, ASIC and MMIC design and production, and wide area network (WAN) compression for enterprise networks.

•	Enterprise VSAT Networks and Products. Our enterprise Very Small Aperture Terminal (VSAT) networks and products comprise VSAT satellite systems and products designed to provide enterprises with broadband access to the internet or private networks in order to support retail point-of-sale, voice-over-IP, distance learning and other web-centric or network applications. We also offer enterprise customers related products and services to address bandwidth constraints, latency and other issues, such as our AcceleNet® WAN optimization product, which enables enterprise customers to optimize “cloud computing” services and other applications delivered over WANs. In developing countries, we also supply our enterprise VSAT networks and products to carriers to provide cellular backhaul and telephony services in under-served areas.

•	Antenna Systems. We develop, design, produce, test and install turnkey ground terminals and antennas for terrestrial and satellite applications, specializing in small, low-profile, multi-band antennas for mobile satellite communications.
Satellite Services
     Our satellite services segment complements our commercial networks segment by providing managed network services for the satellite communication systems of our consumer, enterprise and mobile broadband customers. In addition, our recently acquired WildBlue business provides wholesale and retail satellite-based broadband internet services in the United States via our WildBlue-1 satellite and Telesat’s Anik F2 satellite.
     Commencing in 2011, we expect this segment to also include broadband services using our new high-capacity Ka-band spot-beam satellite, ViaSat-1, which is planned for launch in early 2011. In recent years, satellite operators have invested in and launched next-generation spot-beam satellites specifically designed for low-cost broadband access. However, we do not believe that these satellites are equipped to deliver acceptable levels of service or data throughputs at sufficiently high speeds and volumes to address anticipated bandwidth demand. As a result, in January 2008 we announced our plans to develop and launch ViaSat-1, which is intended to provide low-cost high-capacity broadband access in North America. At the time of launch, ViaSat-1 is expected to be the highest capacity, most cost-efficient satellite in the world. We currently estimate that the total data throughput of ViaSat-1 will be approximately 130 Gigabytes per second. With the market demonstrating increasing demand for satellite broadband services, ViaSat-1 is designed to significantly expand the quality, capability and availability of high- speed broadband satellite services for North American consumers and enterprises. In addition, we anticipate that our government systems and commercial networks segments will be able to leverage the launch of ViaSat-1 through the increased sale of next-generation satellite communication systems, ground networking equipment and products that operate on Ka-band frequencies.

     The primary services offered by our satellite services segment comprise:
•	Mobile Broadband Service. Our mobile broadband service, YonderTM, comprises network management services for customers who use our “on-the-move” ArcLight-based mobile satellite systems. Initially limited to the United States, we expanded our Yonder service internationally during fiscal 2009 and aim to offer our Yonder service globally by the end of 2010.

•	Managed Broadband Service. For everyday enterprise networking or backup protection for primary networks, our full-service managed broadband service provides reliable, high-quality broadband wireless service to enterprise customers using a combination of terrestrial and satellite connections, supported by a 24x7 call center and our network management center.

•	Wholesale and Retail Broadband Services. Our WildBlue service provides two-way satellite-based broadband internet access to consumers and small businesses in the United States. We offer a range of WildBlue service plans to both wholesale and retail customers, with pricing based on maximum downstream/upstream data speeds. As of December 31, 2009, we provided WildBlue service to approximately 420,000 subscribers. In addition, following the launch of ViaSat-1, we expect to provide wholesale broadband service over ViaSat-1 in the United States at speeds and volumes that provide a broadband experience that is comparable to or better than terrestrial broadband alternatives such as cable modems and DSL connections. We expect this service to become available in 2011. We plan to offer wholesale broadband services via ViaSat-1 to national and regional distribution partners, including retail service providers and communications companies.
Our Strengths
     We believe the following strengths position our business to capitalize on the attractive growth opportunities presented in each of our segments:
•	Leading Satellite and Wireless Technology Platform. We believe our ability to design and deliver cost-effective satellite and wireless communications and networking solutions, covering both the supply of advanced communications systems, ground network equipment and end-user terminals, and the provision of managed network services, enables us to provide our government and commercial customers with a diverse portfolio of leading applications and solutions. Our product and systems offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that many of the market segments in which we compete have significant barriers to entry relating to the complexity of technology, the amount of required developmental funding and the importance of existing customer relationships. We believe our history of developing complex secure satellite and wireless networking and communications technologies demonstrates that we possess the expertise and credibility required to serve the evolving technology needs of our government and commercial customers. In addition, our acquisition of WildBlue provides us with significant expertise in network management and operational and business systems support for large-scale consumer deployments.

•	Blue-Chip Customer Base Supporting Substantial Backlog Growth. We generated 62% of our revenues from our government systems segment and 38% of our revenues from commercial networks and satellite services segments in fiscal 2009. Our customers include the DoD, civil agencies, defense contractors, allied foreign governments, satellite network integrators, large communications service providers and enterprises requiring complex communications and networking solutions. The credit strength of our key customers, including the U.S. government and leading aerospace and defense prime contractors, supports our consistent financial performance. Despite the recent economic downturn, our funded backlog has demonstrated significant growth. From fiscal 2006 through fiscal 2009, the CAGR of our total funded backlog was 8%, with our government systems, commercial networks and satellite services segments’ funded backlog CAGRs at 16%, 1% and 1%, respectively. The growth in our funded backlog demonstrates the continued demand for our advanced satellite and wireless communications and networking solutions.

•	Strong Balance Sheet and Equity Capitalization. We are well-capitalized with shareholders’ equity as of January 1, 2010 of $643.9 million, or 61% of our total capitalization. In July 2009, we increased our existing revolving line of credit from $85.0 million to $170.0 million and extended the maturity until July 2012, in October 2009 we further increased the size of our existing revolving line of credit to $210.0 million, and in March 2010 we further increased the size of our existing revolving line of credit to $275.0 million. This increase in financial flexibility along with the significant cash flow generated from our operations provides us with the liquidity to finance our ongoing capital expenditures, as well as our investment in ViaSat-1, for at least the next twelve months.

•	Experienced Management Team. Our Chief Executive Officer, Mark D. Dankberg, and our Chief Technology Officers have been with the company since its inception in 1986. Mr. Dankberg is considered to be a leading expert in the field of wireless and satellite communications. In 2008, Mr. Dankberg received the prestigious AIAA Aerospace International Communication award, which recognized him for “shepherding ViaSat into a leading satellite communications company through outstanding leadership and technical expertise.”

•	Innovation of Next-Generation Satellite Technology. ViaSat-1, our high-capacity Ka-band spot-beam satellite planned for launch in early 2011, is currently under construction. At the time of launch, we believe ViaSat-1 will be the highest capacity, most cost-efficient satellite in the world. With the market demonstrating increasing demand for satellite broadband services, ViaSat-1 and our associated next-generation ground segment technology are designed to significantly expand the quality, capability and availability of high-speed broadband satellite services for consumers and enterprises. In addition, we expect that our recently acquired WildBlue business will facilitate our deployment of broadband services in the United States using ViaSat-1, as well as provide a platform for the provision of network management services to international providers of satellite broadband services.

•	Innovative Product Development and Cost-Efficient Business Model. Maintaining technological competencies and innovative new product development has been one of our hallmarks and continues to be critical to our success. Our research and development efforts are supported by an employee base of over 1,000 engineers and a culture that deeply values innovation. We balance an emphasis on new product development with efficient management of our capital. For example, the majority of our research and development efforts with respect to the development of new products or applications are funded by customers. In addition, we drive capital efficiencies by outsourcing a significant portion of our manufacturing to subcontractors with whom we collaborate to ensure quality control and superior finished products.
Our Strategy
     Our objective is to leverage our advanced technology and capabilities to (1) increase our role as the U.S. government increases its emphasis on IP-based, highly secure, highly mobile, network-centric warfare, (2) develop high-performance, feature-rich, low-cost technology to grow the size of the consumer satellite broadband, commercial enterprise and networking markets, while also capturing a significant share of these growing markets, and (3) maintain a leadership position, while reducing costs and increasing profitability, in our satellite and wireless communications markets. The principal elements of our strategy include:
•	Address Increasingly Larger Markets. We have focused on addressing larger markets since our inception. As we have grown our revenues, we are able to target larger opportunities and markets more credibly and more successfully. We consider several factors in selecting new market opportunities, including whether (1) there are meaningful entry barriers for new competitors (for example, specialized technologies or relationships), (2) the new market is the right size and consistent with our growth objectives, and (3) the customers in the market value our technology competence and focus, which makes us an attractive partner.

•	Evolve into Adjacent Technologies and Markets. We anticipate continued organic growth into adjacent technologies and markets. We seek to increase our share in the market segments we address by selling existing or customized versions of technologies we developed for one customer base to a different market—for instance, to different segments of the government market or between government and commercial markets. In addition, we seek to expand the breadth of technologies and products we offer by selling new, but related, technologies and products to existing customers.

•	Enhance International Growth. International revenues represented approximately 16% of our fiscal year 2009 revenue. We believe growth in international markets represents an attractive opportunity, as we believe our comprehensive offering of satellite communications products, systems and services will be attractive to government and commercial customers on an international basis. In addition, we expect that our WildBlue business will provide a platform for the provision of network management and back-office services to international providers of satellite broadband services, capitalizing on both the strength of WildBlue’s reputation in the satellite industry globally and WildBlue’s operational expertise with respect to the commercial provision of satellite broadband services.

•	Pursue Growth Through Strategic Alliances and Relationships. We have regularly entered into teaming arrangements with other government contractors to more effectively capture complex government programs, and we expect to continue to actively seek strategic relationships and ventures with companies whose financial, marketing, operational or technological resources can accelerate the introduction of new technologies and the penetration of new markets. We have also engaged in strategic relationships with companies that have innovative technologies and products, highly skilled personnel, market presence, or customer relationships and distribution channels that complement our strategy. We may continue to evaluate acquisitions of, or investments in, complementary companies, businesses, products or technologies to supplement our internal growth.
Our Customers
     Initially, we focused primarily on developing satellite communication systems and equipment for the U.S. government, and our U.S. government contracts remain a core part of our business. However, we have also successfully diversified into other related wireless communications and secure networking markets serving a range of government and commercial customers, and over the past few years we have significantly expanded our customer base both domestically and internationally. In addition, in December 2009 we expanded the scope of our satellite services segment through the acquisition of WildBlue, a leading satellite broadband internet service provider.
     Our customers include the DoD, U.S. National Security Agency, the U.S. Department of Homeland Security, allied foreign governments, select other U.S. federal, state and local government agencies, defense contractors, satellite network integrators, large communications service providers and enterprises requiring complex communications and networking solutions. We enter into government contracts either directly with U.S. or foreign governments or indirectly through domestic or international prime contractors. For our commercial contracts, we also act as both a prime contractor and subcontractor for the sale of equipment and services. Customers of our WildBlue service include residential customers and small businesses in the United States, as well as wholesale distribution partners such as DirecTV, EchoStar and the National Rural Telecommunications Cooperative.
     Our significant customers include the U.S. government, Boeing, Eutelsat, Harris, Northrop Grumman and Raytheon. Revenues from the U.S. government comprised approximately 36%, 30% and 31% of total revenues for fiscal years 2009, 2008 and 2007, respectively. In addition, two commercial customers each comprised approximately 10% and 8% of total revenues in fiscal year 2009, 7% and 9% of total revenues in fiscal year 2008, and 8% and 16% of total revenues in fiscal year 2007, respectively. The smaller of these two commercial customers, however, was WildBlue, which we acquired in December 2009.
Government Contracts
     Substantial portions of our revenues are generated from contracts and subcontracts with the DoD and other federal government agencies. Many of our contracts are subject to a competitive bid process and are awarded on the basis of technical merit, personnel qualifications, experience and price. We also receive some contract awards involving special technical capabilities on a negotiated, noncompetitive basis due to our unique technical capabilities in special areas. The Federal Acquisition Streamlining Act of 1994 has encouraged the use of commercial type pricing, such as firm fixed-price contracts, on dual use products. Our future revenues and income could be materially affected by changes in procurement policies, a reduction in expenditures for the products and services we provide and other risks generally associated with federal government contracts.
     We provide products under federal government contracts that usually require performance over a period of several months to five years. Long-term contracts may be conditioned upon continued availability of congressional appropriations. Variances between anticipated budget and congressional appropriations may result in a delay, reduction or termination of these contracts.

     Our federal government contracts are performed under cost-reimbursement contracts, time-and-materials contracts and fixed-price contracts. Cost-reimbursement contracts provide for reimbursement of costs and payment of a fee. The fee may be either fixed by the contract or variable, based upon cost control, quality, delivery and the customer’s subjective evaluation of the work. Under time-and-materials contracts, we receive a fixed amount by labor category for services performed and are reimbursed for the cost of materials purchased to perform the contract. Under a fixed-price contract, we agree to perform specific work for a fixed price and, accordingly, realize the benefit or detriment to the extent that the actual cost of performing the work differs from the contract price. In fiscal year 2009, approximately 22% of our total government revenues were generated from cost-reimbursement contracts with the federal government or our prime contractors, 1% from time-and-materials contracts and approximately 78% from fixed-price contracts.
     Our allowable federal government contract costs and fees are subject to audit by the DCMA and DCAA. Audits may result in non-reimbursement of some contract costs and fees and delays in payments for work performed. While the government reserves the right to conduct further audits, audits conducted for periods through fiscal year 2002 have resulted in no material cost recovery disallowances for us. See “Risk Factors—Our Business Could Be Adversely Affected by a Negative Audit by the U.S. Government.”
     Our federal government contracts may be terminated, in whole or in part, at the convenience of the U.S. government. If a termination for convenience occurs, the U.S. government generally is obligated to pay the cost incurred by us under the contract plus a pro rata fee based upon the work completed. Contracts with prime contractors may have negotiated termination schedules that apply. When we participate as a subcontractor, we are at risk if the prime contractor does not perform its contract. Similarly, when we act as a prime contractor employing subcontractors, we are at risk if a subcontractor does not perform its subcontract.
     Some of our federal government contracts contain options that are exercisable at the discretion of the customer. An option may extend the period of performance for one or more years for additional consideration on terms and conditions similar to those contained in the original contract. An option may also increase the level of effort and assign new tasks to us. In our experience, options are exercised more often than not.
     Our eligibility to perform under our federal government contracts requires us to maintain adequate security measures. We have implemented security procedures that we believe adequately satisfy the requirements of our federal government contracts.
Research and Development
     The industries in which we compete are subject to rapid technological developments, evolving standards, changes in customer requirements and continuing developments in the communications and networking environment. Our continuing ability to adapt to these changes, and to develop new and enhanced products, is a significant factor in maintaining or improving our competitive position and our prospects for growth. Therefore, we continue to make significant investments in product development.
     We conduct the majority of our research and product development activities in-house and have a research and development and engineering staff, which includes over 1,000 engineers. Our product development activities focus on products that we consider viable revenue opportunities to support all of our business segments. A significant portion of our research and development efforts have generally been conducted in direct response to the specific requirements of a customer’s order and, accordingly, these amounts are included in the cost of sales when incurred and the related funding is included in revenues at that time.
     The portion of our contract revenues which includes research and development funded by government and commercial customers was approximately $126.7 million, $112.2 million and $122.9 million during fiscal years 2009, 2008 and 2007, respectively. In addition, we incurred $29.6 million, $32.3 million and $21.6 million during fiscal years 2009, 2008 and 2007, respectively, on independent research and development, which comprises research and development not directly funded by a third party. Funded research and development contains a profit component and is therefore not directly comparable to independent research and development. As a government contractor, we also are able to recover a portion of our independent research and development expenses, consisting primarily of salaries and other personnel-related expenses, supplies and prototype materials related to research and development programs.

Intellectual Property
     We seek to establish and maintain our proprietary rights in our technology and products through a combination of patents, copyrights, trademarks, trade secret laws and contractual rights. We also seek to maintain our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures. We have registered a number of patents and trademarks in the U.S. and in other countries and have a substantial number of patent filings pending determination. There can be no assurance, however, that these rights can be successfully enforced against competitive products in any particular jurisdiction. Although we believe the protection afforded by our patents, copyrights, trademarks, trade secrets and contracts has value, the rapidly changing technology in the networking, satellite and wireless communications industries and uncertainties in the legal process make our future success dependent primarily on the innovative skills, technological expertise and management abilities of our employees rather than on the protections afforded by patent, copyright, trademark and trade secret laws and contractual rights. Accordingly, while these legal protections are important, they must be supported by other factors such as the expanding knowledge, ability and experience of our personnel, and the continued development of new products and product enhancements.
     Certain of our products include software or other intellectual property licensed from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of our products, we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained on commercially reasonable terms. Nonetheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all. Our inability to obtain these licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, operating results and financial condition.
     The industry in which we compete is characterized by rapidly changing technology, a large number of patents, and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot assure you that our patents and other proprietary rights will not be challenged, invalidated or circumvented, that others will not assert intellectual property rights to technologies that are relevant to us, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States.
Sales and Marketing
     We have a sales presence in various domestic and foreign locations, and we sell our products and services both directly and indirectly through channel partners, as described below:
•	Government Sales Organization. Our government sales organization consists of both direct sales personnel who sell our standard products, and business development personnel who work with engineers, program managers, marketing managers and contract managers to identify business opportunities, develop customer relationships, develop solutions for customers’ needs, prepare proposals and negotiate contractual arrangements. The period of time from initial contact through the point of product sale and delivery can take over three years for more complex product developments. Products already in production can usually be delivered to a customer between 90 to 180 days from the point of product sale.

•	Commercial Networks Sales Organization. Our commercial networks sales organization consists of sales managers and sales engineers, who act as the primary interface to establish account relationships and determine technical requirements for customer networks. In addition to our sales force, we maintain a highly trained service staff to provide technical product and service support to our customers. The sales cycle in the commercial network market is lengthy and it is not unusual for a sale to take up to 18 months from the initial contact through the execution of the agreement. The sales process often includes several network design iterations, network demonstrations and pilot networks consisting of a few sites.

•	Satellite Services Sales Organization. Our satellite services sales organization includes exclusive wholesale distribution relationships with DirecTV, EchoStar and the National Rural Telecommunications Cooperative for our WildBlue satellite broadband internet service, as well as our own retail distribution channel, which sells directly to residential customers.

•	Strategic Partners. To augment our direct sales efforts, we seek to develop key strategic relationships to market and sell our products and services. We direct our sales and marketing efforts to our strategic partners, primarily through our senior management relationships. In some cases a strategic ally may be the prime contractor for a system or network installation and will subcontract a portion of the project to us. In other cases, the strategic ally may recommend us as the prime contractor for the design and integration of the network. We seek strategic relationships and partners based on many factors, including financial resources, technical capability, geographic location and market presence.
     Our marketing team works closely with our sales, research and product development organizations and our customers to increase the awareness of the ViaSat brand through a mix of positive program performance and our customers’ recommendation as well as public relations, advertising, trade show participation and conference speaking engagements by providing communications that keep the market current on our products and features. Our marketing team also identifies and sizes new target markets for our products, creates awareness of our company and products, and generates contacts and leads within these targeted markets.
Competition
     The markets in which we compete are characterized by rapid change, converging technologies and a migration to solutions that offer superior advantages. These market factors represent both an opportunity and a competitive threat to us.
     Within our government systems segment, we generally compete with manufacturers of defense electronics products, systems or subsystems, such as BAE Systems, General Dynamics, Harris, L-3 Communications, Rockwell Collins and similar companies. We may also occasionally compete directly with the largest defense prime contractors, including Boeing, Lockheed Martin, Northrop Grumman or Raytheon Systems. These companies, while competitors, can also be our customers or partners on government projects. Accordingly, maintaining an open and cooperative relationship is important. Almost all of the companies we compete with in the government systems segment are substantially larger than we are and may have more extensive engineering, manufacturing and marketing capabilities than we do. As a result, these competitors may be able to adapt more quickly to changing technology or market conditions or may be able to devote greater resources to the development, promotion and sale of their products.
     In our commercial networks and satellite services segments, we compete with Gilat, Hughes Communications and iDirect Technologies, each of which offers a broad range of satellite communications products and services, and with other terrestrial-based internet service providers in areas where such competing services are available. Our principal competitors in the supply of antenna systems are Andrew Corporation, General Dynamics (VertexRSI) and L-3 Titan.
     The overall number of our competitors may increase, and the identity and composition of competitors may change. As we continue to expand our sales globally, we may see new competition in different geographic regions. Many of our competitors have significant competitive advantages, including strong customer relationships, more experience with regulatory compliance, greater financial and management resources and control over central communications networks.
     To compete with these providers, we emphasize:
•	the innovative and flexible features integrated into our products;

•	the increased bandwidth efficiency offered by our networks and products;

•	our network management experience;

•	the cost-effectiveness of our products and services;

•	our end-to-end network implementation capabilities;

•	the distinct advantages of satellite data networks;

•	technical advantages and advanced features of our antenna systems as compared to our competitors’ offerings;

•	the overall cost of our antenna systems and satellite networks, which can include equipment, installation and bandwidth costs, as compared to products offered by terrestrial and other satellite service providers; and

•	our proven designs and network integration services for complex, customized network needs.
     While we believe we compete successfully in each of these factors, we expect to face intense competition in each of our markets.
Manufacturing
     Our manufacturing objective is to produce high-quality products that conform to specifications at the lowest possible manufacturing cost. We primarily utilize a range of contract manufacturers, based on the volume and complexity of the production, to reduce the costs of products and to support rapid increases in delivery rates when needed. As part of our manufacturing process, we conduct extensive testing and quality control procedures for all products before they are delivered to customers.
     Contract manufacturers produce products for many different customers and are able to pass on the benefits of large scale manufacturing to their customers. These manufacturers are able to achieve high quality products with lower levels of costs by (1) exercising their high-volume purchasing power, (2) employing advanced and efficient production equipment and capital intensive systems whose costs are leveraged across their broad customer base, and (3) using a cost-effective skilled workforce. Our primary contract manufacturers include Benchmark, EADS, Harris, IEC Electronics, MTI, Secure Communications and Spectral Response.
     Our experienced management team facilitates an efficient contract manufacturing process through the development of strong relationships with a number of different domestic and off-shore contract manufacturers. By negotiating beneficial contract provisions and purchasing some of the equipment needed to manufacture our products, we retain the ability to move the production of our products from one contract manufacturing source to another if required. Our operations management has experience in the successful transition from in-house production to contract manufacturing. The degree to which we employ contract manufacturing depends on the maturity of the product. We intend to limit our internal manufacturing capacity to new product development support and customized products that need to be manufactured in strict accordance with a customer’s specifications and delivery schedule. Therefore, our internal manufacturing capability for standard products has been, and is expected to continue to be, very limited and we intend to rely on contract manufacturers for large-scale manufacturing.
     We also rely on outside vendors to manufacture specific components and subassemblies used in the production of our products. Some components, subassemblies and services necessary for the manufacture of our products are obtained from a sole source supplier or a limited group of suppliers.
Regulatory Environment
     We are required to comply with the laws and regulations of, and often obtain approvals from, national and local authorities in connection with the services that we provide. In particular, we provide a number of services that rely on the use of radio frequencies, and the provision of such services is highly regulated. National authorities generally require that the satellites they authorize be operated in a manner consistent with the regulations and procedures of the ITU, which require the coordination of the operation of satellite systems in certain circumstances, and more generally are intended to avoid the occurrence of harmful interference among different users of the radio spectrum.
     We also produce a variety of communications systems and networking equipment, the design, manufacture, and marketing of which are subject to the laws and regulations of the jurisdictions in which we sell such equipment. We are subject to export control laws and regulations, and trade and economic sanctions laws and regulations, with respect to the export of such systems and equipment. As a government contractor, we are subject to United States procurement laws and regulations. We also participate in joint ventures that may be subject to foreign regulation.
Radio Frequency Regulation
     The commercial use of radio frequencies in the United States is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (Communications Act). The FCC is responsible for licensing the operation of satellite earth stations and spacecraft, and for regulating the technical and other aspects of the operation of these facilities.

     Earth Stations. The Communications Act requires a license for the operation of satellite earth station facilities in the United States. We currently hold licenses authorizing us to operate various earth stations within the United States, including but not limited to user terminals, “gateway” facilities and network hubs. These licenses typically are granted for 10 to 15 year terms, and renewed in the ordinary course. Material changes in these operations would require prior approval by the FCC. The operation of our earth stations is subject to various license conditions, as well as the technical and operational requirements of the FCC’s rules and regulations.
     Space Stations. In the United States, the FCC authorizes the launch and operation of commercial spacecraft, and also authorizes non-U.S.-licensed spacecraft to be used to serve the United States. The FCC has authorized the use of the Anik F2, WildBlue-1 and ViaSat-1 spacecraft to serve the United States. The use of these spacecraft in our business is subject to various conditions in the underlying authorizations, as well as the technical and operational requirements of the FCC’s rules and regulations. For example, in granting such authorization with respect to ViaSat-1, which is not yet operational, the FCC imposed specific implementation milestones that we must satisfy in order to maintain that authorization. Specifically, the authorization requires that we: (1) enter into a binding non-contingent contract to construct the licensed satellite system by August 18, 2010, (2) complete critical design review by August 18, 2011, (3) begin construction by August 18, 2012, and (4) launch and operate by August 18, 2014. We believe that we have satisfied the first three of these milestones, and plan to satisfy the fourth of these milestones in 2011, well in advance of the deadline.
     Universal Service. Certain of our services may constitute the provision of telecommunications to, from or within the United States, and may require us to contribute a percentage of our revenues from such services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers. This percentage is set each calendar quarter by the FCC, and currently is 14.1%. Current FCC rules permit us to pass this universal service contribution through to our customers. The FCC also is considering whether and how to alter the regulatory framework governing federal universal service support mechanisms. Some proposals being considered would expand the contribution base for the universal service and similar programs to include revenues from the provision of broadband internet access services such as our WildBlue service. The adoption of such proposals would expand significantly the percentage of our revenues subject to such assessments, and could have a material adverse impact on our business.
     CALEA. We are obligated to comply with the requirements of the Federal Communications Assistance for Law Enforcement Act (CALEA), which requires telecommunications providers and broadband internet access providers to ensure that law enforcement agencies are able to conduct lawfully-authorized surveillance of users of their services.
     Net Neutrality. In October 2009, the FCC proposed and sought public comment on rules intended to preserve the openness of the internet, a concept generally referred to as “net neutrality.” The proposed rules would, among other things, prohibit facilities-based broadband internet access service providers from preventing end-user customers from accessing lawful content or running applications of their choice over the internet, and from connecting and using devices that do not harm the network; they also would require facilities-based broadband internet access service providers to treat lawful content, applications, and services in a nondiscriminatory manner, and to make certain disclosures concerning their practices as they relate to the openness of their networks. However, the FCC’s proposal would permit us to employ reasonable techniques to manage traffic on our network. In addition, the FCC’s proposal would exempt from these rules (1) services provided to national or homeland security authorities, and (2) certain “managed” or specialized services provided to enterprise customers. Many of our services could fall within these categories of exempt services, and we do not believe that these rules as proposed would likely have a material impact on our operations. If the FCC were to adopt different rules, though, or construe narrowly or eliminate its proposed exemptions, the impact of any final rules on our operations could be different.
Foreign Licensing
     The spacecraft we use or are planning to use are subject to the regulatory authority of, and conditions imposed by, foreign governments. Anik F2 and WildBlue-1 operate under authority granted by the government of Canada. ViaSat-1 operates under authority granted by the governments of the Isle of Man and the United Kingdom. The use of these spacecraft in our business is subject to various conditions in their underlying authorizations, as well as the technical and operational requirements of the rules and regulations of those jurisdictions.

Equipment Design, Manufacture, and Marketing
     We must comply with the applicable laws and regulations and, where required, obtain the approval of the regulatory authority of each country in which we design, manufacture, or market our communications systems and networking equipment. Applicable laws and regulatory requirements vary from country to country, and jurisdiction to jurisdiction. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for these products, generally following extensive investigation and deliberation over competing technologies. The delays inherent in this government approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communication systems by our customers, which in turn may have a material adverse impact on the sale of our products to the customers.
     Equipment Testing and Verification. In the United States, certain equipment that we manufacture must comply with applicable technical requirements intended to minimize radio interference to other communications services and ensure product safety. In the United States, the FCC is responsible for ensuring that communications devices comply with technical requirements for minimizing radio interference and human exposure to radio emissions. The FCC requires that equipment be tested either by the manufacturer or by a private testing organization to ensure compliance with the applicable technical requirements. For other classes of device, the FCC requires submission of an application, which must be approved by the FCC, or in some instances may be approved by a private testing organization.
     Export Controls. Due to the nature and sophistication of our communications products, we must comply with applicable U.S. government and other agency regulations regarding the handling and export of certain of our products. This often requires extra or special handling of these products and could increase our costs. Failure to comply with these regulations could result in substantial harm to the company, including fines, penalties and the forfeiture of future rights to sell or export these products.
Other Regulations
     As a defense contractor, our contract costs are audited and reviewed by the DCAA. Audits and investigations are conducted from time to time to determine if the performance and administration of our U.S. government contracts are in compliance with applicable contractual requirements and procurement regulations and other applicable federal statutes and regulations. Under current U.S. government procurement regulations, a contractor, if indicted or deemed in violation of procurement or other federal civil laws, could be subject to fines, penalties, repayments or other damages. U.S. government regulations also provide that certain findings against a contractor may lead to suspension or debarment from eligibility for awards of new U.S. government contracts.
     We are also subject to a variety of local, state and federal government regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products. The failure to comply with current or future regulations could result in the imposition of substantial fines on us, suspension of production, alteration of our manufacturing processes or cessation of operations. To date, these regulations have not had a material effect on our business, as we have neither incurred significant costs to maintain compliance nor to remedy past noncompliance, and we do not expect such regulations to have a material effect on our business in the current fiscal year.
Employees
     As of January 1, 2010, we employed approximately 2,000 individuals worldwide. We consider the relationships with our employees to be positive. Competition for technical personnel in our industry is intense. We believe our future success depends in part on our continued ability to hire, assimilate and retain qualified personnel. To date, we believe we have been successful in recruiting qualified employees, but there is no assurance we will continue to be successful in the future.
Properties
     Our worldwide headquarters are located at our Carlsbad, California campus, consisting of approximately 425,000 square feet, under leases expiring between fiscal year 2017 and fiscal year 2019. In addition to our Carlsbad campus, we have facilities consisting of (1) approximately 20,000 square feet in San Diego, California under a lease expiring in 2015, (2) approximately 63,000 square feet in Denver, Colorado under a lease expiring in 2011, (3) approximately 146,000 square feet in Duluth, Georgia under a lease expiring in 2016, (4) approximately 48,000 square feet in Germantown, Maryland with a lease expiring in 2011, (5) approximately 44,000 square feet in Gilbert, Arizona under a lease expiring in 2014 and (6) approximately 34,000 square feet in Cleveland, Ohio under a lease expiring in 2016. We also maintain offices or a sales presence in Arlington (Virginia), Boston (Massachusetts), Denver (Colorado), Linthicum Heights (Maryland), Tampa (Florida), Australia, Canada, China, India, Italy, Spain and Switzerland, and operate seven gateway ground stations supporting our WildBlue service across the United States and Canada. Although we believe that our existing facilities are suitable and adequate for our present purposes, we anticipate operating additional regional sales offices in fiscal year 2010 and beyond. Each of our segments uses each of these facilities.

Legal Proceedings
     From time to time, we are involved in a variety of claims, suits, investigations and proceedings arising in the ordinary course of business, including actions with respect to intellectual property claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, we believe that the resolution of our current pending matters will not have a material adverse effect on our business, financial condition, results of operations or liquidity. Regardless of the outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors. In addition, it is possible that an unfavorable resolution of one or more such proceedings could in the future materially and adversely affect our business, financial condition, results of operations or liquidity in a particular period.

DESCRIPTION OF OTHER INDEBTEDNESS
Credit Facility
     The Credit Facility, as amended, provides a revolving line of credit of $275.0 million (including up to $35.0 million of letters of credit), which matures on July 1, 2012. Borrowings under the Credit Facility bear interest, at our option, at either (1) the highest of the Federal Funds rate plus 0.50%, Eurodollar rate plus 1.00% or the administrative agent’s prime rate as announced from time to time, or (2) the Eurodollar rate plus, in the case of each of (1) and (2), an applicable margin that is based on the ratio of our debt to EBITDA. At January 1, 2010, the effective interest rate on our outstanding borrowings under the Credit Facility was 4.25%. We anticipate capitalizing certain amounts of interest expense on our Credit Facility in connection with the construction of ViaSat-1.
     At January 1, 2010 we had $140.0 million in principal amount of outstanding borrowings under the Credit Facility and $12.2 million outstanding under standby letters of credit, leaving borrowing availability under the Credit Facility of $57.8 million. On April 1, 2010 we used $80.0 million of the net proceeds of our underwritten public offering of common stock completed on March 31, 2010 to repay outstanding borrowing under the Credit Facility.
     The Credit Facility is collateralized by substantially all of our assets and is guaranteed by (1) all of our existing and future domestic significant subsidiaries (other than our majority-owned subsidiary, TrellisWare Technologies, Inc., and ViaSat-1 Holdings, LLC (and any of their respective subsidiaries)), (2) each of the following entities: ViaSat Satellite Ventures, LLC, ViaSat Credit Corp, ViaSat Satellite Ventures U.S. I, LLC, ViaSat Satellite Ventures U.S. II, LLC, VSV I Holdings, LLC, VSV II Holdings, LLC, WildBlue Holding, Inc., WildBlue Communications, Inc. and WB Holdings 1 LLC and (3) all subsidiaries which own or beneficially hold, directly or indirectly, any interest in ViaSat-1 Holdings, LLC and its subsidiaries. Under the Credit Facility, a “significant subsidiary” is defined as a subsidiary that either (1) had net income for the preceding fiscal year in excess of 5% of our consolidated net income for that period or (2) had net assets as of the end of the preceding fiscal year in excess of 5% of our consolidated net assets as of such date.
     The Credit Facility contains financial covenants regarding a maximum leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio. In addition, the Credit Facility contains covenants that restrict, among other things, our ability to incur additional debt, sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments. On December 14, 2009, we amended the Credit Facility to clarify the calculation of EBITDA following the completion of the WildBlue acquisition. On March 15, 2010 we further amended the Credit Facility to, among other things, (1) increase the aggregate amount of letters of credit that may be issued from $25.0 million to $35.0 million, (2) permit us to request an increase in the revolving loan commitment under the Credit Facility of up to $90.0 million, (3) increase the basket for permitted indebtedness for capital lease obligations from $10.0 million to $50.0 million, (4) increase the maximum permitted leverage ratio and senior secured leverage ratio, (5) decrease the minimum permitted interest coverage ratio, and (6) increase certain baskets under the Credit Facility for permitted investments and capital expenditures. On March 23, 2010, we increased the amount of our revolving line of credit under the Credit Facility from $210.0 million to $275.0 million.
     The information set forth above regarding our Credit Facility is a summary. It does not purport to be complete and is qualified in its entirety by reference to the documents governing the Credit Facility, including the definitions of certain terms therein. We have filed with the SEC: (1) the Fourth Amended and Restated Revolving Loan Agreement as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended July 3, 2009, (2) the First Amendment to Fourth Amended and Restated Revolving Loan Agreement as an exhibit to our Current Report on Form 8-K filed with the SEC on October 2, 2009, (3) the Second Amendment to Fourth Amended and Restated Revolving Loan Agreement as an exhibit to our Current Report on Form 8-K filed with the SEC on October 9, 2009, (4) the letter agreement as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended January 1, 2010, and (5) the Fourth Amendment to Fourth Amended and Restated Revolving Loan Agreement as an exhibit to our Current Report on Form 8-K filed with the SEC on March 17, 2010.

DESCRIPTION OF NEW NOTES
     The Company issued the old notes and will issue the new notes pursuant to the Indenture, dated as of October 22, 2009, by and among the Company, the Subsidiary Guarantors (as defined therein) and Wilmington Trust FSB, as trustee (the “Indenture”). The terms of the new notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We may issue an unlimited principal amount of additional notes (the “Additional Notes”) from time to time without notice to or the consent of the holders of the notes. Such Additional Notes will have identical terms and conditions as the notes other than issue date, issue price and the first interest payment date. We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenant described under the caption “Certain Covenants—Limitation on Indebtedness.” Any Additional Notes will be part of the same issue as the notes and will vote on all matters with the holders of the notes as a single class.
     This “Description of New Notes” is intended to be a useful overview of the material provisions of the Notes and the Indenture, and is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including those terms made a part thereof by the Trust Indenture Act. Since this “Description of New Notes” is only a summary, you should refer to the Indenture for a more comprehensive description of the obligations of the Company and your rights. The Company will make a copy of the Indenture available to the holders and to prospective investors upon request.
     You will find the definitions of certain capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to ViaSat, Inc. and not to its subsidiaries. As used in this description, except as otherwise specified, the term “Notes” means the new notes, the old notes and any Additional Notes that may be issued under the Indenture. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.
General
The Notes:
•	are general unsecured, senior obligations of the Company;

•	are initially limited to an aggregate principal amount of $275.0 million, subject to our ability to issue Additional Notes;

•	mature on September 15, 2016;

•	are unconditionally guaranteed on a senior basis by each Restricted Subsidiary that currently borrows under or guarantees, and any future domestic Restricted Subsidiary that borrows under or guarantees, the Senior Credit Facility. See “Subsidiary Guarantees”;

•	are issued in denominations of $2,000 and larger integral multiples of $1,000;

•	are represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “Book-Entry, Delivery and Form”;

•	rank equally in right of payment to any existing and future unsecured senior Indebtedness of the Company;

•	are effectively subordinated to all Secured Indebtedness of the Company (including the Senior Credit Facility) to the extent of the value of the assets or property securing such Indebtedness; and

•	are senior in right of payment to any future Subordinated Indebtedness of the Company to the extent that such future Subordinated Indebtedness provides by its terms that it is subordinated to the Notes.

Interest on the Notes:
•	accrues at the rate of 8.875% per annum;

•	accrues from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	is payable in cash semi-annually in arrears on March 15 and September 15;

•	is payable to the holders of record on the March 1 and September 1 immediately preceding the related interest payment dates; and

•	is computed on the basis of a 360-day year comprised of twelve 30-day months.
Payments On the Notes; Paying Agent and Registrar
We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.
We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.
Transfer and Exchange
A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but holders will be required to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption
Except as described below, the Notes are not redeemable until September 15, 2012. On and after September 15, 2012, the Company may, at its option, redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Percentage
2012	106.656%
2013	104.438%
2014	102.219%
2015 and thereafter	100.00%
At any time prior to September 15, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate original principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that
(1) at least 65% of the aggregate original principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after each such redemption; and
(2) the redemption occurs within 60 days after the closing of such Equity Offering.
If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date.
In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.
In addition, at any time prior to September 15, 2012, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, the Company may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Mandatory Redemption; Offers to Purchase; Open Market Purchases
The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
Ranking
The Notes are general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and are effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets or property securing such Indebtedness) and all liabilities of our Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Facility or other senior Secured Indebtedness, the assets and property of the Company and the Subsidiary Guarantors that secure such senior Secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under such Senior Credit Facility and other senior Secured Indebtedness has been repaid in full from such assets or property. We advise you that there may not be sufficient assets or property remaining to pay amounts due on any or all of the Notes and the Subsidiary Guarantees then outstanding.
As of January 1, 2010:
•	outstanding Indebtedness of the Company and the Subsidiary Guarantors was $428.0 million, $140.0 million of which was secured;

•	the Company had no Subordinated Obligations (other than intercompany liabilities); and

•	our Non-Guarantor Subsidiaries had no principal amount of Indebtedness for borrowed money (excluding intercompany liabilities).
Subsidiary Guarantees
Each of the Company’s Restricted Subsidiaries that currently borrows under or guarantees the Senior Credit Facility has, jointly and severally, unconditionally guarantee, on a senior unsecured basis, all of the Company’s obligations under the Notes and the Indenture. In addition, any domestic Restricted Subsidiary that in the future borrows under or guarantees the Senior Credit Facility will also be required to become a Subsidiary Guarantor. The Subsidiary Guarantors agree to pay, in addition to the amounts described above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees.
Each of the Guarantees of the Notes:
•	is a general unsecured senior obligation of each Guarantor;

•	ranks equally in right of payment with any existing and future senior Indebtedness of each such entity; and

•	is effectively subordinated to all Secured Indebtedness (including the Guarantee of the Senior Credit Facility) of each such entity.
The Notes are structurally subordinated to all liabilities of Subsidiaries of the Company that do not guarantee the Notes.

As of January 1, 2010:
•	outstanding Indebtedness of the Subsidiary Guarantors was $0.8 million (excluding intercompany liabilities and Guarantees under the Senior Credit Facility and the Indenture), all of which was secured; and

•	the Subsidiary Guarantors had no Guarantor Subordinated Obligations (other than intercompany liabilities).
Although the Indenture limits the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial.
The Non-Guarantor Subsidiaries collectively represented approximately 2% of total tangible assets of the Company (excluding intercompany assets) as of January 1, 2010, and approximately 2% of total consolidated revenues of the Company for the nine months ended January 1, 2010. As of January 1, 2010, our Non-Guarantor Subsidiaries had no principal amount of Indebtedness for borrowed money (excluding intercompany liabilities).
Any Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such Indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Federal and State Statutes Would Allow Courts, Under Specific Circumstances, to Void Guarantees and Require Noteholders to Return Payments Received From Us or the Guarantors.”
Each Subsidiary Guarantee by a Subsidiary Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:
(1) (a) the occurrence of (i) any sale, exchange, transfer or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange, transfer or other disposition after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary) or of all or substantially all of the assets and property of such Subsidiary Guarantor (other than by lease), which sale, exchange, transfer or other disposition is made in compliance with the applicable provisions of the Indenture, including the covenants “Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and “Certain Covenants—Merger and Consolidation”; and (ii) the termination of all the obligations of such Subsidiary Guarantor under all Indebtedness of the Company or its Restricted Subsidiaries upon or within 30 days following the consummation of such transaction;
(b) the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness of the Company and the Subsidiary Guarantors under the Senior Credit Facility (including by reason of the termination of the Senior Credit Facility), if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to the Indenture, except a discharge or release by or as a result of payment under such Guarantee; provided that if such Subsidiary Guarantor has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Subsidiary Guarantor under the covenant “Certain Covenants—Limitation on Indebtedness,” such Subsidiary Guarantor’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full or discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under “Certain Covenants—Limitation on Indebtedness”;

(c) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions described in “Certain Covenants—Limitation on Restricted Payments” and the definition of Unrestricted Subsidiary; or
(d) the Company exercising its legal defeasance option as described under “—Defeasance” or the Company’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and
(2) such Subsidiary Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.
As of the date of this prospectus, the Subsidiary Guarantors were ViaSat Satellite Ventures, LLC, ViaSat Satellite Ventures U.S. I, LLC, ViaSat Satellite Ventures U.S. II, LLC, ViaSat Credit Corp., VSV I Holdings, LLC, VSV II Holdings, LLC, WildBlue Holding, Inc., WildBlue Communications, Inc. and WB Holdings 1 LLC. ViaSat-1 Holdings, LLC, an indirect subsidiary of the Company to which we may assign and transfer our contract for the construction and purchase of ViaSat-1, is not a guarantor under the Senior Credit Facility and is not a Subsidiary Guarantor.
Repurchase at the Option of Holders
     Change of Control
If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or larger integral multiples of $1,000) of such holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional Redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:
(1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);
(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and
(3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.
On the Change of Control Payment Date, the Company will, to the extent lawful:
(4) accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000) properly tendered and not withdrawn pursuant to the Change of Control Offer;
(5) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and
(6) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or larger integral multiples of $1,000.
If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.
The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
Prior to making a Change of Control Payment, and as a condition to such payment (a) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (b) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under the Senior Credit Facility.
The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.
The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of such compliance.
The occurrence of events that would constitute a Change of Control would constitute a default under the Senior Credit Facility. Future Indebtedness of the Company may contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchase. See “Risk Factors—We May Not Have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer Required by the Indenture.”
The Change of Control provisions described above may deter or make more difficult certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above. The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

     Sales of Assets and Subsidiary Stock
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless:
(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale) of the Capital Stock, property or assets subject to such Asset Sale;
(2) such fair market value (including the fair market value of all such non-cash consideration) shall be determined, in the case of an Asset Sale involving consideration which (a) exceeds $15.0 million by an Officer of the Company (as evidenced by an Officers’ Certificate) or (b) exceeds $25.0 million by the Board of Directors of the Company, in each case acting in good faith;
(3) at least 75% of the consideration from such Asset Sale received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
(4) an amount equal to 100% of the Net Available Cash from such Asset Sale is applied by the Company or a Restricted Subsidiary within 365 days from the later of the date of consummation of such Asset Sale or the receipt of such Net Available Cash, as follows:
(a) to repay, prepay, defease, redeem, purchase or otherwise retire (and to permanently reduce commitments with respect thereto in the case of revolving borrowings): (x) Indebtedness or other obligations under the Senior Credit Facility; (y) Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) that is secured by a Lien (other than Indebtedness owed to an Affiliate of the Company); or (z) Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) that is secured by a Lien (other than Indebtedness owed to the Company or an Affiliate of the Company);
(b) in the case of an Asset Sale by a Restricted Subsidiary that is not a Subsidiary Guarantor, to repay, prepay, defease, redeem, purchase or otherwise retire (and to permanently reduce commitments with respect thereto in the case of revolving borrowings) Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that is not a Subsidiary Guarantor;
(c) to permanently reduce obligations under any other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); provided that the Company shall equally and ratably reduce obligations, under the Notes as provided under “—Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or
(d) to invest in, purchase or otherwise acquire Additional Assets, or to make payments (including without limitation prepayments and progress payments) in connection with such investment, purchase or other acquisition;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b), (c) or (d) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided further that in the case of clause (d), a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 360 days of such commitment (an “Acceptable Commitment”), it being understood that if an Acceptable Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then all such Net Available Cash not so applied shall constitute Excess Proceeds.
For the purposes of clause (3) above and for no other purpose, the following will be deemed to be cash:
(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such Capital Stock, property or assets and from which the Company and all Restricted Subsidiaries have been validly released from further liability therefor;
(2) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in such conversion) within 180 days following the closing of such Asset Sale; and
(3) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or if in excess of $25.0 million by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 2.5% of Total Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).
Notwithstanding the foregoing, the 75% limitation referred to in the prior paragraph shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, if the proceeds before tax would have complied with the aforementioned 75% limitation.
The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Swaps, unless:
(1) the terms of such Asset Swap have been approved in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or, in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value in excess of $25.0 million, by the Board of Directors of the Company; and
(2) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $35.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

Any Net Available Cash from Asset Sales that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after the later of the date of consummation of the applicable Asset Sale and the receipt of Net Available Cash with respect thereto, if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to make an offer (“Asset Sale Offer”) to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Sale, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so properly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes, and the trustee or agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness, to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Indebtedness required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Sale Offer.
If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date.
Pending the final application of any Net Available Cash pursuant to this covenant, the Company and its Restricted Subsidiaries may apply such Net Available Cash temporarily to reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.
On or before the Asset Sale Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Sale Offer Period) mail or deliver to each tendering holder of Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.
The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such compliance.

The Senior Credit Facility provides that certain asset dispositions would constitute a default thereunder. Future Indebtedness of the Company may contain similar restrictions. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Asset Sale itself does not. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.
Certain Covenants
     Suspension of Covenants
Following the first day (the “Suspension Date”) that:
     (a) the Notes have an Investment Grade Rating from both of the Ratings Agencies; and
     (b) no Default has occurred and is continuing under the Indenture;
the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:
•	“Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,”

•	“—Maintenance of Insurance” and

•	Clause (4) of “—Merger and Consolidation”
(collectively, the “Suspended Covenants”). If at any time following a Suspension Date the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing (such date, the “Reinstatement Date”), then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until a subsequent Suspension Date occurs (in which event the Suspended Covenants shall no longer be in effect until a subsequent Reinstatement Date occurs). Notwithstanding the reinstatement of the Suspended Covenants upon a Reinstatement Date, no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

On each Reinstatement Date, all Indebtedness Incurred during the applicable Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of such Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph of “—Limitation on Indebtedness.” Calculations made after each Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout any and all Suspension Periods. Accordingly, Restricted Payments made during a Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments” to the extent required by such covenant. For purposes of determining compliance with the covenant described under “Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock,” on the Reinstatement Date, the Net Available Cash from all Asset Sales not applied in accordance with such covenant will be deemed reset at zero. The Company will provide written notice to the Trustee of the occurrence of any Suspension Date or Reinstatement Date.
During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.
See “Risk Factors—The Trading Prices for the Notes Will Be Directly Affected by Many Factors, Including Our Credit Rating.”
     Limitation on Indebtedness
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; provided that the aggregate principal amount of Indebtedness that may be Incurred pursuant to the foregoing by Non-Guarantor Subsidiaries shall not exceed $25.0 million at any one time outstanding.
The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:
(1) Indebtedness of the Company or any Restricted Subsidiary Incurred under a Credit Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate amount at any time outstanding up to the greater of (x) $300 million and (y) 200% of the Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP are available after giving pro forma effect to any transaction described in clauses (1) through (4) of the definition of “Consolidated Coverage Ratio” as specified in such definition, in each case less the aggregate principal amount of all principal repayments of Indebtedness under Credit Facilities with Net Available Cash from Asset Sales made pursuant to clause (4)(a) of “Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” in satisfaction of the requirements of such covenant; provided that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under Credit Facilities to the extent that the Incurrence of such additional Indebtedness is permitted pursuant to the preceding paragraph or any of the other provisions of this covenant;
(2) Indebtedness represented by the Notes (including any Subsidiary Guarantee) (other than any Additional Notes) and any Exchange Notes (including any Subsidiary Guarantee thereof);
(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10) and (15));
(4) Guarantees by the Company or its Restricted Subsidiaries of Indebtedness permitted to be Incurred by the Company or a Restricted Subsidiary in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be;

(5) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,
(a) if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;
(b) if a Subsidiary Guarantor is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and
(c) (i) any subsequent issuance or transfer of Capital Stock or other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and
(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be.
(6) Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise either in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, either:
(a) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to such acquisition and the Incurrence of such Indebtedness pursuant to this clause (6); or
(b) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries is higher than immediately prior to such acquisition or merger;
(7) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);
(8) Indebtedness (including Capitalized Lease Obligations, Attributable Indebtedness, mortgage financings or purchase money obligations), including without limitation the Incurrence of Indebtedness representing the financing of installments of construction costs for satellites or satellite-related ground infrastructure, launch or in-orbit insurance premiums or launch services, of the Company or a Restricted Subsidiary Incurred to finance any part of the purchase price for, or the cost of design, lease, construction, repair, maintenance, installation or improvement of, any property (real or personal), plant or equipment used or to be used in the business of the Company or a Restricted Subsidiary (or the Capital Stock of any Person owning any such property, plant or equipment (but no other material assets)), and any Indebtedness of the Company or a Restricted Subsidiary which serves to refund, refinance, replace, exchange, renew, repay or extend any Indebtedness Incurred pursuant to this clause (8), in principal amount not to exceed the greater of (x) $50.0 million and (y) 7.5% of Total Tangible Assets in the aggregate at any one time outstanding together with all other Indebtedness issued under this clause (8) then outstanding;
(9) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion or performance Guarantees (not for borrowed money) provided in the ordinary course of business, and any letters of credit functioning as or supporting any of the foregoing;

(10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification Incurred or assumed in connection with the acquisition or disposition of, or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of, any business, property or assets of the Company or any business, property, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, property, assets or a Subsidiary for the purpose of financing such acquisition;
(11) (a) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished, refinanced or otherwise covered within five Business Days of Incurrence or (b) Indebtedness owed on a short-term basis of no longer than 30 days to banks or financial institutions Incurred in the ordinary course of business that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Subsidiaries;
(12) the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund, refinance, replace, exchange, renew, repay or extend any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6) and this clause (12) or any Indebtedness issued to so refund, refinance, replace, exchange, renew, repay or extend such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity;
(13) Replacement Satellite Vendor Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $25.0 million and (y) 2.5% of Total Tangible Assets;
(14) Indebtedness not exceeding the amount incurred to finance the purchase of real property constituting certain portions of the Company’s headquarters in Carlsbad, California acquired by the Company or any of its Restricted Subsidiaries for use in the business of the Company or any of its Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $50.0 million;
(15) in addition to the items referred to in clauses (1) through (14) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, will not exceed the greater of (x) $50.0 million and (y) 5% of Total Tangible Assets;
(16) Indebtedness consisting of the financing of (a) insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business; and
(17) Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes.
The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Non-Guarantor Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.
For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:
(1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will divide and classify such item of Indebtedness on the date of Incurrence and may later divide and reclassify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility shall be deemed Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(3) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;
(4) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be deemed to be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof, exclusive of any accrued dividends;
(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;
(6) the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and
(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
Accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof in the case of any other Indebtedness.
In addition, the Company will not permit any of its Unrestricted Subsidiaries, for so long as it is an Unrestricted Subsidiary, to Incur any Indebtedness (including the issuance any shares of Disqualified Stock), other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).
For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

      Limitation on Restricted Payments
The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:
(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other assets or property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:
(a) dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and
(b) dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);
(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));
(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:
(a) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (5) of the second paragraph of the covenant “—Limitation on Indebtedness”; or
(b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or
(4) make any Restricted Investment;
(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:
(a) no Default shall have occurred and be continuing (or would result therefrom);
(b) immediately after giving effect to such Restricted Payment on a pro forma basis, the Company is able to Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on Indebtedness” covenant; and
(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (7), (8), (9), (10) and (13) of the next succeeding paragraph) would not exceed the sum of (without duplication):
(i) 50% of the Company’s Consolidated Net Income for the period (treated as one accounting period) from October 3, 2009 to the end of the Company’s most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements prepared on a consolidated basis in accordance with GAAP are available;
(ii) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or if in excess of $25.0 million by the Board of Directors of the Company, of marketable securities or other property received by the Company since the Issue Date from the issue or sale of its Capital Stock (other than Disqualified Stock) or as a capital contribution, other than:

(A) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); and
(B) Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of the caption “—Optional Redemption”;
(iii) 100% of any cash dividends or cash distributions received directly or indirectly by the Company or a Subsidiary Guarantor after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income;
(iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries (other than debt owing to and held by a Subsidiary of the Company) convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and
(v) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:
(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, or repayments of loans or advances or other transfers of property or assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments);
(B) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee); or
(C) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (v) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (v) to the extent it is already included in Consolidated Net Income.
The provisions of the preceding paragraph will not prohibit:
(1) a Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or any cash capital contribution to the Company; provided, however, that the amount of Net Cash Proceeds from such sale of Capital Stock that is utilized for such Restricted Payment will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of, the substantially concurrent sale of Guarantor Subordinated Obligations so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitute Refinancing Indebtedness;
(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of, the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitutes Refinancing Indebtedness;
(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “Repurchase at the Option of Holders—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;
(5) any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” below;
(6) the payment of any dividend or distribution, or the consummation of any irrevocable redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at such date of declaration or redemption notice such dividend, distribution or redemption, as the case may be, would have complied with this provision;
(7) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock of the Company or any direct or indirect parent of the Company held by any existing or former employees, officers, directors, management or consultants of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees, officers, directors, management or consultants entered into in the ordinary course of business or approved by the Board of Directors of the Company; provided that such Capital Stock was received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided further that such redemptions or repurchases pursuant to this clause will not exceed $10.0 million in the aggregate during any fiscal year (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year), subject to a maximum payment in any fiscal year of $25.0 million, although such amount in any fiscal year may be increased by an amount not to exceed:
(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees, officers, directors, management or consultants of the Company, any Subsidiary of the Company or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the amount of Net Cash Proceeds from such sales or contributions that is utilized for redemptions or repurchases pursuant to this clause (7) will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less
(c) the amount of any Restricted Payments previously made with the cash proceeds described in the clauses (a) and (b) of this clause (7);
provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (7) shall not exceed $50.0 million in the aggregate;
(8) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries Incurred in accordance with the covenant described under “—Limitation on Indebtedness”;
(9) the purchase, redemption or other acquisition, cancellation or retirement of Capital Stock: (a) deemed to occur upon the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents a portion of the exercise or exchange price thereof, or (b) made in lieu of withholding taxes resulting from the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock;
(10) any payments made in connection with the Acquisition pursuant to the Merger Agreement and any other agreements or documents related to the Acquisition (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents) as described in this prospectus;
(11) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);
(12) other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (12) (as reduced by the amount of capital repaid or otherwise returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income) not to exceed $50.0 million;
(13) payments in lieu of the issuance of fractional shares in connection with the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock; and
(14) the purchase, redemption, acquisition, cancellation or other retirement of any Capital Stock of the Company or a Restricted Subsidiary to the extent necessary, in the good faith judgment of the Company, to prevent the loss or secure the renewal or reinstatement of any license, permit or other authorization held by the Company or any of its Subsidiaries issued by any governmental or regulatory authority or to comply with government contracting regulations;
provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (8), (11) and (12), no Default shall have occurred and be continuing or would occur as a consequence thereof.
The amount of all Restricted Payments (other than cash) will be the fair market value on the date such Restricted Payment is made of the assets, securities or other property proposed to be declared, paid, made, purchased, redeemed, retired, defeased or acquired pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount. With respect to any non-cash Restricted Payment, such fair market value shall be determined, if the fair market value of such non-cash Restricted Payment (a) exceeds $15.0 million by an Officer of the Company (as evidenced by an Officers’ Certificate) or (b) exceeds $25.0 million by the Board of Directors of the Company, in each case acting in good faith. Not later than the date of making any Restricted Payment under the first paragraph or clause (12) of the paragraph above, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “—Limitation on Restricted Payments” were computed.

As of the Issue Date, all of the Company’s Subsidiaries other than TrellisWare will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments and/or Permitted Investments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.
     Limitation on Liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or incur any Lien securing Indebtedness (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:
(1) in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Subsidiary Guarantees are secured by a Lien on such property, assets or proceeds that is senior to such Liens; or
(2) in all other cases, the Notes and related Subsidiary Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.
Any Lien created for the benefit of holders of the Notes pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.
     Limitation on Restrictions on Distributions from Restricted Subsidiaries
The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);
(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or
(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).
The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:
(a) the Senior Credit Facility or any other agreement or instrument in effect at or entered into on the Issue Date;
(b) the Indenture, the Notes, the Exchange Notes and the Subsidiary Guarantees;

(c) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition, merger or consolidation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property and assets);
(d) any amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing of an agreement referred to in clauses (a), (b), (c) or this clause (d); provided, however, that the encumbrances or restrictions contained in such amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing is, in the good faith judgment of the Company, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in any of the agreements or instruments referred to in clauses (a), (b) or (c) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged or consolidated with or into the Company or a Restricted Subsidiary, whichever is applicable;
(e) in the case of clause (3) of the first paragraph of this covenant, Permitted Liens or Liens otherwise permitted to be Incurred under the provisions of the covenant described under “—Limitation on Liens” that limit the right of the debtor to dispose of property or assets subject to such Liens;
(f) purchase money obligations, mortgage financings, Capitalized Lease Obligations and similar obligations or agreements permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant with respect to the property or assets acquired, financed, designed, leased, constructed, repaired, maintained, installed or improved in connection therewith or thereby (including any proceeds thereof, accessions thereto and any upgrades or improvements thereto);
(g) agreements for the sale, transfer or other disposition of property or assets, including without limitation customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale, transfer or other disposition of all or a portion of the Capital Stock, property or assets of such Subsidiary;
(h) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business or as required by insurance surety or bonding companies;
(i) any provisions in joint venture agreements, partnership agreements, LLC agreements and other similar agreements, which (x) are customary or (y) as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or if the aggregate Investments or other payments that the Company and its Restricted Subsidiaries are required to make thereunder is in excess of $25.0 million by the Board of Directors of the Company, do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due;
(j) any provisions in leases, subleases, licenses, asset sale agreements, sale/leaseback agreements or stock sale agreements and other agreements entered into by the Company or any Restricted Subsidiary that (x) are customary and entered into in the ordinary course of business or (y) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due, as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or if the consideration thereunder is in excess of $25.0 million by the Board of Directors of the Company;
(k) applicable law or any applicable rule, regulation or order, or any license, permit or other authorization issued by any governmental or regulatory authority; or
(l) Credit Facilities or other debt arrangements Incurred by the Company or any Restricted Subsidiary, or Preferred Stock issued by any Restricted Subsidiary, in accordance with “—Limitation on Indebtedness,” that are not materially more restrictive, when taken as a whole, than those applicable in either the Indenture or the Senior Credit Facility on the Issue Date, which, as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or if the principal amount of such facility or debt arrangement is in excess of $25.0 million by the Board of Directors of the Company, do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due.

      Limitation on Affiliate Transactions
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:
(1) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, when taken as a whole, than those that would have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis with a Person who is not an Affiliate;
(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Company and the Board of the Directors of the Company shall have determined in good faith that such Affiliate Transaction satisfies the criteria in clause (1) above); and
(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $35.0 million, the Company has received a written opinion from an Independent Financial Advisor (a) that such Affiliate Transaction is not materially less favorable, when taken as a whole, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis with a Person who is not an Affiliate, or (b) as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view.
The preceding paragraph will not apply to:
(1) any transaction between or among the Company and one or more Restricted Subsidiaries or between or among any Restricted Subsidiaries and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on Indebtedness;”
(2) any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” and the definition of “Permitted Investments” (other than pursuant to clause (2) thereof);
(3) any employment, consulting, service or termination agreement, or indemnification arrangement, entered into by the Company or a Restricted Subsidiary with a current or former director, officer or employee of the Company or a Restricted Subsidiary; the payment of compensation or expense reimbursement to any current or former director, officer or employee of the Company or a Restricted Subsidiary (including amounts paid pursuant to employee benefit, employee stock option or similar plans); or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of the Company or a Restricted Subsidiary approved by the Board of Directors of the Company;
(4) the payment of reasonable fees and expense reimbursements to current or former directors of the Company or any Restricted Subsidiary;
(5) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $10.0 million outstanding at any time;
(6) any agreement as in effect as of the Issue Date, as such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the holders in the reasonable determination of an Officer of the Company (as evidenced by an Officers’ Certificate) or if such agreement involves aggregate consideration in excess of $25.0 million by the Board of Directors of the Company than the terms of any such agreements in effect on the Issue Date;

(7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into the Company or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the holders, in the reasonable determination of an Officer of the Company (as evidenced by an Officers’ Certificate) or if such agreement involves aggregate consideration in excess of $25.0 million the Board of Directors of the Company, than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;
(8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of an Officer of the Company (as evidenced by an Officers’ Certificate) or if such transaction involves aggregate consideration in excess of $25.0 million the Board of Directors of the Company, such transactions are on terms that are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;
(9) transactions with a Permitted Joint Venture pursuant to which the Company or any of its Restricted Subsidiaries provides, leases or receives any of the following: managerial, operational, technical, administrative or other services; property, plant, equipment or other goods (including without limitation gateways, hubs and ground equipment); satellite capacity; intellectual property or other tangible or intangible assets, property or rights; provided that (as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or if such transaction involves aggregate consideration in excess of $25.0 million by the Board of Directors of the Company such transaction (i) is in the best interests of the Company and its Restricted Subsidiaries and (ii) does not affect the Company’s ability to make payments of principal or interest payments on the Notes when due;
(10) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights with respect thereto;
(11) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate; and
(12) the Acquisition and the payment of all fees and expenses related to the Acquisition, in each case as described in the offering memorandum dated October 14, 2009 relating to the sale of the old notes.
Maintenance of Insurance
The Company will deliver an Officers’ Certificate to the Trustee within 120 days after the end of each fiscal year certifying that the Company and each of its Restricted Subsidiaries has obtained and has in full force and effect:
(1) with respect to each Covered Satellite for which the risk of loss passes to the Company or such Restricted Subsidiary at or before launch, launch insurance with respect to each such Covered Satellite covering the launch of such Covered Satellite and a period of time thereafter in an amount not less than the aggregate of the purchase price of such Covered Satellite, the purchase price of launch services therefor (other than for risks borne by the relevant satellite manufacturer or by the relevant launch services provider pursuant to any launch risk guarantee) and the premium payable for such insurance; provided that such launch insurance is available for a price, in the amount and on other terms and conditions that are commercially reasonable; and

(2) at all times subsequent to the later of (x) initial completion of in-orbit testing and (y) the coverage period of launch insurance described in clause (1) above, In-Orbit Insurance with respect to Covered Satellites other than Excluded Satellites in an amount not less than the Aggregate In-Orbit Insurance Amount (with the allocation of such insurance among such Covered Satellites being in the Company’s discretion).
Insurance policies required by the foregoing paragraph, shall:
     (1) contain no exclusions other than:
(A) Acceptable Exclusions, and
(B) such specific exclusions applicable to the performance of the Covered Satellite being insured as are reasonably acceptable to the Company in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable; and
     (2) provide coverage for all risks of loss of and damage to the Covered Satellite.
The insurance required by this covenant shall name the Company or the applicable Restricted Subsidiary as the named insured.
For any Covered Satellite, in lieu of In-Orbit Insurance, the Company may, at its option, maintain In-Orbit Spare Capacity in which event such Covered Satellite (or portion, as applicable) shall be deemed to be insured for the percentage of the Covered Satellite’s (or applicable portion’s) net book value for which In-Orbit Spare Capacity is available. In the event of any loss, damage or failure affecting a Covered Satellite or the expiration and non-renewal of an insurance policy for a Covered Satellite resulting from a claim of loss under such policy that causes a failure to comply with clause (2) of the immediately preceding paragraph, the Company and its Restricted Subsidiaries shall be deemed to be in compliance with clause (2) of the immediately preceding paragraph for the 120 days immediately following such loss, damage or failure or policy expiration or non-renewal, provided that the Company or a Restricted Subsidiary, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Spare Capacity as necessary to comply with clause (2) within such 120 day period.
     SEC Reports
Notwithstanding that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will (a) file with the SEC (unless the SEC will not accept such filing), and (b) make available to the Trustee and, upon written request, the registered holders of the Notes, without cost to any holder, from and after the Issue Date:
(1) within the time periods specified by the Exchange Act (including all applicable extension periods), an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);
(2) within the time periods specified by the Exchange Act (including all applicable extension periods), a quarterly report on Form 10-Q (or any successor or comparable form); and
(3) all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form).
In the event that the Company is not permitted to file such reports with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act reports to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified by the Exchange Act (including all applicable extension periods), which requirement may be satisfied by posting such reports on its website within the time periods specified by this covenant. Notwithstanding the foregoing, the availability of the reports referred to in paragraphs (1) through (3) above on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (or any successor system, including the SEC’s Interactive Data Electronic Application system) and the Company’s website within the time periods specified above will be deemed to satisfy this delivery obligation.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements, and in management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.
In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.
     Merger and Consolidation
The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:
(1) the resulting, surviving or transferee Person (the “Successor Company”) is the Company or will be a corporation, limited liability company or partnership organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory of the United States; provided that if such Person is not a corporation, such Person will immediately cause a Subsidiary that is a corporation to be added as a co-issuer of the Notes under the Indenture;
(2) the Successor Company (if other than the Company) assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documentation or instruments in forms reasonably satisfactory to the Trustee and assumes by written agreement all of the obligations of the Company, if applicable, under the Registration Rights Agreement;
(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-fiscal-quarter period,
(a) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant, or
(b) the Consolidated Coverage Ratio for the Successor Company would be equal to or greater than such ratio for the Company immediately prior to such transaction; and
(5) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have confirmed in writing to the Trustee that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and, if applicable, that its obligations under the Registration Rights Agreement shall continue to be in effect.
Notwithstanding the preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company, and
(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction.
In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into or wind up into (whether or not the Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of its properties and assets any Person (other than to the Company or another Subsidiary Guarantor) unless:
(1) (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any other territory thereof and, if applicable, shall assume by written agreement all the obligations of the Subsidiary Guarantor under the Registration Rights Agreement; (b) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction, no Default of Event of Default shall have occurred and be continuing; and (d) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and
(2) the transaction is made in compliance with the covenant described under “Repurchase at the option of holders—Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and this “—Merger and Consolidation” covenant.
In addition, the Company will not, directly or indirectly, lease, or permit any Subsidiary Guarantor to lease, all or substantially all of the properties of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.
Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and the Subsidiary Guarantee of such Subsidiary Guarantor. Notwithstanding the foregoing, any Subsidiary Guarantor may (x) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company, or (y) merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.
For purposes of this covenant, the sale, lease, assignment, conveyance, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.
The Company and a Subsidiary Guarantor, as the case my be, will be released from its obligations under the Indenture and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Subsidiary Guarantor, as the case may be, under the Indenture, but, in the case of a lease of all or substantially all its properties and assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes and a Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.

     Future Subsidiary Guarantors
The Company will cause any domestic Restricted Subsidiary that borrows under or guarantees the Senior Credit Facility in the future, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event (a) a Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees of the Senior Credit Facility, and (b) such Subsidiary Guarantor has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “—Limitation on Indebtedness” or such Subsidiary Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under the covenant “—Limitation on Indebtedness,” then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged.
The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.
Each Subsidiary Guarantee shall also be released in accordance with the provisions of the Indenture described under “Subsidiary Guarantees.”
Events of Default
Each of the following is an Event of Default:
(1) default in any payment of interest on any Note when due, continued for 30 days;
(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;
(3) failure by the Company to comply with its obligations under “Certain Covenants—Merger and Consolidation” (other than its obligations under clause (5) of the first paragraph) or the failure by any Subsidiary Guarantor to comply with its obligations under clauses (1)(b), (1)(c), (1)(d) and (2) of the third paragraph of “Certain Covenants—Merger and Consolidation,” in each case continued for 30 days;
(4) failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice as provided below with any of its obligations under the covenants described under “Repurchase at the option of holders—Change of control” above or under the covenants described under “Certain Covenants” above (in each case, other than (a) a failure to purchase Notes which constitutes an Event of Default under clause (2) above, (b) a failure to comply with “Certain Covenants—Merger and Consolidation” which constitutes an Event of Default under clause (3) above or (c) a failure to comply with “Certain Covenants—SEC Reports” which constitutes an Event of Default under clause (5) below);
(5) subject to the second and third paragraphs below, failure by the Company to comply for 60 days after notice as provided below with “Certain Covenants—SEC Reports”;
(6) failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with its other covenants and agreements contained in the Indenture;

(7) default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:
(a) is caused by a failure, after the expiration of the grace period provided in such Indebtedness, to pay principal of, or interest or premium, if any, on such Indebtedness (“payment default”); or
(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;
(8) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);
(9) failure by the Company or any Restricted Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts that are covered by insurance provided by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or
(10) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.
However, a default under clauses (4), (5) and (6) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in aggregate principal amount of the then outstanding Notes provide written notice to the Company of the default and the Company does not cure such default within the time specified in clauses (4), (5) and (6) of this paragraph after receipt of such notice.
Notwithstanding the foregoing, the Indenture will provide that, to the extent elected by us, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations in the Indenture, which are described above under “—Certain Covenants—SEC Reports,” will, for the first 60 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.25% of the principal amount of the Notes. If we so elect, such additional interest will accrue on all outstanding Notes from and including the date on which the Event of Default relating to the failure to comply with the reporting obligations in the Indenture first occurs to but not including the earlier of (a) the 120th day thereafter or (b) date on which such Event of Default is cured or waived by the holders of a majority in principal amount of the outstanding Notes. On such 120th day (or earlier, if the Event of Default relating to the reporting obligations under the Indenture is cured or waived by the holders of a majority in principal amount of the outstanding Notes prior to such 120th day), such additional interest will cease to accrue and, if the Event of Default relating to reporting obligations has not been cured or waived prior to such 120th day, the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other Event of Default. In the event we do not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the Notes as the sole remedy during the first 120 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in the Indenture in accordance with the immediately preceding paragraph, we must notify all holders of Notes and the trustee and paying agent of such election on or before the close of business on the date on which such Event of Default first occurs. We may make such an election with respect to the Notes.
If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (7) under “—Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (7) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in aggregate principal amount of the then outstanding Notes may waive all past defaults (except with respect to a continuing Default or Event of Default with respect to nonpayment of principal, premium or interest on the Notes) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.
Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonably satisfactory indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:
(1) such holder has previously given the Trustee written notice that an Event of Default is continuing;
(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee, by notice in writing, to pursue the remedy;
(3) such holders have offered the Trustee reasonably satisfactory security or indemnity against any loss, liability or expense;
(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5) the holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
Subject to certain restrictions, the holders of a majority in aggregate principal amount of the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care and skill that a prudent person would use, under the circumstances, in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification from the holders satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.
Amendments and Waivers
Except as provided in the next two succeeding paragraphs, the Indenture, any Subsidiary Guarantee and the Notes issued thereunder may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:
(1) reduce the amount of Notes whose holders must consent to an amendment;
(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;
(3) reduce the principal of or extend the Stated Maturity of any Note;
(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);
(5) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “—Optional Redemption,” “Repurchase at the Option of Holders—Change of Control” or “Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);
(6) make any Note payable in money other than that stated in the Note;
(7) otherwise impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;
(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or
(9) modify the Subsidiary Guarantees in any manner materially adverse to the holders of the Notes.

Notwithstanding the foregoing, without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture and the Notes to:
(1) cure any ambiguity, omission, defect or inconsistency;
(2) provide for the assumption by a successor entity (or co-issuer) of the obligations of the Company or any Subsidiary Guarantor under the Indenture (whether through merger, consolidation, sale of all or substantially all of assets, properties or otherwise);
(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
(4) add Guarantees with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;
(5) secure the Notes;
(6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;
(7) make any change that does not materially adversely affect the rights of any holder under the Indenture;
(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;
(9) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;
(10) provide for the issuance of Additional Notes under the Indenture;
(11) comply with the provisions described under “Subsidiary Guarantees” or “Certain Covenants—Future Subsidiary Guarantors”;
(12) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities; or
(13) conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this “Description of New Notes” to the extent that such provision in this “Description of New Notes” is intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees (as certified in an Officers’ Certificate delivered to the Trustee).
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.
Defeasance
The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“legal defeasance”) except for:
(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and
(4) the legal defeasance provisions of the Indenture.
If the Company exercises the legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.
The Company at any time may terminate its obligations described under “Repurchase at the Option of Holders” and under the covenants described under “—Certain Covenants” (other than “—Merger and Consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary and the judgment default provision described under “—Events of Default” above and the limitations contained in clause (3) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).
The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7), (8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) or (9) under “—Events of Default” above or because of the failure of the Company to comply with clause (4) under “—Certain Covenants—Merger and Consolidation” above.
In order to exercise either legal defeasance or covenant defeasance under the Indenture:
(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes issued thereunder on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;
(2) in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;
(3) in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
(4) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
(6) the Company must deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;
(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(8) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:
     (1) either:
(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, or will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(2) the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;
(3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and
(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.
In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices
Notices given by publication will be deemed given on the first date on which publication is made; notices delivered by hand will be deemed given at the time of delivery; notices sent by overnight air courier guaranteeing next-day delivery will be deemed given the next Business Day after timely delivery to the courier; and notices given by first-class mail, postage prepaid, will be deemed given three Business Days after mailing.
Concerning the Trustee
Wilmington Trust FSB is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.
The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent man would under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense.
Governing Law
The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
“Acceptable Exclusions” means:
(1) war, invasion or hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:
(a) any government or sovereign power (de jure or de facto),
(b) any authority maintaining or using a military, naval or air force,
(c) a military, naval or air force, or
(d) any agent of any such government, power, authority or force;
(2) any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams;
(3) insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;
(4) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency (whether secret or otherwise);

(5) nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;
(6) electromagnetic or radio frequency interference, except for physical damage to the Covered Satellite directly resulting from such interference;
(7) willful or intentional acts of the named insured designed to cause loss or failure of the Covered Satellite;
(8) any act of one or more Persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;
(9) any unlawful seizure or wrongful exercise of control of the Covered Satellite and/or launch vehicle made by any Person or Persons acting for political or terrorist purposes;
(10) loss of income or revenue, incidental damages or indirect and/or consequential loss;
(11) extra expenses, except to the extent this exclusion conflicts with the insuring agreements’ provisions for corrective measures;
(12) third party liability;
(13) loss of a redundant component(s) that does not cause a transponder failure; and
(14) such other similar exclusions or modifications to the foregoing exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.
“Acquired Indebtedness” means, with respect to any specified Person,
(a) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary or (b) assumed in connection with the acquisition of property or assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or acquisition, and Indebtedness secured by a Lien encumbering any property or asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of property or assets. The term “Acquired Indebtedness” does not include Indebtedness of a Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary or such property or assets are acquired, which Indebtedness of such Person will not be deemed to be Indebtedness of the Company or any Restricted Subsidiary.
“Acquisition” means the acquisition of WildBlue Holding, Inc. contemplated by the Merger Agreement.
“Additional Assets” means:
(1) any property, plant, equipment or other asset (excluding any asset classified as a current asset under GAAP), including improvements thereto through capital expenditures or otherwise, to be used, or that is useful, in a Similar Business;
(2) all or substantially all of the assets of a Similar Business;
(3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or
(4) Capital Stock in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in a Similar Business.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Aggregate In-Orbit Insurance Amount” means 80% of the aggregate net book value of all in-orbit Covered Satellites other than Excluded Satellites. For the purposes of this definition, aggregate net book value with respect to a Covered Satellite shall exclude any liability of a satellite purchaser to pay the satellite manufacturer any satellite performance incentive payments and any liability of a satellite manufacturer to pay the satellite purchaser any satellite performance warranty paybacks.
“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:
(1) 1.0% of the principal amount of such Note; and
(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on September 15, 2012, (each such redemption price being described under “Optional Redemption”) plus (ii) all required interest payments due on such Note through September 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.
“Asset Sale” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary of the Company (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:
(1) a disposition of Capital Stock, property or other assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;
(2) the disposition of Cash Equivalents in the ordinary course of business;
(3) a disposition of equipment, inventory, receivables or other tangible or intangible assets or property (x) in the ordinary course of business or (y) to any Permitted Joint Venture in compliance with the covenant “Certain Covenants—Limitation on Affiliate Transactions”;
(4) a disposition of obsolete, damaged or worn out property or equipment or property or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;
(5) a disposition pursuant to a Sale/Leaseback Transaction;
(6) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “Certain Covenants—Merger and Consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;
(7) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary;

(8) for purposes of “Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to “Certain Covenants—Limitation on Restricted Payments”;
(9) dispositions of property or assets in a single transaction or series of related transactions with an aggregate fair market value in any fiscal year of less than $15.0 million (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $20.0 million in such next succeeding fiscal year);
(10) the creation or incurrence of a Permitted Lien or any other Lien created or incurred in compliance with the covenant described under the caption “Certain Covenants—Limitation on Liens,” and dispositions in connection therewith;
(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(12) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under the caption “Certain Covenants—Limitation on Indebtedness”;
(13) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business;
(14) the licensing or sublicensing of intellectual property related to the ViaSat-1 satellite and any subsequent high-capacity satellite and/or related ground infrastructure and equipment;
(15) a disposition of satellite capacity in a single transaction or series of related transactions of up to 50% of the total capacity of a satellite;
(16) a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;
(17) foreclosure on assets or property;
(18) any sale or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(19) any disposition of satellite capacity or interests in the ViaSat-1 satellite pursuant to or in connection with the Acquisition as described in the offering memorandum dated October 14, 2009 relating to the sale of the old notes; and
(20) an Asset Swap effected in compliance with “Certain Covenants—Sales of Assets and Subsidiary Stock.”
“Asset Swap” means a concurrent purchase and sale or exchange of assets related to a Similar Business (or a combination of such assets and cash or Cash Equivalents) between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”
“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.
“Board of Directors” means:
(1) with respect to a corporation, the board of directors of the corporation or (other than for purposes of determining Change of Control) a duly authorized committee of the board of directors;
(2) with respect to a partnership, the board of directors of the general partner of the partnership;
(3) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the Board of Directors of the sole member or the managing member thereof; and
(4) with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, participations (including rights to receive a share of profits or losses), equity appreciation rights or other equivalents (however designated) of or in equity of such Person, including any Preferred Stock or any limited liability company, membership or partnership interests (whether general or limited), together with any and all warrants, options or other rights to purchase or acquire any of the foregoing, but excluding any debt securities convertible into or exchangeable for any of the foregoing.
“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“Cash Equivalents” means:
(1) U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(2) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;
(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;
(4) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;
(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and
(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.
“Change of Control” means:
(1) the Company becomes aware (by way of a report or an other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) of the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or
(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or
(3) the sale, assignment, lease, conveyance, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or
(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed or intended to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.
“Common Stock” means with respect to any Person, any and all shares of, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:
(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or
(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;
(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Sale or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or properties or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:
(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets or properties that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and
(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or a Restricted Subsidiary) or an acquisition of assets or property, including any acquisition of assets or property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or properties or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and
(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets or property that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company (including, but not limited to, pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:
(a) Consolidated Interest Expense; plus
(b) Consolidated Income Taxes; plus
(c) consolidated depreciation expense; plus
(d) consolidated amortization expense or impairment charges; plus
(e) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus
(f) the amount of any Restructuring Charges or reasonable expenses or charges related to any proposed or consummated Equity Offering, Investment, acquisition, Incurrence of Indebtedness or recapitalization; provided that any amounts added to Consolidated Net Income pursuant to this clause will not exceed $15.0 million in the aggregate during any fiscal year;
(2) decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), and
(3) increased or decreased by (without duplication) the following items reflected in Consolidated Net Income:
(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133;
(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and
(c) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Acquisition and any completed acquisition.
Notwithstanding the foregoing, clauses (1)(b) through (e) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (e) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.
“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense (without duplication):
(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;
(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;
(3) non-cash interest expense, but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP;
(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
(5) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;
(6) costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;
(7) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries that was capitalized during such period;
(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;
(9) Receivables Fees; and
(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”
For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.
“Consolidated Leverage Ratio,” as of any date of determination, means the ratio of:
(1) the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP; to
(2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available; provided, however, that:
(3) if the Company or any Restricted Subsidiary:
(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:
(i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or
(ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or
(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;
(4) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such an Asset Sale:

(a) Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness discharged, defeased or retired with the Net Available Cash of such Asset Sale and the assumption of Indebtedness by the transferee;
(b) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and
(c) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
(5) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and
(6) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3), (4) or (5) above if made by the Company or a Restricted Subsidiary during such period, Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.
The pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.
“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis (without duplication):
(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:
(a) subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;
(2) solely for the purpose of determining the amount available for Restricted Payments under clause 4(c)(i) of “Certain Covenants—Limitation on Restricted Payments,” any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:
(a) subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and
(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;
(3) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business;
(4) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;
(5) any net after-tax extraordinary gain or loss; and
(6) the cumulative effect of a change in accounting principles.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
“Covered Satellite” means any Satellite or a portion of a Satellite, as applicable, with respect to which the Company or any of its Restricted Subsidiaries owns or retains risk of loss.
“Credit Facility” means, with respect to the Company or any Subsidiary Guarantor or any Restricted Subsidiary that is a Foreign Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities or indentures with banks or other institutional lenders or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).
“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract or option contract with respect to foreign exchange rates or currency values, or other similar agreement as to which such Person is a party or a beneficiary.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or other disposition, redemption or payment of, on or with respect to such Designated Noncash Consideration.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event:
(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or
(3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Sales of Assets and Subsidiary Stock” unless such repurchase or redemption complies with “Certain Covenants—Limitation on Restricted Payments.”
“Equity Offering” means a public offering or private placement for cash by the Company of Capital Stock (other than Disqualified Stock), other than (x) public offerings with respect to the Company’s Capital Stock, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary of the Company or (z) any offering of the Company’s Common Stock issued in connection with a transaction that constitutes a Change of Control.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Satellite” means any (a) Covered Satellite that has a book value of less than $50.0 million, (b) Covered Satellite with one year or less of in-orbit life remaining (it being understood and agreed that such Covered Satellite shall be deemed to have “in-orbit life” only for so long as it is maintained in station kept orbit), (c) Covered Satellite for which the procurement of In-Orbit Insurance in the amounts and on the terms required herein would not be available at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the operating status of the Covered Satellite) and (d) Covered Satellite designated as an Excluded Satellite by the Company if the Company determines in good faith that (i)(A) such Covered Satellite’s performance and/or operating status has been adversely affected by anomalies or component exclusions and the Company and its Restricted Subsidiaries are unlikely to receive insurance proceeds from a future failure thereof or (B) there are systemic failures or anomalies applicable to satellites of the same model and (ii) the Company and its Restricted Subsidiaries are unlikely to obtain usual and customary coverage in the satellite insurance market for the Covered Satellite at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the anomalies and/or operating status of the Covered Satellite).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, properties, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to its Subsidiary Guarantee.
“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.
“holder” means a Person in whose name a Note is registered on the Registrar’s books.
“In-Orbit Insurance” means, with respect to any Covered Satellite, insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such Covered Satellite attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Covered Satellite, upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the Indenture.
“In-Orbit Spare Capacity” means a satellite or the payload of a satellite that:
(a) is available in the event of a Covered Satellite loss or failure in order to restore service on the Covered Satellite;
(b) meets or exceeds the contractual performance specifications for the payload being protected; and
(c) may be provided directly by the Company or a Restricted Subsidiary or by another satellite operator pursuant to a contractual arrangement.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;
(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);
(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;
(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);
(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);
(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset or property of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset or property at such date of determination and (b) the amount of such Indebtedness of such other Persons;
(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);
(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and
(10) to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the following shall not be deemed to be “Indebtedness,”: (1) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness; provided that such money is held to secure the payment of such interest; (2) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (3) any obligations to make progress or incentive payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days; provided, however, that in the case of clauses (2) and (3), such amounts are not required by GAAP to be treated as indebtedness on the balance sheet of such Person.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);
(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and
(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:
(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or
(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.
“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:
(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;
(2) endorsements of negotiable instruments and documents in the ordinary course of business; and
(3) an acquisition of property, assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.
For purposes of “Certain Covenants—Limitation on Restricted Payments,”
(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or if in excess of $25.0 million by the Board of Directors of the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer (in each case, as determined in good faith by an Officer of the Company (as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or if in excess of $25.0 million by the Board of Directors of the Company).
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., in each case, with a stable or better outlook.
“Issue Date” means October 22, 2009.
“Lien” means, with respect to any asset or property, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset or property and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Merger Agreement” means the Agreement and Plan of Merger among the Company, a wholly owned subsidiary of the Company and WildBlue Holding, Inc., dated as of September 30, 2009, pursuant to which the Company has agreed to acquire WildBlue Holding, Inc. and its subsidiaries.
“Net Available Cash” from an Asset Sale means the aggregate cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets or property received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:
(1) all legal, accounting, brokerage and investment banking fees and expenses, title and recording tax expenses, commissions and other fees, expenses and direct costs (including, without limitation, employee severance and relocation costs and expenses) Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;
(2) all payments made on any Indebtedness that is secured by any assets or property subject to such Asset Sale, in accordance with the terms of any Lien upon such assets or property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;
(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale;
(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets or property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; and
(5) until received by the selling person, any portion of the purchase price from an Asset Sale placed in escrow or withheld by the purchaser, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.
“Non-Recourse Debt” means Indebtedness of a Person:
(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and
(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Controller, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.
“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.
“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.
“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:
(1) the Company or a Restricted Subsidiary;
(2) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:
(a) such Person becomes a Restricted Subsidiary; or
(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
(5) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $10.0 million at any one time outstanding;
(7) any Investment acquired by the Company or any of its Restricted Subsidiaries:
(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;
(b) in satisfaction of judgments or in compromise, settlement or resolution of any litigation, arbitration or other dispute; or
(c) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with “Repurchase at the Option of Holders— Sales of Assets and Subsidiary Stock” or any other disposition of assets or property not constituting an Asset Sale;
(9) Investments in existence on the Issue Date;
(10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain Covenants—Limitation on Indebtedness”;
(11) Guarantees issued in accordance with “Certain Covenants—Limitation on Indebtedness”;
(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;
(13) Investments made, following the commencement of operations of the ViaSat-1 satellite, with respect to any Satellite Joint Venture (or any Person which upon the making of such Investment becomes a Satellite Joint Venture) in an aggregate amount not in excess of (a) $100.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $150.0 million in such next succeeding fiscal year); provided that on the date of such Investment the Consolidated Leverage Ratio is less than 2.50 to 1.00; or (b) $50.0 million in any fiscal year; in the event that on the date of such Investment the Consolidated Leverage Ratio is greater than or equal to 2.50 to 1.00;
(14) Investments by the Company or any of its Restricted Subsidiaries, when taken together with all other Investments made pursuant to this clause (14) since the Issue Date that are at that time outstanding, having an aggregate fair market value (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at the time of such Investment not to exceed the greater of $25.0 million and 2.5% of Total Tangible Assets;

(15) Investments in TrellisWare made after the Issue Date in an aggregate amount not in excess of $20.0 million at any one time outstanding;
(16) Investments to the extent made in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company;
(17) any repurchase of the Notes; and
(18) any Asset Swap made in accordance with “Certain Covenants—Sales of Assets and Subsidiary Stock.”
“Permitted Joint Venture” means: (a) TrellisWare or (b) any Satellite Joint Venture.
“Permitted Liens” means, with respect to any Person:
(1) Liens securing Indebtedness and other obligations under a Credit Facility and any related Hedging Obligations and related banking services or cash management obligations and Liens securing Guarantees of Indebtedness and other obligations under a Credit Facility permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under “Certain Covenants—Limitation on Indebtedness”);
(2) Liens by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, in connection with satellite construction agreements (including the satellite construction agreement in existence on the Issue Date) or in connection with launch services agreements, or good faith pledges or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, or Liens to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, suppliers’, vendors’, materialmen’s and repairmen’s Liens or similar Liens, Incurred in the ordinary course of business;
(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith provided appropriate reserves to the extent required pursuant to GAAP have been made in respect thereof;
(5) Liens to secure surety, stay, appeal, indemnification, performance or similar bonds or letters of credit or bankers’ acceptances or similar obligations; provided, however, that such letters of credit do not constitute Indebtedness, or Liens with respect to insurance premium financing;
(6) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(7) Liens securing Hedging Obligations so long as any related Indebtedness is permitted to be Incurred under the Indenture;
(8) leases, licenses, subleases and sublicenses of assets or property (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(9) judgment and attachment Liens and Liens arising by reason of a court order or decree and notices of lis pendens and associated rights related to litigation being contested in good faith, in each case not giving rise to an Event of Default;

(10) Liens securing Indebtedness (including Capitalized Lease Obligations, Attributable Indebtedness, mortgage financings and purchase money obligations) permitted under clause (8) of the second paragraph under “Certain Covenants—Limitation on Indebtedness,” which Liens cover only assets or property acquired, financed, designed, leased, constructed, repaired, maintained, installed or improved with or by such Indebtedness (including any proceeds thereof, accessions thereto and any upgrades or improvements thereto); provided that the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so financed, designed, leased, constructed, repaired, maintained, installed or improved.
(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off, revocation, refund or chargeback or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained with a depositary institution; provided that:
(a) such deposit or securities account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and
(b) such deposit or securities account is not intended by the Company or any Restricted Subsidiary to provide Collateral to the depository institution;
(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(13) Liens existing on the Issue Date (other than Liens permitted under clause (1));
(14) Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or a Restricted Subsidiary; provided, however, that such Liens were in existence prior to such Person became a Restricted Subsidiary or merged or consolidated with or into the Company or a Restricted Subsidiary and were not Incurred in connection with, or in contemplation of, such event; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;
(15) Liens on property (including Capital Stock) at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to such acquisition and were not Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens do not extend to any other property owned by the Company or any Restricted Subsidiary;
(16) Liens securing Indebtedness or other obligations of the Company owing to a Restricted Subsidiary, or of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a receivables entity);
(17) Liens securing the Notes and Subsidiary Guarantees;
(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, defease, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;
(20) Liens in favor of the Company or any Restricted Subsidiary;

(21) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $10.0 million;
(22) Liens securing Replacement Satellite Vendor Indebtedness permitted under clause (13) of the second paragraph under “Certain Covenants—Limitation on Indebtedness” or securing Indebtedness permitted under clause (14) of the second paragraph under “Certain Covenants—Limitation on Indebtedness,” which Liens cover only assets or property acquired with or financed by such Indebtedness;
(23) Liens on cash collateral not to exceed $25.0 million in the aggregate at any time securing letters of credit;
(24) other non-consensual Liens incurred in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries; and
(25) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Restricted Subsidiaries from incurring or creating Liens on their assets or property.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.
“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.
“Rating Agencies” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.
“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.
“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary, Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary or Indebtedness of any Subsidiary Guarantor that refinances Indebtedness of the Company or any Subsidiary Guarantor) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:
(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;
(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);
(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms not materially less favorable, when taken as a whole, to the holders as those contained in the documentation governing the Indebtedness being refinanced; and
(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Subsidiary Guarantor.
“Replacement Satellite Vendor Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary provided by a satellite or satellite launch vendor, insurer or insurance agent or Affiliate thereof for the (i) construction, launch or insurance of all or part of one or more replacement satellites or satellite launches for such satellites, where “replacement satellite” means a satellite that is to be used: (x) as a replacement for the ViaSat-1 satellite, or (y) for continuation or expansion of the Company’s satellite service as a replacement for, or supplement to, a satellite that is retired or relocated (due to a deterioration in operating useful life) within the existing service area or reasonably determined by the Company to no longer meet the requirements for such service or as a supplement to one or more existing satellites to provide additional capacity or (ii) the replacement of a spare satellite that has been launched or that is no longer capable of being launched or suitable for launch. Replacement Satellite Vendor Indebtedness includes any Refinancing Indebtedness thereof.
“Registration Rights Agreement” means that certain registration rights agreement dated as of the Issue Date by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Restructuring Charges” means all charges and expenses caused by or attributable to any restructuring, severance, relocation, consolidation, closing, integration, business optimization or transition, signing, retention or completion bonus or curtailments or modifications to pension and post-retirement employee benefit plans.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.
“Satellite” means any satellite owned by the Company or any of its Restricted subsidiaries and any satellite purchased by the Company or any of its Restricted Subsidiaries pursuant to the terms of a satellite purchase agreement with the prime contractor and manufacturer of such Satellite relating to the manufacture, testing and delivery of such satellite, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).
“Satellite Joint Venture” means (a) a Person in which the Company or any Restricted Subsidiary has made an Investment, which Person is engaged in a business relating to the financing, development, construction, launch, operation or improvement of one or more satellites, satellite-related infrastructure or satellite-related equipment and/or the provision of satellite-based services, or (b) any Subsidiary of such Person; provided that such Satellite Joint Venture is not in respect of the development, construction, launch, operation or ownership of the ViaSat-1 satellite.

“SEC” means the United States Securities and Exchange Commission.
“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Senior Credit Facility” means the Fourth Amended and Restated Revolving Loan Agreement dated as of July 1, 2009, among the Company, Union Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., as Documentation Agent, Banc of America Securities LLC and Union Bank, N.A., as Joint Lead Arrangers and Joint Book Runners and Union Bank, N.A., as Collateral Agent, and the lenders parties thereto from time to time, as amended as of September 30, 2009 and October 6, 2009 and as the same may be further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is Incurred in accordance with the covenant described under “Certain Covenants—Limitation on Indebtedness”); provided that a Senior Credit Facility shall not relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.
“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, or that constitutes a reasonable extension or expansion thereof.
“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.
“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.
“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.
“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that has provided a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Total Tangible Assets” means total assets of the Company determined on a consolidated basis as of the end of the most recent fiscal quarter for which financial statements of the Company are available, after deducting accumulated depreciation and amortization, allowances for doubtful accounts, other applicable reserves and other similar items of the Company and its Restricted Subsidiaries and after deducting, to the extent otherwise included therein, the amounts of (without duplication):
(1) the excess of cost over the fair market value of assets or business acquired (as determined in good faith by an Officer of the Company (as evidenced by an Officers’ Certificate) or if in excess of $25.0 million by the Board of Directors of the Company);
(2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date to the extent resulting from a change in the method of valuation required by GAAP;
(3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
(4) minority interest in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;
(5) treasury stock;
(6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and
(7) Investments in and assets of Unrestricted Subsidiaries.
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to September 15, 2012; provided, however, that if the period from the redemption date to September 15, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to September 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“TrellisWare” means TrellisWare Technologies, Inc., a Delaware corporation.
“Unrestricted Subsidiary” means:
(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and
(2) any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(1) such Subsidiary or any of its Subsidiaries has not Guaranteed any Capital Stock or Indebtedness of or have any Investment in, the Company or any Restricted Subsidiary and does not hold any Liens on any property or assets of the Company or any Restricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will for so long as it is an Unrestricted Subsidiary, consist of Non-Recourse Debt;
(3) the aggregate fair market value of all outstanding Investments of the Company and its Restricted Subsidiaries in such Subsidiary complies with “Certain Covenants—Limitation on Restricted Payments” or constitutes a Permitted Investment;
(4) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(5) except as permitted by the covenant above under the caption “Certain Covenants—Limitation on Affiliate Transactions,” on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary, when taken as a whole, than those that would have been obtained from Persons who are not Affiliates of the Company.
Any such designation by the Board of Directors of the Company after the Issue Date shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.
The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “Certain Covenants—Limitation on Indebtedness” covenant on a pro forma basis taking into account such designation.
“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of that is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.
“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

DESCRIPTION OF OLD NOTES
     The terms of the old notes are substantially identical to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations.
     The old notes provide that, in the event that we and the guarantors determine that a registered exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the staff of the SEC, or, if for any reason, the exchange offer is not completed on or before October 22, 2010 (or, if required, a shelf registration statement is not declared effective by the SEC on or prior to on or before October 22, 2010), the annual interest rate borne by the old notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or the old notes become freely tradable under the Securities Act. The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such additional interest. Accordingly, holders of old notes should review the information set forth under “Risk Factors” and “Description of New Notes.”

BOOK ENTRY, SETTLEMENT AND CLEARANCE
The Global Notes
     The new notes will be issued in the form of several registered notes in global form, without interest coupons (the global notes).
     Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
     Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (DTC participants) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
     Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Exchanges Among the Global Notes
     Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the Trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.
     A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.
Book-Entry Procedures for the Global Notes
     All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

     So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:
•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.
     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
     Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
     Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
     Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Certificated Notes
     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following discussion is a summary of certain U.S. federal income tax consequences relevant to the exchange of old notes for new notes in the exchange offer, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (IRS) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.
     This discussion is limited to holders who exchange old notes for new notes in the exchange offer. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks and certain other financial institutions, partnerships and other pass-through entities, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons that hold the notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws.
     If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of old notes for new notes in the exchange offer.
     THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.
     The exchange of old notes for new notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s old notes; (2) the holding period of the new notes will include the holding period of the old notes exchanged therefor; and (3) the adjusted basis of the new notes received will be the same as the adjusted basis of the old notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION
     Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, beginning on the date of consummation of the exchange offer and ending on the close of business one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the new notes may be required to deliver a prospectus during the time periods prescribed by applicable securities laws.
     We will not receive any proceeds from the issuance of new notes in the exchange offer or from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     For a period of one year after the consummation of the exchange offer, we will promptly send a reasonable number of additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.
CERTAIN ERISA CONSIDERATIONS
     Our notes may be acquired and held by an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (ERISA), or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of the notes is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any other federal, state, local, non-U.S. or other laws or requirements that are similar to such provisions of ERISA or the Code (collectively, Similar Laws), must also determine that its purchase and holding of the notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any applicable Similar Law. Each holder of our notes who is subject to Section 406 of ERISA, Section 4975 of the Code or any Similar Law (Plan Investor) will be deemed to have represented by its acquisition and holding of the notes that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law. The sale of any notes to any Plan Investor is in no respect a representation by us, our subsidiary guarantors, or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.
LEGAL MATTERS
     The validity of the new notes and guarantees offered hereby has been passed upon for us by Latham & Watkins LLP, San Diego, California and certain matters of Colorado law have been passed upon for us by Snell & Wilmer LLP, Denver, Colorado.

EXPERTS
     The financial statements incorporated in this prospectus by reference to ViaSat’s Current Report on Form 8-K dated April 2, 2010 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of ViaSat, Inc. for the year ended April 3, 2009 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of WildBlue Holding, Inc. as of December 31, 2007 and 2008, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

VIASAT, INC.